EXHIBIT 10.1
EXECUTION VERSION

FIRST AMENDMENT TO CREDIT AGREEMENT
This FIRST AMENDMENT dated as of February 21, 2017 (this “First Amendment”) to the Credit Agreement referred to below is by and among Mueller Water Products, Inc., a Delaware corporation (the “Borrower”), the other Loan Parties party hereto, the Lenders party hereto, Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”) and Bank of America, N.A., as Additional Lender (in such capacity, the “Additional Lender”).
RECITALS
WHEREAS, the Borrower, the several Lenders from time to time party thereto and the Administrative Agent, have entered into that certain Term Loan Credit Agreement dated as of November 25, 2014 (as amended, supplemented or otherwise modified from time to time prior to the date hereof, the “Credit Agreement”);
WHEREAS, pursuant to and in accordance with Section 2.20 of the Credit Agreement, the Borrower has requested that the Credit Agreement be amended to provide for a new tranche of term loans thereunder (the “Refinancing Loans”), which term loans would refinance the Loans outstanding under the Credit Agreement immediately prior to the effectiveness of this First Amendment (the “Existing Loans”), in part through a “cashless” exchange, and which, except as modified hereby, would have the same terms as the Existing Loans under the Credit Agreement;
WHEREAS, each Lender holding Existing Loans (collectively, the “Existing Lenders”) that executes and delivers a consent to this First Amendment in the form of the “Lender Consent” attached hereto as Annex I (a “Lender Consent”) (collectively, the “Exchanging Lenders” and, together with the Additional Lender, the “New Lenders”) will be deemed (i) to have agreed to the terms of this First Amendment, (ii) to have agreed to exchange (as further described in the Lender Consent) an aggregate principal amount of its Existing Loans for Refinancing Loans in a principal amount equal to the amount of such Exchanging Lender’s Existing Loans immediately prior to the First Amendment Effective Date or such lesser amount as notified to such Exchanging Lender by the Administrative Agent in writing prior to the First Amendment Effective Date and (iii) upon the First Amendment Effective Date, to have exchanged (as further described in the Lender Consent) such amount of its Existing Loans for New Loans in an equal principal amount;
WHEREAS, the Additional Lender hereby (i) agrees to the terms of this First Amendment and (ii) commits to make Refinancing Loans to the Borrower on the First Amendment Effective Date (the “Additional Loans”), in an aggregate amount equal to $65,295,544.03, which amount represents the aggregate outstanding amount of the Existing Loans immediately prior to the First Amendment Effective Date minus the aggregate amount of the New Loans to be exchanged for Existing Loans by the Exchanging Lenders on the First Amendment Effective Date;
WHEREAS, the proceeds of the Refinancing Loans will be used by the Borrower, together with cash on hand of the Borrower, to prepay in full, including by exchange as described herein, the entire outstanding principal amount of the Existing Loans; and

1DMSLIBRARY01\29979690.v5

WHEREAS, the Lenders party hereto are willing, on the terms and subject to the conditions set forth below, to consent to the amendment of the Credit Agreement as set forth herein.
NOW, THEREFORE, in consideration of the covenants and agreements contained herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I

DEFINITIONS
SECTION 1.1    Certain Definitions. Capitalized terms used (including in the preamble and recitals hereto) but not defined herein shall have the meanings assigned to such terms in the Credit Agreement. As used in this First Amendment:
“Additional Lender” is defined in the preamble hereto.
“Additional Loans” is defined in the fourth recital hereto.
“Credit Agreement” is defined in the first recital hereto.
“Exchanged Loans” is defined in Section 3.1 hereof.
“Exchanging Lenders” is defined in the third recital hereto.
“Existing Lenders” is defined in the third recital hereto.
“Existing Loans” is defined in the second recital hereto.
“First Amendment” is defined in the preamble hereto.
“First Amendment Effective Date” shall mean the date on which the conditions set forth in Article IV of this First Amendment are satisfied or waived.
“Lender Consent” is defined in the third recital hereto.
“New Lenders” is defined in the third recital hereto.
“Non-Exchanging Lenders” shall mean each Existing Lender that is not an Exchanging Lender.
“Refinancing Loans” is defined in the second recital hereto.

ARTICLE II

AMENDMENTS TO CREDIT AGREEMENT
SECTION 2.1    Amendment and Restatement of Existing Credit Agreement. The Borrower, the Lenders party hereto, the Administrative Agent and other parties party hereto agree that on the First Amendment Effective Date, the Credit Agreement shall be amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth on the pages attached hereto as Exhibit A (the “Amended Credit Agreement”).
SECTION 2.2    Acknowledgement. On and after the First Amendment Effective Date, unless the context shall otherwise require, each reference in the Amended Credit Agreement or any other Loan Document to (a) “Loans” shall be deemed a reference to the Refinancing Loans contemplated hereby, and (b) “Lenders” shall be deemed a reference to the New Lenders. As of the First Amendment Effective Date, after giving effect to the First Amendment (after giving effect to any principal amortization payments made on or prior to the First Amendment Effective Date), the aggregate outstanding principal amount of “Loans” is $490,000,000.00.
ARTICLE III
EXCHANGE OF EXISTING LOANS
SECTION 3.1    Exchange of Existing Loans. On the terms and subject to the satisfaction (or waiver) of the conditions set forth in Article IV hereof, each Exchanging Lender agrees that an aggregate principal amount of its Existing Loans (the “Exchanged Loans”) equal to the amount of such Exchanging Lender’s Existing Loans (or such lesser amount notified to such Exchanging Lender by the Administrative Agent in writing prior to the First Amendment Effective Date) will be exchanged for Refinancing Loans, as further described in such Exchanging Lender’s Lender Consent, as of the First Amendment Effective Date.
SECTION 3.2    Agreement to Make Additional Loans. On the terms and subject to the satisfaction (or waiver) of the conditions set forth in Article IV hereof, the Additional Lender agrees to make Additional Loans in an aggregate amount equal to $65,295,544.03 on the First Amendment Effective Date, and the Additional Lender shall be a “Lender” under the Credit Agreement as of such date. Amounts paid or prepaid in respect of Additional Loans may not be reborrowed.
SECTION 3.3    Other Provisions Regarding Loans. On the First Amendment Effective Date, the Borrower shall apply the proceeds of the Refinancing Loans (if any), together with cash on hand, to prepay in full the principal amount of all Existing Loans, other than Exchanged Loans. The exchange of Exchanged Loans for Refinancing Loans and the repayment of Existing Loans (other than the Exchanged Loans) with the proceeds of the Additional Loans contemplated hereby collectively constitute a voluntary prepayment of the Existing Loans by the Borrower pursuant to Section 2.5 of the Credit Agreement and shall be subject to the provisions of Section 2.5 of the Credit Agreement. The commitments of the Additional Lender and the refinancing undertakings of the Exchanging Lenders are several and no such New Lender will be responsible for any other New Lender’s failure to make or acquire by refinancing Refinancing Loans. Each of the parties hereto acknowledges and agrees that the terms of this First Amendment do not constitute a novation but, rather, an amendment of the terms of pre-existing Indebtedness and related agreement, as evidenced by the Amended Credit Agreement.
ARTICLE IV

CONDITIONS TO EFFECTIVENESS
The effectiveness of this First Amendment (including the amendments contained in Article II, the acknowledgement contained in Section 2.1 and agreements contained in Article III but excluding this Article IV, which is effective as of the date hereof) are subject to the satisfaction (or waiver) of the following conditions:
SECTION 4.1    This First Amendment shall have been duly executed by the Borrower, each other Loan Party, the Administrative Agent and the New Lenders (whether pursuant to the execution and delivery of a Lender Consent or counterparts to this First Amendment, as applicable) and delivered to the Administrative Agent.
SECTION 4.2    At the time of and immediately after the First Amendment Effective Date and the making of the Refinancing Loans, no Default or Event of Default shall have occurred and be continuing.
SECTION 4.3    The representations and warranties set forth in Section III of the Credit Agreement and those set forth in Article V of this First Amendment shall be true and correct in all material respects on and as of the date of the making of Refinancing Loans and the First Amendment Effective Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date; provided, however, that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects on such respective dates.
SECTION 4.4    The Administrative Agent shall have received a notice of Borrowing from the Borrower pursuant to Section 2.2 of the Amended Credit Agreement with respect to the Refinancing Loans.
SECTION 4.5    The Administrative Agent shall have received a notice of prepayment from the Borrower pursuant to Section 2.5 of the Amended Credit Agreement with respect to the Existing Loans.
SECTION 4.6    The Administrative Agent shall have received, on behalf of itself and the New Term Lenders, the written opinions of King & Spalding LLP, special counsel to the Loan Parties, (i) dated the First Amendment Effective Date, (ii) addressed to the Administrative Agent and the New Lenders, and in each case, each of their permitted assigns and (iii) otherwise in form and substance reasonably acceptable to the Administrative Agent. The Loan Parties hereby request such counsel to deliver such opinion.
SECTION 4.7    The Administrative Agent and the Lenders (to the extent reasonably requested in writing at least 10 days prior to the First Amendment Effective Date) shall have received, at least three Business Days prior to the Closing Date, all documentation and other information that the Administrative Agent and the Lenders reasonably determine to be required by Governmental Authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including the Patriot Act.
SECTION 4.8    The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the First Amendment Effective Date, in form and substance reasonably acceptable to the Administrative Agent, with appropriate insertions and attachments, including certified organizational authorizations, incumbency certifications, the certificate of incorporation or other similar Organizational Document of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and bylaws or other similar Organizational Document of each Loan Party certified by a Responsible Officer as being in full force and effect on the First Amendment Effective Date (or, in the case of Organizational Documents, a certification by a Responsible Officer that there have been no changes to the Organizational Documents delivered pursuant to the Credit Agreement) and (ii) a good standing certificate (long form, to the extent available) for each Loan Party from its jurisdiction of organization.
SECTION 4.9    All fees required to be paid on the First Amendment Effective Date pursuant to that certain Engagement Letter dated as of February 1, 2017 by and between the Borrower and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Engagement Letter”) and reasonable and documented out-of-pocket expenses required to be paid on the First Amendment Effective Date pursuant to the Engagement Letter, in the case of such expenses, to the extent invoiced at least three (3) Business Days prior to the First Amendment Effective Date, shall, upon the First Amendment Effective Date, have been paid.
SECTION 4.10    The Borrower shall have applied, concurrently with the exchange of the Exchanged Loans with Refinancing Loans and the making of the Additional Loans, the proceeds of the Refinancing Loans, together with cash on hand, to prepay in full the principal amount of all Existing Loans other than Exchanged Loans.
ARTICLE V

REPRESENTATIONS AND WARRANTIES
SECTION 5.1    Representations and Warranties. TO INDUCE THE OTHER PARTIES HERETO TO ENTER INTO THIS AMENDMENT, THE BORROWER REPRESENTS AND WARRANTS TO EACH OF THE LENDERS AND THE ADMINISTRATIVE AGENT THAT, AS OF THE FIRST AMENDMENT EFFECTIVE DATE, THIS AMENDMENT HAS BEEN DULY AUTHORIZED, EXECUTED AND DELIVERED BY THE BORROWER AND CONSTITUTES A LEGAL, VALID AND BINDING OBLIGATION OF THE BORROWER, ENFORCEABLE AGAINST IT IN ACCORDANCE

WITH ITS TERMS, SUBJECT TO APPLICABLE BANKRUPTCY, INSOLVENCY, REORGANIZATION, MORATORIUM OR OTHER LAWS AFFECTING CREDITORS’ RIGHTS GENERALLY AND SUBJECT TO GENERAL PRINCIPLES OF EQUITY, REGARDLESS OF WHETHER CONSIDERED IN A PROCEEDING IN EQUITY OR AT LAW.
ARTICLE VI
EFFECTS ON LOAN DOCUMENTS
SECTION 6.1    Except as specifically amended herein, all Loan Documents shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.
(a)    The execution, delivery and effectiveness of this First Amendment shall not operate as a waiver of any right, power or remedy of any Lender or the Administrative Agent under any of the Loan Documents, nor constitute a waiver of any provision of the Loan Documents or in any way limit, impair or otherwise affect the rights and remedies of the Lenders or the Administrative Agent under the Loan Documents.
(b)    The Borrower and the other parties hereto acknowledge and agree that, on and after the First Amendment Effective Date, this First Amendment and each of the other Loan Documents to be executed and delivered by a Loan Party shall constitute a Loan Document for all purposes of the Amended Credit Agreement.
(c)    On and after the First Amendment Effective Date, each reference in the Amended Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement shall mean and be a reference to the Amended Credit Agreement, and this First Amendment and the Amended Credit Agreement shall be read together and construed as a single instrument.
(d)    Nothing herein shall be deemed to entitle the Borrower to a further consent to, or a further waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Amended Credit Agreement or any other Loan Document in similar or different circumstances.
(e)    Section headings used herein are for convenience of reference only, are not part of this First Amendment and are not to affect the construction of, or to be taken into consideration in interpreting, this First Amendment.
(f)    This First Amendment and the Amended Credit Agreement shall not constitute a novation of the Credit Agreement or any of the Loan Documents.

ARTICLE VII
MISCELLANEOUS
SECTION 7.1    APPLICABLE LAW. THIS FIRST AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
SECTION 7.2    Execution in Counterparts; Severability. This First Amendment may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this First Amendment by facsimile transmission or other electronic transmission (e.g., a “.pdf” or “.tif” file) shall be effective as delivery of a manually executed counterpart hereof.
SECTION 7.3    Reaffirmation. Each of the Loan Parties party to the Credit Agreement, the Security Agreement and the other Loan Documents, in each case as amended, supplemented or otherwise modified from time to time, hereby (i) acknowledges and agrees that the Refinancing Loans are Loans and the New Lenders are Lenders, and that all of its obligations under the Credit Agreement and the Loan Documents to which it is a party are reaffirmed and remain in full force and effect on a continuous basis after giving effect to this First Amendment and the Amended Credit Agreement, (ii) reaffirms its prior grant and the validity of each Lien granted by each Loan Party to the Administrative Agent for the benefit of the Secured Parties (including the New Lenders), with all such Liens continuing in full force and effect unimpaired after giving effect to this First Amendment and the Amended Credit Agreement and reaffirms the guaranties made pursuant to the Credit Agreement, (iii) acknowledges and agrees that the grants of security interests by and the guaranties of the Loan Parties contained in the Credit Agreement and the Security Documents are, and shall remain, in full force and effect after giving effect to the First Amendment and Amended Credit Agreement , and (iv) agrees that the Obligations include, among other things and without limitation, the prompt and complete payment and performance by the Borrower when due and payable (whether at the stated maturity, by acceleration or otherwise) of principal and interest on, and premium (if any) on, the Refinancing Loans under the Amended Credit Agreement, all of which shall continue to be secured pursuant to the Security Documents after giving effect to this First Amendment and the Amended Credit Agreement.
SECTION 7.4    Roles. It is agreed that each of Merrill Lynch, Pierce, Fenner & Smith Incorporated, JPMorgan Chase Bank, N.A. and Wells Fargo Securities, LLC will act as joint lead arrangers for the Refinancing Loans.
[Remainder of page intentionally left blank.]
IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.

MUELLER WATER PRODUCTS, INC., as Borrower

By: /s/ EVAN HART
Name: Evan Hart
Title: Chief Financial Officer

MUELLER GROUP, LLC
MUELLER INTERNATIONAL, LLC
MUELLER SYSTEMS, LLC
MUELLER CO. LLC
ECHOLOGICS, LLC
MUELLER PROPERTY HOLDINGS, LLC
OSP, LLC
JAMES JONES COMPANY, LLC
HENRY PRATT COMPANY, LLC
MUELLER SERVICE CO., LLC
U.S. PIPE VALVE & HYDRANT, LLC
MUELLER SERVICE CALIFORNIA, INC.,
each as a Loan Party

By:/s/ EVAN HART
Name: Evan Hart
Title: Chief Financial Officer

BANK OF AMERICA, N.A., as Administrative Agent and as Additional Lender

By: /s/ JAE LEE
Name: Jae Lee
Title: Director

Term Loan Lender Consents are available with the Administrative Agent

ANNEX I
LENDER CONSENT TO FIRST AMENDMENT
     This LENDER CONSENT (this “Lender Consent”) is delivered in connection with the First Amendment to Credit Agreement, among the Borrower (as defined below), the New Lenders referred to therein (whether pursuant to the execution and delivery of a Lender Consent, a Joinder or counterparts to the First Amendment, as applicable) and the Administrative Agent (as defined below), to the Term Loan Credit Agreement dated as of November 25, 2014 (as amended, supplemented or otherwise modified from time to time prior to the date hereof, the “Credit Agreement”) by and among Mueller Water Products, Inc., a Delaware corporation (the “Borrower”), the lenders from time to time party thereto (the “Lenders”) and Bank of America, N.A., as administrative agent (in such capacity, the “Administrative Agent”). All capitalized terms used but not defined herein shall have the meaning ascribed thereto in the Credit Agreement or the First Amendment, as applicable.
The undersigned Lender hereby irrevocably and unconditionally approves of and consents to the First Amendment and consents to the exchange (on a cashless basis) of 100% of the outstanding principal amount of the Loans held by such Lender (or such lesser amount notified to such Lender by the Administrative Agent in writing prior to the First Amendment Effective Date) with a Refinancing Loan in a like principal amount.
IN WITNESS WHEREOF, the undersigned has caused this Lender Consent to be executed and delivered by a duly authorized officer.

[NAME OF INSTITUTION]
______________________________________

By:     ________________________________
Name:
Title:

[If a second signature is necessary:

By:     _________________________________
Name:
Title:]

Dated: February ____, 2017

EXHIBIT A

Amended Credit Agreement

EXECUTION VERSION
Deal CUSIP Number: 62475PAA8
Facility CUSIP Number: ~~62475PAB6~~[ ]

$500,000,000
TERM LOAN CREDIT AGREEMENT
As amended by the
FIRST AMENDMENT
among
Mueller Water Products, Inc.,
as the Borrower,
The Several Lenders from Time to Time Parties Hereto,
SunTrust Robinson Humphrey, Inc.,
TD Securities (USA) LLC
and
Goldman Sachs Lending Partners LLC,
as Co-Documentation Agents,

and
Bank of America, N.A.,
as Administrative Agent
Dated as of November 25, 2014
As Amended by the First Amendment as of February 21, 2017

Bank of America, N.A.,
J.P. Morgan Securities LLC
and
Wells Fargo Securities, LLC,
as Joint Lead Arrangers and Joint Bookrunners

SunTrust Robinson Humphrey, Inc.,
TD Securities (USA) LLC,
Goldman Sachs Lending Partners LLC,
Credit Suisse Securities (USA) LLC
and
MCS Capital Markets LLC,
as Co-Managers

TABLE OF CONTENTS

		Page
SECTION 1	DEFINITIONS	1
1.1	Defined Terms	1
1.2	Other Interpretive Provisions	~~56~~57
1.3	Accounting	~~57~~58
1.4	Limited Condition Transactions	~~57~~58

SECTION 2	AMOUNT AND TERMS OF COMMITMENTS	~~58~~59
2.1	Commitments	~~58~~59
2.2	Procedure for Borrowing of Loans	~~58~~59
2.3	Repayment of Loans	59
2.4	Fees	~~59~~60
2.5	Optional Prepayments	~~59~~60
2.6	Mandatory Prepayments	60
2.7	Conversion and Continuation Options	62
2.8	Limitations on Eurodollar Tranches	~~62~~63
2.9	Interest Rates and Payment Dates	~~62~~63
2.10	Computation of Interest	63
2.11	Inability to Determine Interest Rate; Illegality	~~63~~64
2.12	Pro Rata Treatment and Payments	65
2.13	Requirements of Law	~~66~~67
2.14	Taxes	~~67~~68
2.15	Indemnity	~~70~~71
2.16	Change of Lending Office	~~70~~71
2.17	Replacement of Lenders	71
2.18	Notes	~~71~~72
2.19	Incremental Credit Extensions	~~71~~72
2.20	Refinancing Amendments	74
2.21	Defaulting Lenders	75
2.22	Loan Modification Offers	76

SECTION 3	REPRESENTATIONS AND WARRANTIES	~~77~~78
3.1	Financial Condition	~~77~~78
3.2	No Change	78
3.3	Existence; Compliance with Law	78
3.4	Power; Authorization; Enforceable Obligations	78
3.5	No Legal Bar	79
3.6	Litigation	79

3.7	Ownership of Property; Liens	~~79~~80
3.8	Intellectual Property	~~79~~80
3.9	Taxes	~~79~~80
3.10	Federal Regulations	80
3.11	ERISA	80
3.12	Investment Company Act; Other Regulations	~~80~~81
3.13	Environmental Matters	~~80~~81
3.14	Accuracy of Information, etc.	81
3.15	Security Documents	~~81~~82
3.16	Solvency	82
3.17	Patriot Act; FCPA; OFAC	82
3.18	Status as Senior Indebtedness	~~82~~83
3.19	EEA Financial Institutions	83

SECTION 4	CONDITIONS PRECEDENT	83
4.1	Conditions to Closing Date	83

SECTION 5	AFFIRMATIVE COVENANTS	85
5.1	Financial Statements	~~85~~86
5.2	Certificates; Other Information	86
5.3	Payment of Taxes	~~87~~88
5.4	Maintenance of Existence; Compliance with Law	~~87~~88
5.5	Maintenance of Property; Insurance	~~87~~88
5.6	Inspection of Property; Books and Records; Discussions	88
5.7	Notices	~~88~~89
5.8	Environmental Laws	89
5.9	Additional Collateral, etc.	~~89~~90
5.10	Credit Ratings	~~91~~92
5.11	Further Assurances	92
5.12	Designation of Unrestricted Subsidiaries	92
5.13	ERISA	~~92~~93
5.14	Use of Proceeds	~~92~~93
5.15	Post-Closing Covenant	~~92~~93

SECTION 6	NEGATIVE COVENANTS	93
6.1	Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock	93
6.2	Limitation on Restricted Payments	99
6.3	Dividend and Other Payment Restrictions Affecting Subsidiaries	105
6.4	Asset Sales	107
6.5	Transactions with Affiliates	108
6.6	Liens	111
6.7	Merger, Consolidation or Sale of All or Substantially All Assets	111

-i-

6.9	Negative Pledge Clauses	~~112~~113
6.10	Lines of Business	~~113~~114
6.11	Amendments to Organizational Documents	~~113~~114

SECTION 7	GUARANTEE	114
7.1	The Guarantee	114
7.2	Obligations Unconditional	~~114~~115
7.3	Reinstatement	~~115~~116
7.4	No Subrogation	~~115~~116
7.5	Remedies	116
7.6	Instrument for the Payment of Money	116
7.7	Continuing Guarantee	116
7.8	General Limitation on Guaranteed Obligations	~~116~~117
7.9	Release of Guarantors	~~116~~117
7.10	Right of Contribution	117
7.11	Keepwell	117

SECTION 8	EVENTS OF DEFAULT	~~117~~118
8.1	Events of Default	~~117~~118

SECTION 9	ADMINISTRATIVE AGENT	~~120~~121
9.1	Appointment and Authority	~~120~~121
9.2	Rights as a Lender	~~121~~122
9.3	Exculpatory Provisions	~~121~~122
9.4	Reliance by Administrative Agent	~~122~~123
9.5	Delegation of Duties	~~123~~124
9.6	Resignation and Removal of Administrative Agent	~~123~~124
9.7	Non-Reliance on Administrative Agent and Other Lenders	~~124~~125
9.8	No Other Duties, Etc.	~~124~~125
9.9	Administrative Agent May File Proofs of Claim; Credit Bidding	~~124~~125
9.10	Collateral and Guaranty Matters	126
9.11	Intercreditor Agreements	127
9.12	Withholding Tax Indemnity	~~127~~128
9.13	Indemnification	128

SECTION 10	MISCELLANEOUS	~~128~~129
10.1	Amendments and Waivers	~~128~~129
10.2	Notices	~~128~~129

-ii-

10.3	No Waiver; Cumulative Remedies	~~133~~134
10.4	Survival of Representations and Warranties	~~133~~134
10.5	Payment of Expenses and Taxes	~~133~~134
10.6	Successors and Assigns; Participations and Assignments	~~134~~135
10.7	Adjustments; Set‑off	~~138~~139
10.8	Counterparts; Electronic Execution	~~138~~139
10.9	Severability	~~139~~140
10.10	Integration	140
10.11	Governing Law	140
10.12	Submission To Jurisdiction; Waivers	140
10.13	Acknowledgements	141
10.14	Confidentiality	141
10.15	Waivers Of Jury Trial	142
10.16	USA Patriot Act Notification	142
10.17	Maximum Amount	~~142~~143
10.18	Lender Action	143
10.19	No Fiduciary Duty	143
10.20	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	144

SCHEDULES:

1.1A    Commitments
1.1B    Mortgaged Property
3.15(a)    UCC Filing Jurisdictions
5.15    Post-Closing Items
6.1    Certain Existing Indebtedness
6.2    Certain Existing Investments
6.5    Certain Transactions with Affiliates
6.6    Certain Existing Liens
EXHIBITS:

-iii-

A    Form of Pledge and Security Agreement
B    Form of Assignment and Assumption
C-1    Form of Exemption Certificate
C-2    Form of Exemption Certificate
C-3    Form of Exemption Certificate
C-4    Form of Exemption Certificate
D-1    Form of ABL-Term Intercreditor Agreement
D-2    Form of Intercreditor Terms
E    Form of Note
F    Form of Guarantor Joinder Agreement
G    Form of Committed Loan Notice
H    Form of Solvency Certificate
I-1    Form of Perfection Certificate
I-2    Form of Perfection Certificate Supplement

-iv-

TERM LOAN CREDIT AGREEMENT (as amended by the First Amendment, this “Agreement”), dated as of November 25, 2014, among Mueller Water Products, Inc., a Delaware corporation (the “Borrower”), the Guarantors (this and each other capitalized term used herein without definition having the meaning assigned to such term in Section 1.1), the several banks, financial institutions, institutional investors and other entities from time to time party hereto as lenders (including the Exchanging Lenders and the Additional Lender (as defined in the First Amendment), the “Lenders”), and Bank of America, N.A., as Administrative Agent.
W I T N E S S E T H:
WHEREAS, the Lenders have agreed to extend Loans to the Borrower in an aggregate principal amount of $500,000,000;
WHEREAS, the Borrower has agreed to secure all of its Obligations by granting to the Administrative Agent, for the benefit of the Secured Parties, a lien on substantially all of its assets (subject to certain limitations set forth in the Loan Documents); and
WHEREAS, each of the Guarantors has agreed to guarantee the Obligations of the Borrower and to secure its respective Obligations by granting to the Administrative Agent, for the benefit of the Secured Parties, a lien on substantially all of its assets (subject to certain limitations set forth in the Loan Documents).
NOW, THEREFORE, the parties hereto hereby agree as follows:
SECTION 1    DEFINITIONS
1.1    Defined Terms. As used in this Agreement (including the recitals hereof), the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.
“ABL Agent”: the Senior Representative (which shall be Bank of America, N.A. on the Closing Date) under the ABL Credit Agreement.
“ABL Credit Agreement”: the Credit Agreement, dated as of August 26, 2010, among the Borrower, the other borrowers and guarantors party thereto, the lenders from time to time party thereto and the ABL Agent, as amended by Amendment No. 1 and Amendment No. 2 thereto and as further amended, restated, refinanced, supplemented or otherwise modified from time to time in accordance with this Agreement and the ABL-Term Intercreditor Agreement.
“ABL Documents”: the ABL Credit Agreement and each other Loan Document (as defined in the ABL Credit Agreement).
“ABL Obligations”: as defined in the ABL-Term Intercreditor Agreement.
“ABL-Term Intercreditor Agreement”: an Intercreditor Agreement substantially in the form of Exhibit D-1.
“ABR”: for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Eurodollar Rate that would then be in effect for a Eurodollar Loan with an Interest Period of one month plus 1% (provided

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that, for the avoidance of doubt, the Eurodollar Rate for any day (for purposes of the definition of “ABR”) shall be based on the rate determined two Business Days prior to such date at approximately 11:00 A.M. (London, England time) as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) for deposits in dollars with a term of one month); provided that the rate pursuant to this clause (c) shall not be less than 1.75% per annum. Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
“ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR.
“Acceptable Price”: as defined in the definition of “Dutch Auction.”
“Accepting Lenders”: as defined in Section 2.22(a).
“Acquired Indebtedness”: with respect to any specified Person:
(a)    Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of such specified Person; and
(b)    Indebtedness secured by a Lien encumbering any asset acquired by such specified Person;
provided that any Indebtedness of such Person that is extinguished, redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transaction pursuant to which such other Person becomes a Restricted Subsidiary of the specified Person will not be Acquired Indebtedness.
“Additional Lender”: at any time, any bank or other financial institution that agrees to provide any portion of any (a) Incremental Loans pursuant to an Incremental Amendment in accordance with Section 2.19 or (b) Permitted Credit Agreement Refinancing Debt pursuant to a Refinancing Amendment in accordance with Section 2.20; provided that (i) the Administrative Agent shall have consented (not to be unreasonably withheld, conditioned or delayed) to such Additional Lender if such consent would be required under Section 10.6(b) for an assignment of Loans to such Additional Lender and (ii) the Borrower shall have consented to such Additional Lender.
“Administrative Agent”: Bank of America, together with its affiliates, as the administrative agent for the Lenders and as the collateral agent for the Secured Parties under this Agreement and the other Loan Documents, together with any of its successors in such capacities.
“Affiliate”: with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.
“Affiliate Transaction”: as defined in Section 6.5(a).

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender’s Commitments at such time and (b) thereafter, the aggregate then unpaid principal amount of such Lender’s Loans.
“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.
“Agreement”: as defined in the preamble hereto.
“Applicable Discount”: as defined in the definition of “Dutch Auction.”
“Applicable Margin”: with respect to:
(a)    any Loan other than any Incremental Loan or any Other Loan, ~~3.25~~2.50% per annum in the case of Eurodollar Loans and ~~2.25~~1.50% per annum in the case of ABR Loans;
(c)    any Incremental Loan, the Applicable Margin shall be as set forth in the Incremental Amendment relating to the Incremental Commitment in respect of such Incremental Loan;
(d)    any Other Loan, the Applicable Margin shall be as set forth in the Refinancing Amendment relating to such Loan; and
(e)    any Extended Loan, the Applicable Margin shall be as set forth in the Loan Modification Agreement relating to such Loan.
“Applicable Requirements”: in respect of any Indebtedness, Indebtedness that satisfies the following requirements:
(a)    such Indebtedness does not mature or have scheduled amortization or payments of principal and is not subject to mandatory redemption or prepayment (except customary asset sale or change of control provisions), in each case prior to the date that is 91 days after the then Latest Maturity Date at the time such Indebtedness is incurred;
(b)    if such Indebtedness is secured by the Collateral, a Senior Representative acting on behalf of the holders of such Indebtedness has become party to the applicable Intercreditor Agreements (and/or the applicable Intercreditor Agreements have been amended, supplemented or replaced in a manner reasonably acceptable to the Administrative Agent, which results in such Senior Representative having rights to share in the Collateral on a pari passu basis);
(c)    to the extent such Indebtedness is secured, it is not secured by any property or assets of the Borrower or any Restricted Subsidiary thereof other than the Collateral (it being agreed that such Indebtedness shall not be required to be secured by all of the Collateral); provided that Indebtedness that may be incurred by Non-Guarantor Subsidiaries pursuant to Section 6.1 may be secured by assets of Non-Guarantor Subsidiaries;

(d)    if such Indebtedness is permitted under Section 6.1 and such Indebtedness is incurred by (i) any Non-Guarantor Subsidiary, such Indebtedness shall not be guaranteed by any Loan Party and (ii) the Borrower or any Guarantor, such Indebtedness shall not be guaranteed by any Person other than the Borrower or the Guarantors and shall not have any obligors other than the Borrower or the Guarantors; and
(e)    the other terms and conditions of such Indebtedness (excluding pricing, fees, rate floors, premiums, optional prepayment or optional redemption provisions and financial covenants) are (i) taken as a whole, not materially more favorable to the providers of such Indebtedness than those set forth in the Loan Documents or (ii) on market terms for “high yield” notes of the type being incurred at the time of incurrence (it being agreed that such Indebtedness may be in the form of notes or a credit agreement), except in each case for covenants or other provisions contained in such Indebtedness that are applicable only after the then Latest Maturity Date;
provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five Business Days (or a shorter period acceptable to the Administrative Agent) prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirements of this definition, shall be conclusive evidence that such terms and conditions satisfy the requirements of this definition, unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees).
“Approved Electronic Communications”: as defined in Section 10.2.
“Approved Fund”: as defined in Section 10.6(b)(ii).
“Arrangers”: collectively, the Joint Bookrunners, Joint Lead Arrangers and Co-Managers listed on the cover page hereof.
“Asset Sale”:
(1)    the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale Leaseback Transaction) of the Borrower or any Restricted Subsidiary thereof outside of the ordinary course of business of the Borrower or such Restricted Subsidiary (each referred to in this definition as a “disposition”) or
(2)    the issuance or sale of Equity Interests of any Restricted Subsidiary of the Borrower (other than (x) directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law or (y) Preferred Stock or Disqualified Stock of a Restricted Subsidiary issued in compliance with Section 6.1), other than to the Borrower or another Restricted Subsidiary of the Borrower (whether in a single transaction or a series of related transactions), in each case other than:
(a)    a sale, exchange or other disposition of cash, Cash Equivalents or Investment Grade Securities or obsolete, damaged, unnecessary, unsuitable or worn out property or equipment or any sale or disposition of property or assets in connection with scheduled turnarounds, maintenance and equipment and facility updates or any disposition of inventory, goods or other property held for sale or no longer used or useful in the business;
(b)    the sale, conveyance or other disposition of all or substantially all of the assets of the Borrower in a manner permitted pursuant to Section 6.7;
(c)    any Permitted Investment or Restricted Payment that is permitted to be made, and is made, under Section 6.2;
(d)    any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary of the Borrower with an aggregate Fair Market Value of less than $5,000,000;
(e)    any transfer or disposition of property or assets by a Restricted Subsidiary of the Borrower to the Borrower or by the Borrower or a Restricted Subsidiary thereof to a Restricted Subsidiary of the Borrower that is a Guarantor hereunder;
(f)    sales of assets received by the Borrower or any of its Restricted Subsidiaries upon the foreclosure on a Lien;
(g)    any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;
(h)    the unwinding of any Hedging Obligations;
(i)    the sale, lease, assignment, license or sublease of inventory, equipment, accounts receivable, notes receivable or other current assets held for sale in the ordinary course of business or the conversion of accounts receivable into a notes receivable;
(j)    the lease, assignment or sublease of any real or personal property in the ordinary course of business;
(k)    any financing transaction with respect to property built or acquired by the Borrower or any Restricted Subsidiary thereof after the Closing Date;
(l)    the grant in the ordinary course of business of any license or sub-license of patents, trademarks, know-how and any other intellectual property;
(m)    any sale or other disposition deemed to occur with creating, granting or perfecting a Lien not otherwise prohibited by this Agreement or the Loan Documents;
(n)    the surrender or waiver or contract rights or settlement, release or surrender of a contract, tort or other litigation claim in the ordinary course of business;
(o)    foreclosures, condemnations or any similar action on assets;
(p)    the sale (without recourse) of receivables (and related assets) pursuant to factoring arrangements entered into in the ordinary course of business;

(q)    sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements; and
(r)    the lapse, abandonment or other disposition of intellectual property rights in the ordinary course of business, which in the reasonable good faith determination of the Borrower are no longer commercially reasonable to maintain or are not material to the conduct of the business of the Borrower and its Restricted Subsidiaries taken as a whole.
“Assignment Tax”: as defined in the definition of “Other Taxes.”
“Assignee”: as defined in Section 10.6(b)(i).
“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit B.
“Auction Purchase”: a purchase of Loans or Commitments pursuant to a Dutch Auction in the case of the Borrower, in accordance with the provisions of Section 10.6(b)(iii).
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bank of America” means Bank of America, N.A., a national banking association, acting in its individual capacity, and its successors.
“Bankruptcy Code”: Title 11 of the United States Code entitled “Bankruptcy,” as now and hereinafter in effect, or any successor statute.
“Benefited Lender”: as defined in Section 10.7(a).
“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).
“Board of Directors”: as to any Person, the board of directors or managers, sole member or managing member, or other governing body, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.
“Borrower”: as defined in the preamble hereto.
“Borrowing”: a borrowing consisting of simultaneous Loans of the same Type.
“Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Business”: as defined in Section 3.13(b).
“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.
“Cancellation” or “Cancelled”: the cancellation, termination and forgiveness by the Borrower of all Loans, Commitments and related Obligations acquired in connection with an Auction Purchase or other acquisition of Loans, which cancellation shall be consummated as described in Section 10.6(b)(iii)(C) and the definition of “Eligible Assignee.”
“Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures by such Person or any Restricted Subsidiary thereof during such period for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that, in conformity with GAAP, are included in “additions to property, plant or equipment” or comparable items reflected in the consolidated statement of cash flows of the Borrower and its Restricted Subsidiaries.
“Capital Stock”: (1) in the case of a corporation, corporate stock; (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
“Capitalized Lease Obligations”: at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP. For the avoidance of doubt, “Capitalized Lease Obligations” shall not include obligations or liabilities of any Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations would be required to be classified and accounted for as an operating lease under GAAP as existing on the Closing Date.
“Cash Contribution Amount”: the aggregate amount of cash contributions made to the capital of the Borrower or any Guarantor described in the definition of “Contribution Indebtedness.”
“Cash Equivalents”:
(1)    U.S. dollars, Canadian dollars, pounds sterling, euros, the national currency of any participating member state of the European Union and local currencies held by the Borrower and any Restricted Subsidiaries thereof from time to time in the ordinary course of business in connection with any business conducted by such Person in such foreign jurisdiction;
(2)    securities issued or directly and fully guaranteed or insured by the government of the United States or any agency or instrumentality thereof in each case with maturities not exceeding two years from the date of acquisition;
(3)    certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year, and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500,000,000, or the foreign currency equivalent thereof, and whose long-term debt is rated with an Investment Grade Rating by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency);
(4)    repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;
(5)    commercial paper issued by a corporation (other than an Affiliate of the Borrower) rated at least “P-1/A-1” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within one year after the date of acquisition;
(6)    readily marketable direct obligations issued by any state or commonwealth of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;
(7)    Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s in each case with maturities not exceeding two years from the date of acquisition;
(8)    investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (7) above; and
(9)    instruments equivalent to those referred to in clauses (1) through (7) above denominated in Euro or pound sterling or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with (a) any business conducted by any Restricted Subsidiary organized in such jurisdiction or (b) any Investment in the jurisdiction where such Investment is made.
“Cash Management Agreement”: any agreement to provide Cash Management Services.
“Cash Management Obligations”: all obligations, including guarantees thereof, of any Group Member to a Cash Management Provider that has appointed in writing the Administrative Agent as its collateral agent in a manner reasonably acceptable to the Administrative Agent and has agreed in writing with the Administrative Agent that it is providing Cash Management Services to one or more Group Members arising from transactions in the ordinary course of business of any Group Member, to the extent such obligations are primary obligations of a Loan Party or are guaranteed by a Loan Party.
“Cash Management Provider”: any Person that, as of the Closing Date or as of the date it enters into any Cash Management Agreement, is a Lender, an Arranger or the Administrative Agent or an Affiliate of a Lender, an Arranger or the Administrative Agent, in its capacity as a counterparty to such Cash Management Agreement.
“Cash Management Services”: any cash management facilities or services, including (i) treasury, depositary and overdraft services, automated clearinghouse transfer of funds (ii) foreign exchange,

netting and currency management services and (iii) purchase cards, credit or debit cards, electronic funds transfer, automated clearinghouse arrangements or similar services.
“CFC”: a “controlled foreign corporation” within the meaning of Section 957 of the Code.
“CFC Holdco”: (i) Mueller Co., (ii) Echologics and (iii) each other Domestic Subsidiary that has no material assets other than capital stock of one or more direct or indirect Foreign Subsidiaries that are CFCs.
“Change in Law”: (a) the adoption or taking effect of any Requirement of Law after the Closing Date, (b) any change in any Requirement of Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority after the Closing Date or (c) the compliance by any Lender with any request, rule, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date; provided, however, that (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) of the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case constitute a “Change in Law” regardless of the date enacted, adopted or issued.
“Change in Tax Law”: shall mean the enactment, promulgation, execution or ratification of, or any change in or amendment to, any law, treaty, regulation or rule (or in the official application or interpretation of any law, treaty, regulation or rule, including a holding, judgment or order by a court of competent jurisdiction) relating to taxation.
“Change of Control”: at any time, (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of the Borrower or its Restricted Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 50% or more of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Borrower (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right)or (b) a “change of control” or similar event shall occur under the ABL Credit Agreement or other Indebtedness of the Borrower and its Restricted Subsidiaries the outstanding principal amount of which exceeds $20,000,000 in the aggregate.
“Class”: (a) when used with respect to Commitments, refers to whether such Commitments are Commitments, Incremental Commitments, Other Commitments or Extended Commitments and (b) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Loans, Incremental Loans, Other Loans or Extended Loans. Other Commitments, Extended Commitments, Incremental Commitments, Other Loans, Extended Loans and Incremental Loans made pursuant to any Incremental Amendment that have different terms and conditions shall be construed to be in different Classes.
“Closing Date”: November 25, 2014
“Code”: the Internal Revenue Code of 1986, as amended.

“Collateral”: all of the assets and property of the Loan Parties, now owned or hereafter acquired, whether real, personal or mixed upon which a Lien is purported to be created by any Security Document, other than Excluded Assets.
“Commitment”: as to any Lender, (i) the obligation of such Lender, if any, to make a Loan to the Borrower in a principal amount not to exceed the amount set forth under the heading “Commitment” opposite such Lender’s name on Schedule 1.1A, (ii) the Incremental Commitments, if any, issued after the Closing Date pursuant to Section 2.19 or (iii) Other Commitments, if any, issued after the Closing Date pursuant to a Refinancing Amendment entered into pursuant to Section 2.20. The aggregate amount of the Commitments is $500,000,000 on the Closing Date.
“Committed Loan Notice” means a notice of (a) Borrowing pursuant to Section 2.2(a), (b) a conversion of Loans from one Type to the other pursuant to Section 2.7(a) or (c) a continuation of Eurodollar Loans pursuant to Section 2.7(b), shall be substantially in the form of Exhibit G or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.
“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.
“Confidential Information Memorandum”: the Confidential Information Memorandum dated November 2014 and furnished to certain Lenders.
“Consolidated Current Assets”: at any date, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries at such date.
“Consolidated Current Liabilities”: at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries at such date, but excluding (a) the current portion of any Funded Debt of the Borrower and its Restricted Subsidiaries and (b) without duplication of clause (a) above, all Indebtedness consisting of Loans to the extent otherwise included therein.
“Consolidated EBITDA”: with respect to the Borrower and its Restricted Subsidiaries for any period, the Consolidated Net Income of the Borrower and its Restricted Subsidiaries for such period:
(1)    increased (without duplication) by:
(a)    provision for taxes based on income or profits or capital, including state, franchise and similar taxes and foreign withholding taxes of such Person paid or accrued during such period deducted (and not added back) in computing Consolidated Net Income, including an amount equal to the amount of tax distributions actually made to the holders of Capital Stock of such Person or any direct or indirect parent of such Person in respect of such period in accordance with Section 6.2(b)(x) which shall be included as though such amounts had been paid as income taxes directly by such Person; plus
(b)    consolidated Fixed Charges of such Person for such period (including (x) bank fees and (y) costs of surety bonds in connection with financing activities, in each case, to the extent included in Fixed Charges), together with items excluded from the definition of “Consolidated Interest Expense” pursuant to clauses (1)(t) through (1)(y) thereof, in each case, to the extent the same was deducted (and not added back) in calculating such Consolidated Net Income; plus
(c)    Consolidated Non-Cash Charges of such Person for such period to the extent such non-cash charges were deducted (and not added back) in computing Consolidated Net Income; plus
(d)    any expenses (including legal and professional expenses) or charges (other than depreciation or amortization expense) related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the Incurrence of Indebtedness permitted to be Incurred by this Agreement, including a refinancing thereof, and any amendment or modification to the terms of any such transaction (in each case, whether or not successful), including such fees, costs, expenses or charges related to the Transactions, in each case, deducted (and not added back) in computing Consolidated Net Income; plus
(e)    the amount of any cash restructuring costs, charges and expenses included in such period in computing Consolidated Net Income, including any one-time integration charges or expenses incurred in connection with acquisitions after the Closing Date and costs related to the closure and/or consolidation of facilities; plus
(f)    any other non-cash charges, including any write offs or write downs, reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus
(g)    the amount of any noncontrolling interest expense consisting of Subsidiary income attributable to noncontrolling equity interests of third parties in any non-Wholly Owned Subsidiary of the Borrower deducted (and not added back) in such period in calculating Consolidated Net Income; plus
(h)    the amount of cost savings, operating expense reductions, restructuring charges and expenses and synergies that are expected to be realized as a result of actions taken or expected to be taken within 24 months after the date of any acquisition, divestiture or disposition, restructuring or the implementation of an initiative, as applicable (calculated on a pro forma basis as though such cost savings, operating expense reductions, restructuring charges and expenses and synergies had been realized on the first day of such period as if such cost savings, operating expense reductions, restructuring charges and expenses and synergies were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions; provided that (A) such actions are to be taken within 24 months after the consummation of the acquisition, divestiture or disposition, restructuring or the implementation of an initiative, as applicable, which is expected to result in cost savings, operating expense reductions, restructuring charges and expenses or synergies, (B) no cost savings, operating expense reductions, restructuring charges and expenses or synergies shall be added pursuant to this defined term to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period and (C) the aggregate amount of cost savings, operating expense reductions, restructuring charges and expenses and synergies added pursuant to this clause (h) in any period of four consecutive fiscal quarters shall not exceed 20.0% of Consolidated EBITDA (calculated before giving effect to this clause (h)) in the aggregate for any period of four consecutive fiscal quarters; plus
(i)    any costs or expenses incurred by the Borrower or a Restricted Subsidiary thereof or any direct or indirect parent thereof pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or stockholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Borrower or net cash proceeds of an issuance of Equity Interest of the Borrower (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in Section 6.2(a)(3), to the extent deducted (and not added back) in computing Consolidated Net Income; plus
(j)    the tax effect of any items excluded from the calculation of Consolidated Net Income pursuant to clauses (1), (3), (4) and (8) of the definition thereof; plus
(k)    earn-out obligations incurred in connection with any Permitted Acquisition or other Investment permitted hereunder and paid or accrued during such period;
(2)    decreased by (without duplication) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period; and
(3)    increased (by losses) or decreased (by gains) by (without duplication) the application of FASB Interpretation No. 45 (Guarantees).
“Consolidated Interest Expense”: with respect to any Person and its Restricted Subsidiaries for any period, the sum, without duplication, of
(1)    consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, and (e) net payments and receipts (if any) pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (t) any expense resulting from the discounting of any Indebtedness in connection with the application of purchase accounting in connection with any acquisition, (u) penalties and interest relating to taxes, (v) any “additional interest” or “penalty interest” with respect to any securities, (w) any accretion or accrued interest of discounted liabilities, (x) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses and (y) any expensing of bridge, commitment and other financing fees; plus
(2)    consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less
(3)     interest income for such period;
provided that, for purposes of calculating Consolidated Interest Expense, no effect shall be given to the discount and/or premium resulting from the bifurcation of derivatives under FASB ASC 815 and related interpretations as a result of the terms of the Indebtedness to which such Consolidated Interest Expense relates.
For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.
Notwithstanding the foregoing, any additional charges arising from (i) the application of Accounting Standards Codification Topic 480-10-25-4 “Distinguishing Liabilities from Equity— Overall—Recognition” to any series of Preferred Stock other than Disqualified Stock or (ii) the application of Accounting Standards Codification Topic 470-20 “Debt—Debt with Conversion Options—Recognition,” in each case, shall be disregarded in the calculation of Fixed Charges.
“Consolidated Net Income”: with respect to the Borrower and its Restricted Subsidiaries for any period, the aggregate of the Net Income of the Borrower and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication:
(1)    any after-tax effect of extraordinary, non-recurring, non-operating or unusual gains, losses, income or expenses (including all fees and expenses relating thereto) (including costs and expenses relating to the Transactions), severance, relocation costs, consolidation and closing costs, integration and facilities opening costs, business optimization costs, transition costs, restructuring costs, signing, retention or completion bonuses, curtailments or modifications to pension and post-retirement employee benefit plans and similar items related to any of the foregoing shall be excluded,
(2)    the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period, whether effected through a cumulative effect adjustment or a retroactive application in each case in accordance with GAAP, shall be excluded,
(3)    any net after-tax effect of income or loss from disposed, abandoned or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned, transferred, closed or discontinued operations shall be excluded,
(4)    any net after-tax effect of gains or losses (including all fees and expenses relating thereto) attributable to business dispositions or asset dispositions or the sale or other disposition of any Capital Stock of any Person other than in the ordinary course of business, as determined in good faith by the Borrower, shall be excluded,
(5)    the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting (other than a Guarantor), shall be excluded; provided that the Consolidated Net Income of the Borrower shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period,
(6)    solely for the purpose of the definition of “Excess Cash Flow” and determining the amount available for Restricted Payments under Section 6.2(a)(3)(A), the Net Income for such period of any Restricted Subsidiary of the Borrower (other than any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived, provided that Consolidated Net Income of the Borrower will be increased by the amount of dividends or other distributions or other payments actually paid in cash or Cash Equivalents (or to the extent converted into cash or Cash Equivalents) to the Borrower or any Restricted Subsidiary thereof in respect of such period, to the extent not already included therein,
(7)    effects of adjustments (including the effects of such adjustments pushed down to the Borrower and its Restricted Subsidiaries) in such Person’s consolidated financial statements pursuant to GAAP and related authoritative pronouncements resulting from the application of purchase accounting in relation to any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,
(8)    any net after-tax income (loss) from the early extinguishment of (i) Indebtedness, (ii) Hedging Obligations or (iii) other derivative instruments shall be excluded,
(9)    any after-tax impairment charge or expense or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets or investments in debt and equity securities or as a result of a change in law or regulations, in each case, pursuant to GAAP and the amortization of intangible assets arising pursuant to GAAP shall be excluded,
(10)    any non-cash compensation charge or expense, including any such charge arising from grants of stock appreciation or similar rights, stock options, restricted stock or other rights, and any cash charges associated with the rollover, acceleration or payout of Equity Interests by management of the Borrower or any of its direct or indirect parent companies, including any expense resulting from the application of Accounting Standards Codification Topic 718, shall be excluded,
(11)    any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, Asset Sale, issuance or repayment of Indebtedness, Equity Offering, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transactions consummated prior to the Closing Date and any such transaction undertaken whether or not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded,
(12)    accruals and reserves that are established and not reversed within twelve months after the Closing Date that are so required to be established as a result of the Transactions (or within 12 months after the closing of any acquisition that are so required to be established as a result of such acquisition) in accordance with GAAP shall be excluded,
(13)    any charges resulting from the application of Accounting Standards Codification Topic 805 “Business Combinations,” Accounting Standards Codification Topic 350 “Intangibles—Goodwill and Other,” Accounting Standards Codification Topic 360-10-35-15 “Impairment or Disposal of Long-Lived Assets,” Accounting Standards Codification Topic 480-10-25-4 “Distinguishing Liabilities from Equity—Overall—Recognition” or Accounting Standards Codification Topic 820 “Fair Value Measurements and Disclosures” shall be excluded,
(14)    non-cash interest expense resulting from the application of Accounting Standards Codification Topic 470-20 “Debt—Debt with Conversion Options—Recognition” shall be excluded,
(15)    the following items shall be excluded:
(a)    any net unrealized gain or loss (after any offset) resulting in such period from Hedging Obligations and the application of Accounting Standards Codification Topic 815 “Derivatives and Hedging”; and
(b)    any net unrealized gain or loss (after any offset) resulting in such period from currency translation gains or losses related to currency re-measurements of Indebtedness (including any net loss or gain resulting from hedge agreements for currency exchange risk).
Solely for purposes of calculating Consolidated EBITDA, the Net Income of the Borrower and its Restricted Subsidiaries shall be calculated inclusive of any noncontrolling equity interests of third parties in any non-Wholly Owned Restricted Subsidiary of the Borrower except to the extent of dividends declared or paid in respect of such period or any prior period on the shares of Capital Stock of such Restricted Subsidiary held by such third parties.
In addition, to the extent not already accounted for in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include (i) the amount of proceeds received during such period from business interruption insurance in respect of insured claims for such period, (ii) the amount of proceeds as to which the Borrower has determined there is reasonable evidence it will be reimbursed by the insurer in respect of such period from business interruption insurance (with a deduction for any amount so added back to the extent denied by the applicable carrier in writing within 180 days or not so reimbursed within 365 days) and (iii) reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any Permitted Investment or any sale, conveyance, transfer or other disposition of assets permitted hereunder.

Notwithstanding the foregoing, (x) for the purpose of Section 6.2 only (other than clauses (a)(3)(E) and (a)(3)(F) therein), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Borrower and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Borrower and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Borrower or any of its Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clauses (a)(3)(E) and (a)(3)(F) therein and (y) for the purpose of the definition of Excess Cash Flow only, there shall be excluded the income (or deficit) of any Person accrued prior to the date it becomes a Restricted Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any Restricted Subsidiary thereof.
“Consolidated Non-Cash Charges”: with respect to the Borrower and its Restricted Subsidiaries for any period, the aggregate depreciation, amortization (including amortization of intangible assets, deferred financing fees, debt issuance costs, commissions, fees and expenses, expensing of any bridge, commitment or other financing fees, the non-cash portion of interest expense resulting from the reduction in the carrying value under purchase accounting of the Borrower’s outstanding Indebtedness and commissions, discounts, yield and other fees and charges but excluding amortization of prepaid cash expenses that were paid in a prior period), non-cash impairment, non-cash compensation and other non-cash losses, charges and expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person for such period on a consolidated basis and otherwise determined in accordance with GAAP; provided that if any non-cash charges referred to in this definition represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA in such future period to such extent paid.
“Consolidated Total Debt”: as of any date of determination, the aggregate principal amount of Indebtedness described in clauses (1)(a), (1)(b) and (1)(d) of the definition of “Indebtedness” of the Borrower and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis, to the extent required to be recorded on a balance sheet in accordance with GAAP, including, without duplication, the outstanding principal amount of the Loans; provided that (x) the amount of any revolving credit facility shall be computed based upon the period-ending value of such Indebtedness during the applicable period and (y) for the avoidance of doubt, undrawn letters of credit shall not be included.
“Consolidated Working Capital”: at any date, the excess of Consolidated Current Assets on such date over Consolidated Current Liabilities on such date.
“Consolidated Working Capital Adjustment”: for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than (in which case the Consolidated Working Capital Adjustment will be a negative number)) Consolidated Working Capital as of the end of such period.
“Contingent Obligations”: with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, any obligation of such Person, whether or not contingent:
(1)    to purchase any such primary obligation or any property constituting direct or indirect security therefore,
(2)    to advance or supply funds:

(a)    for the purchase or payment of any such primary obligation; or
(b)    to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or
(3)    to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.
“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Contribution Indebtedness”: Indebtedness of the Borrower or any Guarantor in an aggregate principal amount not greater than the aggregate amount of cash contributions (other than Excluded Contributions or any such cash contributions that have been used to make a Restricted Payment) made to the capital of the Borrower after the Closing Date, provided that:
(1)    such Contribution Indebtedness is so designated as Contribution Indebtedness pursuant to an Officer’s Certificate on the Incurrence date thereof; and
(2)    such Contribution Indebtedness (a) is Incurred within 180 days after the making of such cash contributions and (b) is so designated as Contribution Indebtedness pursuant to an Officer’s Certificate on the Incurrence date thereof.
“Co-Documentation Agents”: collectively, the Co-Documentation Agents listed on the cover page hereof.
“Debtor Relief Laws”: the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Declined Proceeds”: as defined in Section 2.6(e).
“Default”: any of the events specified in Section 8.1, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
“Defaulting Lender”: subject to Section 2.21(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three

Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.21(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower and each other Lender promptly following such determination of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.
“Designated Non-cash Consideration”: the Fair Market Value of non-cash consideration received by the Borrower or one of its Restricted Subsidiaries in connection with an Asset Sale that is designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.
“Designated Preferred Stock”: Preferred Stock of the Borrower or any direct or indirect parent of the Borrower, as applicable (other than Disqualified Stock), that is issued for cash (other than to the Borrower or any of the Subsidiaries or an employee stock ownership plan or trust established by the Borrower or any of the Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in Section 6.2(a)(3).
“Disposition”: with respect to any property (including Capital Stock of the Borrower or any Restricted Subsidiary thereof), any sale, lease, Sale Leaseback Transaction, assignment, conveyance, transfer or other disposition thereof (including by merger or consolidation or amalgamation and excluding the granting of a Lien permitted hereunder) and any issuance of Capital Stock of any Restricted Subsidiary of the Borrower.
“Disqualified Lenders” shall mean, at any time, those Persons previously identified in writing by the Borrower to the Administrative Agent as such list may be updated from time to time solely with respect to any competitor of the Borrower and its Subsidiaries following the Closing Date. The list of Disqualified Lenders shall be made available to all Lenders at all times.
“Disqualified Stock”: any Capital Stock of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable, in each case at the option of the holder thereof), or upon the happening of any event:

(1)    matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale; provided that the relevant asset sale or change of control provisions, taken as a whole, are no more favorable in any material respect to holders of such Capital Stock than the asset sale and change of control provisions applicable to this Facility and any prepayment requirement triggered thereby may not become operative until compliance with the asset sale and change of control provisions applicable to this Facility),
(2)    is convertible or exchangeable for Indebtedness or Disqualified Stock, or
(3)    is redeemable at the option of the holder thereof (other than as a result of a change of control or asset sale), in whole or in part, in each case prior to 91 days after the maturity date of the Facility; provided, however, that only the portion of Capital Stock that so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations; provided, further, however, that any Capital Stock held by any future, current or former employee, director, manager or consultant (or their respective trusts, estates, investment funds, investment vehicles or immediate family members), of the Borrower, any of its Subsidiaries, any of its direct or indirect parent companies or any other entity in which the Borrower or a Restricted Subsidiary thereof has an Investment and is designated in good faith as an “affiliate” by the board of directors of the Borrower (or the compensation committee thereof), in each case pursuant to any stockholders’ agreement, management equity plan, stock option plan or any other management or employee benefit plan or agreement shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or its subsidiaries; provided, further, however, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.
“Dollars” and “$”: dollars in lawful currency of the United States.
“Domestic Subsidiary”: any Subsidiary of the Borrower organized under the laws of the United States, any state thereof or the District of Columbia.
“Dutch Auction”: one or more purchases (each, a “Purchase”) by the Borrower (a “Purchaser”) of Loans; provided that, each such Purchase is made on the following basis:
(a)    (i) the Purchaser will notify the Administrative Agent in writing (a “Purchase Notice”) (and the Administrative Agent will deliver such Purchase Notice to each relevant Lender) that such Purchaser wishes to make an offer to purchase from each Lender and/or each Lender with respect to any Class of Loans on an individual tranche basis Loans, in an aggregate principal amount as is specified by such Purchaser (the “Loan Purchase Amount”) with respect to each applicable tranche, subject to a range or minimum discount to par expressed as a price at which range or price such Purchaser would consummate the Purchase (the “Offer Price”) of such Loans to be purchased (it being understood that different Offer Prices and/or Loan Purchase Amounts, as applicable, may be offered with respect to different tranches of Loans and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this definition); provided that the Purchase Notice shall specify that each Return Bid (as defined below) must be submitted by a date and time to be specified in the Purchase Notice, which date shall be no earlier than the second Business Day following the date of the Purchase Notice and no later than the fifth Business Day following the date of the Purchase Notice and (ii) the Loan Purchase Amount specified in each Purchase Notice delivered by such Purchaser to the Administrative Agent shall not be less than $10,000,000 in the aggregate;
(b)    such Purchaser will allow each Lender holding the Class of Loans subject to the Purchase Notice to submit a notice of participation (each, a “Return Bid”) which shall specify (i) one or more discounts to par of such Lender’s tranche or tranches of Loans subject to the Purchase Notice expressed as a price (each, an “Acceptable Price”) (but in no event will any such Acceptable Price be greater than the highest Offer Price for the Purchase subject to such Purchase Notice) and (ii) the principal amount of such Lender’s tranches of Loans at which such Lender is willing to permit a purchase of all or a portion of its Loans to occur at each such Acceptable Price (the “Reply Amount”);
(c)    based on the Acceptable Prices and Reply Amounts of the Loans as are specified by the Lenders, the Administrative Agent in consultation with such Purchaser, will determine the applicable discount (the “Applicable Discount”) which will be the lower of (i) the lowest Acceptable Price at which such Purchaser can complete the Purchase for the entire Loan Purchase Amount and (ii) in the event that the aggregate Reply Amounts relating to such Purchase Notice are insufficient to allow such Purchaser to complete a purchase of the entire Loan Purchase Amount or the highest Acceptable Price that is less than or equal to the Offer Price;
(d)    such Purchaser shall purchase Loans from each Lender with one or more Acceptable Prices that are equal to or less than the Applicable Discount at the Applicable Discount (such Loans being referred to as “Qualifying Loans” and such Lenders being referred to as “Qualifying Lenders”), subject to clauses (e), (f), (g) and (h) below;
(e)    such Purchaser shall purchase the Qualifying Loans offered by the Qualifying Lenders at the Applicable Discount; provided that if the aggregate principal amount required to purchase the Qualifying Loans would exceed the Loan Purchase Amount, such Purchaser shall purchase Qualifying Loans ratably based on the aggregate principal amounts of all such Qualifying Loans tendered by each such Qualifying Lender;
(f)    the Purchase shall be consummated pursuant to and in accordance with Section 10.6(b) and, to the extent not otherwise provided herein, shall otherwise be consummated pursuant to procedures (including as to timing, rounding and minimum amounts, Interest Periods, and other notices by such Purchaser) reasonably acceptable to the Administrative Agent (provided that, subject to the proviso of clause (g) of this definition, such Purchase shall be required to be consummated no later than five Business Days after the time that Return Bids are required to be submitted by Lenders pursuant to the applicable Purchase Notice);
(g)    upon submission by a Lender of a Return Bid, subject to the foregoing clause (f), such Lender will be irrevocably obligated to sell the entirety or its pro rata portion (as applicable pursuant to clause (e) above) of the Reply Amount at the Applicable Discount plus accrued and unpaid interest through the date of purchase to such Purchaser pursuant to Section

10.6(b) and as otherwise provided herein; provided that as long as no Return Bids have been submitted each Purchaser may rescind its Purchase Notice by notice to the Administrative Agent; and
(h)    purchases by the Borrower of Qualifying Loans shall result in the immediate Cancellation of such Qualifying Loans.
“ECF Percentage”: 50%; provided that the ECF Percentage shall be reduced to (i) 25% if the Secured Net Leverage Ratio as of the last day of such fiscal year is less than or equal to 3.00 to 1.00 and greater than 2.50 to 1.00 and (ii) 0% if the Secured Net Leverage Ratio as of the last day of such fiscal year is less than or equal to 2.50 to 1.00.
“Echologics”: Echologics, LLC, a Delaware limited liability company.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee”: (a) any Lender, any Affiliate of a Lender and any Approved Fund (any two or more Approved Funds with respect to a particular Lender being treated as a single Eligible Assignee for all purposes hereof), and (b) any commercial bank, insurance company, financial institution, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys commercial loans in the ordinary course; provided that “Eligible Assignee” (x) shall include the Borrower, subject to the provisions of Section 10.6(b)(iii), and solely to the extent that the Borrower purchases or acquires Loans pursuant to a Dutch Auction and effect a Cancellation immediately upon such contribution, purchase or acquisition pursuant to documentation reasonably satisfactory to the Administrative Agent and (y) shall not include (1) any Disqualified Lender, (2) any natural person or (3) the Borrower or any Affiliate (other than as set forth in this definition) of the Borrower.
“Engagement Letter”: the engagement letter, dated as of November 4, 2014, among the Administrative Agent, the Arrangers and the Borrower.
“Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning Materials of Environmental Concern, human health and safety with respect to exposure to Materials of Environmental Concern, and protection or restoration of the environment as now or may at any time hereafter be in effect.

“Equity Interests”: Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
“Equity Offering”: any public or private sale after the Closing Date of common stock or Preferred Stock of the Borrower or any direct or indirect parent of the Borrower, as applicable (other than Disqualified Stock), other than:
(1)    public offerings with respect to such Person’s common stock registered on Form S-8 promulgated pursuant to Regulation S-X of the SEC;
(2)    an issuance to any Restricted Subsidiary of the Borrower; and
(3)    any such public or private sale that constitutes an Excluded Contribution.
“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate.
“Eurodollar Rate”: shall mean, with respect to any credit extension
(a)    the rate per annum equal to the LIBOR or a comparable or successor rate which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 A.M., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; provided, however that the Eurodollar Rate shall not be less than 0.75% per annum; and
(b)    for any rate calculation with respect to a ABR Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 A.M., London time determined two Business Days prior to such date for Dollar deposits with a term of one month commencing that day;
provided that to the extent a comparable or successor rate is approved by the Administrative Agent in connection with any rate set forth in this definition, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.
“Eurodollar Tranche”: the collective reference to Eurodollar Loans under a particular Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).
“Event of Default”: any of the events specified in Section 8.1; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash Flow”: for any Excess Cash Flow Period:
(a)     the sum, without duplication, of
(i)    Consolidated Net Income for such Excess Cash Flow Period,
(ii)    the amount of all non-cash charges (including depreciation and amortization and reserves for future expenses) deducted in arriving at such Consolidated Net Income,
(iii)    the Consolidated Working Capital Adjustment for such Excess Cash Flow Period,
(iv)    the aggregate net amount of non‑cash loss on the Disposition of property by the Borrower and the Restricted Subsidiaries during such Excess Cash Flow Period (other than sales in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income,
(v)    the amount of income tax expense in excess of the amount of taxes paid in cash during such Excess Cash Flow Period to the extent such tax expense was deducted in determining Consolidated Net Income for such period, and
(vi)    cash receipts in respect of Swap Agreements during such Excess Cash Flow Period to the extent not otherwise included in Consolidated Net Income, minus
(b)    the sum, without duplication, of
(i)    the amount of all non-cash credits included in arriving at such Consolidated Net Income,
(ii)    the aggregate amount actually paid by the Borrower and its Restricted Subsidiaries in cash during such Excess Cash Flow Period on account of Capital Expenditures (excluding the principal amount of Indebtedness incurred in connection with such expenditures other than Capital Expenditures made in such Excess Cash Flow Period where a certificate in the form contemplated by the following clause (iii) was previously delivered),
(iii)    Capital Expenditures, Permitted Acquisitions and other Permitted Investments that any Group Member shall, during such Excess Cash Flow Period, become obligated to make within such Excess Cash Flow Period but that are not made during such Excess Cash Flow Period; provided that the Borrower shall deliver a certificate to the Administrative Agent not later than 90 days after the end of such Excess Cash Flow Period, signed by a Responsible Officer of the Borrower and certifying that such Capital Expenditure, Permitted Acquisition or other Permitted Investment, as applicable, will be made in the following Excess Cash Flow Period; provided, further, however, that if any such Capital Expenditure, Permitted Acquisition or other Permitted Investment, as applicable, is not actually made in cash within one year after the end of such Excess Cash Flow Period, such amount shall be added back to Excess Cash Flow for the subsequent Excess Cash Flow Period,

(iv)    all mandatory prepayments of the Loans pursuant to Section 2.6 made during such Excess Cash Flow Period as a result of any Asset Sale or Recovery Event, but only to the extent that such Asset Sale or Recovery Event resulted in a corresponding increase in Consolidated Net Income,
(v)     the aggregate amount actually paid by the Borrower and its Restricted Subsidiaries in cash during such Excess Cash Flow Period on account of Permitted Acquisitions or other Permitted Investments (including any earn-out payments, but excluding the principal amount of Indebtedness incurred in connection with such expenditures other than Indebtedness under any revolving credit facility),
(vi)    to the extent not funded with the proceeds of Indebtedness (other than Indebtedness in respect of any revolving credit facility), the aggregate amount of all regularly scheduled principal amortization payments of Funded Debt made on their due date during such Excess Cash Flow Period (including payments in respect of Capitalized Lease Obligations to the extent not deducted in the calculation of Consolidated Net Income),
(vii)    to the extent not funded with the proceeds of Indebtedness (other than Indebtedness in respect of any revolving credit facility), the aggregate amount of all optional prepayments, repurchases and redemptions of Indebtedness (other than (x) the Loans and (y) in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder) made during the Specified Period for such Excess Cash Flow Period,
(viii)    the aggregate net amount of non-cash gains on the Disposition of property by the Borrower and the Restricted Subsidiaries during such Excess Cash Flow Period (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income,
(ix)    to the extent not funded with proceeds of Indebtedness (other than any revolving credit facility), the aggregate amount of all Investments made in cash pursuant to Section 6.2(a) during such Excess Cash Flow Period,
(x)    [reserved],
(xi)    the amount of income taxes paid in cash during such Excess Cash Flow Period to the extent they exceed the amount of income tax expense deducted in determining Consolidated Net Income for such period,
(xii)    to the extent not funded with the proceeds of Indebtedness (other than any revolving credit facility) or deducted in determining Consolidated Net Income, Restricted Payments made under Section 6.2(b)(iv), (b)(v), (b)(vi), (b)(x) and (b)(xvii),
(xiii)    the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and any Restricted Subsidiary during such period that are required to be made in connection with any prepayment or satisfaction and discharge of Indebtedness,
(xiv)    cash expenditures in respect of Swap Agreements during such fiscal year to the extent not deducted in arriving at such Consolidated Net Income,

(xv)    the amount of cash payments made in respect of pensions and other retirement benefit plans in such period to the extent such payments exceed the expense deducted in arriving at such Consolidated Net Income,
(xvi)    the amount of cash and Cash Equivalents subject to cash collateral or other deposit arrangements made with respect to Swap Agreements; provided that, if such cash and Cash Equivalents cease to be subject to those arrangements, such amount shall be added back to Excess Cash Flow for the subsequent Excess Cash Flow Period when such arrangements cease, and
(xvii)    amounts added to Consolidated Net Income pursuant to clauses (1), (3), (4) and (11) of the definition of “Consolidated Net Income;”
provided, further, that Excess Cash Flow shall not be less than zero.
“Excess Cash Flow Application Date”: as defined in Section 2.6(b).
“Excess Cash Flow Period”: each fiscal year of the Borrower beginning with the fiscal year ending September 30, 2015.
“Exchanging Lenders”: as defined in the First Amendment.
“Exchange Act”: the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.
“Excluded Assets”: shall mean (i) Non-Material Property and all leasehold interests in real property where a Loan Party is a tenant, (ii) any vehicles and other assets subject to certificates of title (other than to the extent perfection of the security interest in such assets is accomplished by the filing of UCC financing statement), (iii) letter of credit rights (other than to the extent perfection of the security interest therein is accomplished by the filing of UCC financing statement) and commercial tort claims in an amount less than $1,000,000, (iv) any assets the granting of a security interest in which is prohibited by law (including restrictions in respect of margin stock and financial assistance, fraudulent conveyance, preference, thin capitalization or other similar laws or regulations), (v) any margin stock and Capital Stock in any person other than wholly-owned subsidiaries to the extent not permitted (or permitted without consent) by the terms of such person’s organizational or joint venture documents except to the extent such prohibition is rendered ineffective after giving effect to applicable provisions of the Uniform Commercial Code, (vi) any assets where the cost of obtaining a security interest in, or perfection of a security interest in, such assets exceeds the practical benefit to the Lenders afforded thereby (as reasonably determined by the Borrower and the Administrative Agent), (vii) any governmental licenses or state or local franchises, charters and authorizations, to the extent a security interest in any such license, franchise, charter or authorization is prohibited or restricted thereby, (viii) any lease, license, agreement or similar arrangement permitted hereunder to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or create a right of termination in favor of any other party thereto (other than the Borrower or a Guarantor) after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law, the assignment of which is expressly deemed effective under the UCC or other applicable law notwithstanding such prohibition, (ix) any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law, (x) any property subject to a capital lease or purchase money security interest, in each case, to the extent permitted hereunder and to the extent that the granting of a security interest in such property would be prohibited under the terms of such capital lease, purchase money financing or secured indebtedness, (xi) any Voting Stock of captive insurance companies and (xii) in excess of 65% of the total outstanding Voting Stock of any CFC Holdco or Foreign Subsidiary that is a CFC; provided that “Excluded Assets” shall not include (a) any proceeds, products, substitutions or replacements of such property unless specifically excluded or (b) any asset or property that any Loan Party has granted a Lien on or security interest in to secure the obligations under the ABL Credit Agreement. In addition, in no event shall perfection by control or similar arrangements be required with respect to any assets requiring perfection through control agreements or perfection by “control” (other than in respect of (a) certificated equity interests in the material wholly-owned Restricted Subsidiaries of the Borrower otherwise required to be pledged and (b) each promissory note (if any) required to be pledged to the Administrative Agent pursuant to the Security Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof); provided that, to the extent any deposit and securities accounts are under the control of the ABL Agent at any time pursuant to the terms of the ABL-Term Intercreditor Agreement, the ABL Agent shall act as agent and gratuitous bailee for the Administrative Agent for the purpose of perfecting the Administrative Agent’s Liens in such deposit and security accounts.
“Excluded Contributions”: the net cash proceeds and Cash Equivalents received by or contributed to the Borrower or the Guarantors after the Closing Date from:
(1)    contributions to its common or preferred equity capital, and
(2)    the sale (other than to the Borrower or a Restricted Subsidiary thereof or management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Refunding Capital Stock, Disqualified Stock and Designated Preferred Stock) of the Borrower or any direct or indirect parent, in each case designated as Excluded Contributions pursuant to an Officer’s Certificate executed by an Officer of the Borrower on the date such capital contributions are made or the date such Capital Stock is sold, as the case may be, the proceeds of which are excluded from the calculation set forth in Section 6.2(a)(3).
“Excluded Domestic Subsidiary”: any Subsidiary of the Borrower that is (i) a CFC Holdco (other than Mueller Co. and Echologics) or (ii) a direct or indirect Domestic Subsidiary of a Foreign Subsidiary that is a CFC.
“Excluded ECP Guarantor”: in respect of any Swap Obligation, any Loan Party that is not a Qualified ECP Guarantor at the time such Swap Obligation is incurred.
“Excluded Subsidiary”: (a) any Subsidiary of the Borrower (i) that is not a Wholly Owned Subsidiary (provided that such Subsidiary shall cease to be an Excluded Subsidiary at the time such Subsidiary becomes a Wholly Owned Subsidiary), (ii) which is an Immaterial Subsidiary (provided that such Subsidiary shall cease to be an Excluded Subsidiary at the time such Subsidiary is no longer an Immaterial Subsidiary), (iii) for which the granting of a pledge or security interest would be prohibited or restricted by applicable law (including financial assistance, fraudulent conveyance, preference, thin capitalization or other similar laws or regulations), whether on the Closing Date or thereafter or by contract existing on the Closing Date, or, if such Subsidiary is acquired after the Closing Date, by contract existing when such Subsidiary is acquired (so long as such prohibition is not created in contemplation of such acquisition), including any requirement to obtain the consent of any Governmental Authority or third party, (iv) that is a Domestic Subsidiary of a Foreign Subsidiary that is a CFC; (v) that is a CFC Holdco (other than Mueller Co. and Echologics) and (b) any special purpose entity, captive insurance company or not-for-profit subsidiary or (vii) for which the burden of obtaining the Guarantee would outweigh the practical benefit to the Lenders (as reasonably determined by the Borrower and the Administrative Agent).
“Excluded Swap Obligation”: any obligation (a “Swap Obligation”) of any Excluded ECP Guarantor to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act, if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason not to constitute an “eligible contract participant” as defined in the Commodity Exchange Act.
“Excluded Taxes”: with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on behalf of any Loan Party hereunder or under any other Loan Document, (i) any Taxes on such recipient’s net income or profits (or franchise Taxes imposed in lieu of net income Taxes) and any branch profits Taxes, in each case imposed by a jurisdiction as a result of (a) such recipient being organized or having its principal office or applicable lending office in such jurisdiction or (b) any other present or former connection between such recipient and such jurisdiction (other than any such connection arising solely from such recipient having executed, delivered, become a party to or performed its obligations or received a payment under, received or perfected a security interest under, engaged in any other transaction pursuant to, and/or enforced, this Agreement or any other Loan Document), (ii) any United States federal withholding Taxes to the extent imposed on amounts payable to any Lender (other than any Lender becoming a party hereto pursuant to the Borrower’s request under Section 2.17) pursuant to a law in effect at the time such Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the time of designation of a new lending office (or assignment, if any), to receive additional amounts from a Loan Party with respect to such Taxes pursuant Section 2.14, (iii) any withholding Taxes that are attributable to a Lender’s failure to comply with Section 2.14(e) and (v) any United States federal withholding Taxes imposed pursuant to FATCA.
“Existing Notes”: the Borrower’s 8.75% Senior Unsecured Notes due 2020 and the Borrower’s 7.375% Senior Subordinated Notes due 2017.
“Existing Notes Refinancing”: the redemption, defeasance or other discharge (including by tender offer) in full of all outstanding indebtedness and release of all obligations of the Borrower and its subsidiaries with respect to the Existing Notes.
“Extended Commitments”: one or more Classes of extended Commitments hereunder that result from a Permitted Amendment.
“Extended Loans”: one or more classes of extended Loans that result from a Permitted Amendment.
“Facility”: any Class of Loans, as the context may require.
“FATCA”: Sections 1471 through 1474 of the Code as in existence on the date of this Agreement (and any amended or successor versions that is substantively comparable and not materially more onerous to comply with), any current or future Treasury regulations or other official interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above) and any intergovernmental agreements (and any related laws or official administrative guidance) implementing the foregoing.
“Fair Market Value”: with respect to any asset or property, the price which could be negotiated in an arm’s length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction (as determined in good faith by the Borrower).
“Federal Funds Effective Rate”: means, for any day, the rate per annum equal to the weighted average of the rates on overnight ~~federal~~Federal funds transactions with members of the Federal Reserve System ~~arranged by federal funds brokers (or, if such day is not a Business Day, for the next preceding Business Day), as published on the next succeeding Business Day~~, as published by the Federal Reserve Bank of New York~~, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by Bank of America from three federal funds brokers of recognized standing selected by it~~ on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Effectvie Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.
“First Amendment” shall mean that certain First Amendment to Credit Agreement dated as of February 21, 2017 by and among the Borrower, the other Loan Parties party thereto, the lenders party thereto and the Administrative Agent.
“First Amendment Effective Date” shall mean, February 21, 2017, the date on which the conditions set forth in Article IV of the First Amendment have been satisfied or waived.
“First Priority Refinancing Facility”: as defined in the definition of “Permitted First Priority Refinancing Debt.”
“Fixed Charge Coverage Ratio”: with respect to the Borrower and its Restricted Subsidiaries for any period, the ratio of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for such period to the Fixed Charges of the Borrower and its Restricted Subsidiaries for such period. In the event that the Borrower or any of its Restricted Subsidiaries Incurs, assumes, guarantees, redeems, retires or extinguishes any Indebtedness or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, assumption, guarantee, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.
For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and operational changes (including price increases), that the Borrower or any of its Restricted Subsidiaries has both determined to make and made after the Closing Date and during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date (each, for purposes of this definition, a “pro forma event”) shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations, discontinued operations and operational changes (including price increases to the extent permitted by the definition of Consolidated EBITDA) (and the change of any associated fixed charge obligations and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If, since the beginning of such period, any Person that subsequently became a Restricted Subsidiary of the Borrower or was merged with or into the Borrower or any Restricted Subsidiary thereof since the beginning of such period shall have made or effected any Investment, acquisition, disposition, merger, consolidation or discontinued operation, in each case with respect to an operating unit of a business, or operational change (including price increases to the extent permitted by the definition of Consolidated EBITDA) that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation, discontinued operation, or operational change had occurred at the beginning of the applicable four-quarter period.
For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower to the extent identifiable and supportable. Any such pro forma calculation may include, without duplication, adjustments appropriate to reflect cost savings, operating expense reductions, operational changes (including price increases to the extent permitted by the definition of Consolidated EBITDA), restructuring charges and expenses and synergies reasonably expected to result from the applicable event to the extent set forth in the definition of “Consolidated EBITDA”; provided that such adjustments shall not exceed the percentage-limitations thereon, if any, set forth in the definition of “Consolidated EBITDA.”
If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Borrower may designate.
“Fixed Charge Coverage Ratio Calculation Date”: as defined in the definition of “Fixed Charge Coverage Ratio.”
“Fixed Charges”: with respect to any Person for any period, the sum of
(1)    Consolidated Interest Expense of such Person for such period, and
(2)    all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of such Person and its Restricted Subsidiaries;
provided, however, that, notwithstanding the foregoing, any charges arising from (i) the application of Accounting Standards Codification Topic 480-10-25-4 “Distinguishing Liabilities from Equity—Overall—Recognition” to any series of Preferred Stock other than Disqualified Stock or (ii) the application of

Accounting Standards Codification Topic 470-20 “Debt—Debt with Conversion Options—Recognition,” in each case, shall be disregarded in the calculation of Fixed Charges.
“Flood Insurance Laws”: collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (v) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.
“Foreign Subsidiary”: any Subsidiary of the Borrower that is not a Domestic Subsidiary.
“Funded Debt”: as to any Person, all Indebtedness described in clauses (1)(a), (1)(c) and (1)(e) of the definition of “Indebtedness” of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrower, Indebtedness in respect of the Loans.
“Funding Obligations”: as defined in the definition of “Defaulting Lender.”
“Funding Office”: the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.
“GAAP”: generally accepted accounting principles in the United States of America that are in effect on the Closing Date. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial definitions, ratios, standards or terms in this Agreement, then at the Borrower’s request, the Administrative Agent shall enter into negotiations with the Borrower in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial ratios, definitions, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred (other than for purposes of delivery of financial statements under Sections 5.1(a) and (b)). “Accounting Changes” refers to changes in accounting principles (i) required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC or (ii) otherwise proposed by the Borrower to, and approved by, the Administrative Agent.
“Governmental Approval”: any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.
“Governmental Authority”: any nation or government, any state, province or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).
“Group Members”: the collective reference to the Borrower and its Restricted Subsidiaries.
“guarantee”: as to any Person, a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness of another Person.
“Guarantee”: as defined in Section 7.2.
“Guaranteed Obligations”: as defined in Section 7.1.
“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.
“guaranteeing person”: as defined in the definition of “Guarantee Obligation.”
“Guarantor”: each Restricted Subsidiary of the Borrower that is a Domestic Subsidiary other than each Excluded Subsidiary.
“Guarantor Joinder Agreement”: an agreement substantially in the form of Exhibit F.
“Hedging Obligations”: with respect to any Person, the obligations of such Person under:
(1)    currency exchange, interest rate or commodity Swap Agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(2)    other agreements or arrangements designed to manage or protect such Person against fluctuations in currency exchange, interest rates or commodity prices.
“Immaterial Subsidiary”: each Subsidiary (i) which, as of the most recent fiscal quarter of the Borrower, for the period of four consecutive fiscal quarters then ended, for which financial statements have been delivered or were required to have been delivered pursuant to Section 5.1 (or, prior to the first such delivery pursuant to Section 5.1, for which financial statements have been delivered pursuant to Section 4.1(c)) (such period, a “Test Period”), contributed less than five percent (5%) of Consolidated EBITDA for such period and (ii) which had assets with a fair market value of less than five percent (5%) of the Total Assets as of such date; provided that, if at any time the aggregate amount of Consolidated EBITDA or Total Assets attributable to all Subsidiaries that are Immaterial Subsidiaries exceeds ten percent (10%) of Consolidated EBITDA for any such period or ten percent (10%) of Total Assets as of the end of any such fiscal quarter, the Borrower (or, in the event the Borrower has failed to do so within twenty (20) days, the Administrative Agent) shall designate sufficient Subsidiaries as “Subsidiaries” to eliminate such excess, and such designated Subsidiaries shall no longer constitute Immaterial Subsidiaries under this Agreement.
“Incremental Amendment”: as defined in Section 2.19(c).
“Incremental Facility Closing Date”: as defined in Section 2.19(c).
“Incremental Commitments”: as defined in Section 2.19(a).
“Incremental Facility”: any Class of Incremental Commitments or Incremental Loans, as the context may require.
“Incremental Lender”: as defined in Section 2.19(a).
“Incremental Loans”: as defined in Section 2.19(a).
“Incremental Maturity Date”: the date on which an Incremental Loan matures as set forth in the Incremental Amendment relating to such Incremental Loan.
“Incremental Percentage”: as to any Incremental Lender at any time, the percentage which such Lender’s Incremental Commitments then constitutes of the aggregate Incremental Commitments then outstanding.
“Incremental Yield Differential”: as defined in Section 2.19(a)(vii).
“Incur”: with respect to any Indebtedness, issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.
“Indebtedness”: with respect to any Person:
(1)    the principal and premium (if any) of any Indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property, assets or business, except (x) any such balance that constitutes a trade payable, accrued expense or similar obligation to a trade creditor and (y) any acquisition earn-out obligations, (d) in respect of Capitalized Lease Obligations or (e) representing any Hedging Obligations, other than Hedging Obligations that are incurred in the normal course of business and not for speculative purposes, and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates, commodity prices or foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP, provided that Indebtedness of any direct or indirect parent of the Borrower appearing upon the balance sheet of the Borrower solely by reason of push-down accounting under GAAP shall be excluded;
(2)    to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations described in clause (1) of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business); and
(3)    to the extent not otherwise included, obligations described in clause (1) of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of (a) the Fair Market Value of such asset at such date of determination, and (b) the amount of such Indebtedness of such other Person;
provided that (a) Contingent Obligations Incurred in the ordinary course of business, (b) Other Obligations associated with other post-employment benefits and pension plans, (c) any operating leases as such an instrument would be determined in accordance with GAAP on the date of this Agreement, (d) in connection with the purchase by the Borrower or its Restricted Subsidiaries of any business, post-closing payment adjustments to which the seller may be entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing until 30 days after such obligation becomes contractually due and payable, (e) deferred or prepaid revenues, (f) any Capital Stock other than Disqualified Stock, (g) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller and (h) premiums payable to, and advance commissions or claims payments from, insurance companies, shall in each case be deemed not to constitute Indebtedness.
“Indemnitee”: as defined in Section 10.5.
“Indemnified Liabilities”: as defined in Section 10.5.
“Independent Financial Advisor”: an accounting, appraisal or investment banking firm or consultant, in each case of nationally recognized standing that is, in the good faith determination of the Borrower, its direct or indirect parent, qualified to perform the task for which it has been engaged.
“Initial Loan”: a Loan made pursuant to Section 2.1.
“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.
“Insolvent”: pertaining to a condition of Insolvency.

“Intellectual Property Security Agreements”: the Patent Security Agreement, the Trademark Security Agreement and the Copyright Security Agreements, each dated as of the date hereof, by the applicable grantors party thereto in favor of the Administrative Agent, each in form and substance reasonably satisfactory to the Administrative Agent and each as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the respective terms thereof and with this Agreement, and any additional agreements or documents granting or purporting to grant a Lien on intellectual property of any Loan Party for the benefit of any Secured Party.
“Intercreditor Agreement”: (i) the ABL-Term Intercreditor Agreement, and (ii) any intercreditor agreement executed in connection with any transaction requiring such agreement to be executed pursuant to the terms hereof, among the Administrative Agent, the Borrower, the Guarantors and one or more Senior Representatives in respect of such Indebtedness or any other party, as the case may be, substantially on terms set forth on Exhibit D-2 (except to the extent otherwise reasonably agreed by the Borrower and the Required Lenders, which changes will be deemed approved by each Lender who has not objected within five (5) Business Days following the posting thereof by the Administrative Agent to the Lenders (or such other time as reasonably agreed by the Administrative Agent and the Borrower)) and such other terms that are customary and reasonably satisfactory to the Administrative Agent, in each case, as amended, restated, supplemented, replaced or otherwise modified from time to time with the consent of the Administrative Agent (such consent not be unreasonably withheld, conditioned or delayed).
“Interest Payment Date”: (a) as to any ABR Loan, the last Business Day of each March, June, September and December (commencing on March 31, 2015) to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan, the date of any repayment or prepayment made in respect thereof.
“Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six or (if agreed to by all Lenders under the relevant Facility) twelve months or a period shorter than one month thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six or (if available to all Lenders under the relevant Facility) twelve months or a period shorter than one month thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 1:00 P.M., New York City time, on the date that is three (3) Business Days prior to the last day of the then current Interest Period with respect thereto; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:
(i)    if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;
(ii)    the Borrower (with respect to the Loans other than the Incremental Loans) and the Borrower (with respect to the Incremental Loans) may not select an Interest Period under the Facility beyond the date final payment is due on the Loans;

(iii)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;
(iv)    the Borrower shall select Interest Periods so as not to require a scheduled payment of any Eurodollar Loan during an Interest Period for such Loan; and
(v)    if the Borrower shall fail to specify the Interest Period in any notice of borrowing of, conversion to, or continuation of, Eurodollar Loans, the Borrower shall be deemed to have selected an Interest Period of one month.
“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or reasonably equivalent ratings of another internationally recognized ratings agency.
“Investment Grade Securities”:
(1)    securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents);
(2)    securities that have an Investment Grade Rating;
(3)    investments in any fund that invests at least 95% of its assets in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment and/or distribution; and
(4)    corresponding instruments in countries other than the United States customarily utilized for high quality investments.
“Investments”: with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, directors, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person. For purposes of the definition of “Unrestricted Subsidiary” and Section 6.2:
(1)    “Investments” shall include the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Borrower at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Borrower shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:
(a)    the Borrower’s “Investment” in such Subsidiary at the time of such redesignation less
(b)    the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2)    any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Borrower.
For the avoidance of doubt, a guarantee by the Borrower or a Restricted Subsidiary thereof of the obligations of another Person (the “primary obligor”) shall not be deemed to be an Investment by the Borrower or such Restricted Subsidiary in the primary obligor to the extent that such obligations of the primary obligor are in favor of the Borrower or any Restricted Subsidiary thereof, and in no event shall a guarantee of an operating lease or other business contract of the Borrower or any Restricted Subsidiary be deemed an Investment.
“IRS”: as defined in Section 10.6(c).
“Latest Maturity Date”: at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Incremental Loans, Other Loan or Other Commitment.
“Lender Indemnitee”: as defined in Section 9.13.
“Lenders”: as defined in the preamble hereto.
“Lien”: any mortgage, deed of trust, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).
“Limited Condition Transaction” shall mean any Permitted Acquisition or Permitted Investment whose consummation is not conditioned on the availability of, or on obtaining, third-party financing.
“Loan”: any Initial Loan, Other Loan or Incremental Loan, as the context requires.
“Loan Documents”: this Agreement, the First Amendment, any Intercreditor Agreement, the Notes, the Security Documents, a Refinancing Amendment, if any, an Incremental Amendment, if any, and a Loan Modification Agreement, if any.
“Loan Modification Agreement”: as defined in Section 2.22(b).
“Loan Modification Offer”: as defined in Section 2.22(a).
“Loan Parties”: each Group Member that is a Borrower or Guarantor.
“Majority Facility Lenders”: with respect to any Facility, the Majority Lenders with respect to such Facility.
“Majority Lenders”: at any time with respect to any Facility, Lenders that are non-Defaulting Lenders having Loans and unused and outstanding Commitments with respect to such Facility representing more than 50% of the sum of all Loans outstanding and unused and outstanding Commitments with respect to such Facility at such time.

“Mandatory Prepayment Date”: as defined in Section 2.6(e).
“Margin Stock”: as set forth in Regulation U of the Board of Governors of the United States Federal Reserve System, or any successor thereto.
“Material Adverse Effect”: a material adverse effect on (a) the business, assets, liabilities, operations, financial condition or operating results of the Borrower and its Restricted Subsidiaries, taken as a whole, (b) the ability of the Loan Parties (taken as a whole) to perform their payment obligations under the Loan Documents or (c) the material rights, remedies and benefits available to, or conferred upon, the Administrative Agent, the Lenders and the other Secured Parties, taken as a whole, under the Loan Documents.
“Materials of Environmental Concern”: any chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, any petroleum or petroleum products, asbestos, polychlorinated biphenyls, lead or lead-based paints or materials, radon, urea-formaldehyde insulation, and radioactivity, or radiofrequency radiation that are regulated pursuant to Environmental Law.
“Material Property”: any fee owned real property with a Fair Market Value equal to or greater than $1,000,000.
“Maturity Date”: the seventh anniversary of the Closing Date.
“Maximum Amount”: as defined in Section 10.17(a).
“Minimum Extension Condition”: as defined in Section 2.22(c).
“Moody’s”: Moody’s Investors Service, Inc., or any successor thereto.
“Mortgaged Property”: the real properties as to which, pursuant to Section 5.9(b) or otherwise, the Administrative Agent, for the benefit of the Secured Parties, shall be granted a Lien pursuant to the Mortgages, including each real property identified on Schedule 1.1B.
“Mortgage”: each of the mortgages, deeds of trust, and deeds to secure debt or such equivalent documents hereafter entered into and executed and delivered by one or more of the Loan Parties (or any Group Member required to become a Loan Party pursuant to the terms of the Loan Documents) to the Administrative Agent, in each case, in form and substance reasonably acceptable to the Administrative Agent.
“Mueller Co.”: Mueller Co. LLC, a Delaware limited liability company.
“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Net Cash Proceeds”: (a) in connection with any Asset Sale, any Recovery Event or any other sale of assets the proceeds thereof actually received in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of (i) attorneys’ fees, accountants’ fees, investment banking fees, and other bona fide fees, costs and expenses actually incurred in connection therewith, (ii) amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale, Recovery Event or other sale of assets (other than any Lien pursuant to a Security Document), (iii) taxes paid and the

Borrower’s reasonable and good faith estimate of income, franchise, sales, and other applicable taxes required to be paid by any Group Member in connection with such Asset Sale, Recovery Event or other sale of assets, (iv) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to the seller’s indemnities and representations and warranties to the purchaser in respect of such Asset Sale, Recovery Event or other sale of assets owing by any Group Member in connection therewith and which are reasonably expected to be required to be paid; provided that to the extent such indemnification payments are not made and are no longer reserved for, such reserve amount shall constitute Net Cash Proceeds, (v) cash escrows to any Group Member from the sale price for such Asset Sale, Recovery Event or other sale of assets; provided that any cash released from such escrow shall constitute Net Cash Proceeds upon such release, (vi) in the case of a Recovery Event, costs of preparing assets for transfer upon a taking or condemnation and (vii) other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account the reduction in tax liability resulting from any available operating losses and net operating loss carryovers, tax credits, and tax credit carry forwards, and similar tax attributes or deductions and any tax sharing arrangements), and (b) in connection with any issuance or sale of Capital Stock or any incurrence or issuance of Indebtedness, the cash proceeds received from any such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other bona fide fees and expenses actually incurred in connection therewith.
“Net Income”: with respect to any Person, the net income (loss) attributable to such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.
“New York UCC”: the UCC as in effect from time to time in the State of New York.
“Non-Excluded Taxes”: all Taxes imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document, other than Excluded Taxes and Other Taxes.
“Non-Guarantor Subsidiary”: any Subsidiary of the Borrower which is not a Guarantor.
“Non-Material Property”: any individual fee owned real property other than Material Property.
“Non-U.S. Lender”: as defined in Section 2.14(e).
“Note”: a promissory note substantially in the form of Exhibit E, as it may be amended, supplemented or otherwise modified from time to time.
“Obligations”: the unpaid principal of and interest on the Loans, and all other obligations and liabilities of the Borrower or any other Loan Party (including with respect to guarantees) to the Administrative Agent, any Lender or any other Secured Party, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement or any other Loan Document or any other document made, delivered or given in connection herewith or therewith or any Specified Swap Agreement (other than, in the case of any Excluded ECP Guarantor, any Excluded Swap Obligations arising thereunder) or any Specified Cash Management Agreement, whether on account of principal, interest, fees, indemnities, costs, expenses (including, in each case, all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower or any Guarantor pursuant to any Loan Document and all interest accruing after the maturity of the Loans or the maturity of Cash Management Obligations and interest, fees and other amounts accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower or any Guarantor, whether or not a claim for post-filing or post-petition interest, fees and other amounts is allowed in such proceeding), guarantee obligations or otherwise.
“OFAC”: the Office of Foreign Assets Control of the United States Department of the Treasury.
“Offer Price”: as defined in the definition of “Dutch Auction.”
“Officer”: the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, President, any Executive Vice President, Senior Vice President, Vice President or Assistant Vice President, the Controller, the Treasurer, the Assistant Treasurer or the Secretary of the Borrower.
“Officer’s Certificate”: a certificate signed on behalf of the Borrower by any one Officer of the Borrower, who must be the principal executive officer, the principal financial officer, the treasurer, the controller, the general counsel or the principal accounting officer of the Borrower that meets the requirements set forth in this Agreement.
“Organizational Document”: (i) relative to each Person that is a corporation, its charter and its by-laws (or similar documents), (ii) relative to each Person that is a limited liability company, its certificate of formation and its operating agreement (or similar documents), (iii) relative to each Person that is a limited partnership, its certificate of formation and its limited partnership agreement (or similar documents), (iv) relative to each Person that is a general partnership, its partnership agreement (or similar document) and (v) relative to any Person that is any other type of entity, such documents as shall be comparable to the foregoing.
“Other Applicable Indebtedness”: as defined in Section 2.6(c).
“Other Commitments”: one or more Classes of term loan commitments hereunder that result from a Refinancing Amendment.
“Other Loans”: one or more Classes of Loans that result from a Refinancing Amendment.
“Other Obligations”: any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness; provided that Other Obligations with respect to the Loans shall not include fees or indemnification in favor of third parties other than the Secured Parties.
“Other Taxes”: any and all present or future stamp or documentary, intangible, recording or filing Taxes or any other excise or property Taxes arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document except to the extent any such Taxes that are imposed as a result of an assignment by a Lender (an “Assignment Tax”), other than assignment requested by the Borrower, if such Assignment Tax is imposed as a result of any present or former connection between the assignor or assignee and the jurisdiction imposing such Assignment Tax (other than any connection arising solely from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, and/or enforced, any Loan Documents).

“Outstanding Amount “: with respect to the Loans on any date, the amount thereof after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date.
“Participant”: as defined in Section 10.6(c).
“Participant Register”: as defined in Section 10.6(c).
“Patriot Act”: the USA PATRIOT Improvement and Reauthorization Act, Pub. L. 109-177 (signed into law March 9, 2009), as amended.
“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).
“Percentage”: as to any Lender at any time, the percentage which such Lender’s Commitment then constitutes of the aggregate Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s Initial Loans then outstanding constitutes of the aggregate principal amount of the Initial Loans then outstanding).
“Perfection Certificate”: a perfection certificate in the form of Exhibit I-1 or any other form approved by the Administrative Agent, as the same shall be supplemented from time to time in the form of Exhibit I-2 in accordance with this Agreement or otherwise.
“Perfection Certificate Supplement”: a certificate supplement in the form of Exhibit I-2 or any other form approved by the Administrative Agent.
“Permitted Acquisition”: as defined in clause (20) of the definition of “Permitted Investments.”
“Permitted Amendment”: an amendment to this Agreement and the other Loan Documents, effected in connection with a Loan Modification Offer pursuant to Section 2.22, providing for an extension of the maturity date applicable to the Loans and/or Commitments of the Accepting Lenders and, in connection therewith, (a) a change to the Applicable Margin with respect to the Loans and/or Commitments of the Accepting Lenders and/or (b) a change to the fees payable to, or the inclusion of new fees to be payable to, the Accepting Lenders.
“Permitted Asset Swap”: the substantially concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Borrower or any of its Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received must be applied in accordance with Section 6.4.
“Permitted Credit Agreement Refinancing Debt”: (a) Permitted First Priority Refinancing Debt, (b) Permitted Unsecured Refinancing Debt or (c) Indebtedness Incurred pursuant to a Refinancing Amendment, in each case, Incurred in exchange for, or to extend, renew, replace or Refinance, in whole or part, existing Loans (including any successive Permitted Credit Agreement Refinancing Debt) (any such extended, renewed, replaced or Refinanced Loans, “Refinanced Credit Agreement Debt”); provided that (i) such extending, renewing or refinancing Indebtedness is in an original aggregate principal amount (or accreted value, if applicable) not greater than the aggregate principal amount (or accreted value, if applicable) of the Refinanced Credit Agreement Debt plus an amount equal to unpaid and accrued interest and premium thereon plus other reasonable and customary fees and expenses (including upfront fees and original issue discount) and (ii) such Refinanced Credit Agreement Debt shall be repaid, defeased or satisfied and discharged, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, on the date such Permitted Credit Agreement Refinancing Debt is Incurred.
“Permitted Debt”: as defined in Section 6.1(b).
“Permitted First Priority Refinancing Debt”: any secured Indebtedness incurred by the Borrower in the form of one or more series of senior secured notes or senior secured term loans (each, a “First Priority Refinancing Facility”); provided that (i) such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations, (ii) such Indebtedness constitutes Permitted Credit Agreement Refinancing Debt in respect of Loans (including portions of Classes of Loans, Other Loans or Incremental Loans) and (iii) such Indebtedness complies with the Permitted Refinancing Requirements; provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five Business Days (or such shorter period acceptable to the Administrative Agent) prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement of this definition shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees)). Permitted First Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.
“Permitted Investments”:
(1)    Investments by the Borrower or any Restricted Subsidiary thereof in any other Restricted Subsidiary of the Borrower, provided that if such Restricted Subsidiary receiving the Investment is a Non-Guarantor Subsidiary and the Investment is made by a Loan Party in that Restricted Subsidiary, the aggregate Fair Market Value of such Investment (being measured at the time such Investment is made and without giving effect to subsequent changes in value), taken together with all other Investments made pursuant to this proviso, shall not exceed the greater of $25,000,000 and 12.5% of Consolidated EBITDA as of the most recently completed Test Period in the aggregate;
(2)    any Investment in Cash Equivalents or Investment Grade Securities;
(3)    any Investment in securities or other assets, including earnouts, not constituting Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to Section 6.4 or any other disposition of assets not constituting an Asset Sale;
(4)    Investments existing on the Closing Date or made pursuant to binding commitments in effect on the Closing Date (as replaced, Refinanced, refunded, renewed or extended); provided that such Investments are in an aggregate amount that does not exceed the amount existing on the Closing Date or made pursuant to binding commitments in effect on the Closing Date; provided, further, that any Investments existing on the Closing Date or made pursuant to binding commitments in effect on the Closing Date shall be set forth on Schedule 6.2;
(5)    loans and advances to, and guarantees of Indebtedness of, employees of the Borrower (or any of its direct or indirect parent companies) or a Restricted Subsidiary thereof not in excess of $5,000,000 outstanding at any one time, in the aggregate;

(6)    any Investment acquired by the Borrower or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Borrower or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the Borrower of such other Investment or accounts receivable, (b) in good faith settlement of delinquent obligations of, and other disputes with Persons who are not Affiliates or (c) as a result of a foreclosure by the Borrower or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;
(7)    Hedging Obligations permitted under Section 6.1(b)(xii);
(8)    additional Investments by the Borrower or any of its Restricted Subsidiaries having an aggregate Fair Market Value (being measured at the time such Investment is made and without giving effect to subsequent changes in value), taken together with all other Investments made pursuant to this clause (8), not to exceed the greater of $50,000,000 and 25% of Consolidated EBITDA as of the most recently completed Test Period in the aggregate;
(9)    loans and advances to (or guarantees of Indebtedness of) officers, directors and employees for business related travel expenses (including entertainment expense), moving and relocation expenses, tax advances, payroll advances and other similar expenses, in each case Incurred in the ordinary course of business or consistent with past practice or to fund such Person’s purchase of Equity Interests of the Borrower or any direct or indirect parent company thereof under compensation plans approved by the Board of Directors of the Borrower (or any direct or indirect parent company thereof) in good faith;
(10)    Investments the payment for which consists of Equity Interests of the Borrower (other than Disqualified Stock) or any direct or indirect parent of the Borrower, as applicable; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under Section 6.2(a)(3);
(11)    any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of Section 6.5 (except transactions described in clauses (b)(ii), (b)(v), (b)(ix)(B), (b)(xx) and (b)(xxi) therein);
(12)    Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;
(13)    guarantees issued in accordance with Section 6.1 (except clause (b)(xxiii)(B));
(14)    any Investment by the Borrower or any Guarantor in the Borrower (in the case of any Guarantor) or other Guarantors and Investments by Restricted Subsidiaries that are not Guarantors in other Restricted Subsidiaries that are not Guarantors;
(15)    Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;

(16)    Investments resulting from the receipt of non-cash consideration in an Asset Sale received in compliance with Section 6.4 or any other disposition of assets not constituting an Asset Sale;
(17)    [reserved];
(18)    advances, loans, rebates and extensions of credit (including the creation of receivables) to suppliers, customers and vendors, and performance guarantees, in each case in the ordinary course of business;
(19)    the acquisition of assets or Capital Stock solely in exchange for the issuance of common equity securities of the Borrower; and
(20)    acquisitions by the Borrower or any Restricted Subsidiary thereof of the majority of the Capital Stock of Persons or of assets constituting a division or business unit of, or all or substantially all of the assets of a Person (each a “Permitted Acquisition”); provided that (i) no Default or Event of Default has occurred or is continuing both before and after giving effect to such Permitted Acquisition; provided that, in the case of any Limited Condition Transaction, such condition shall be limited to any Event of Default under Section 8.1(a) or 8.1(f), (ii) the line of business of the acquired entity shall be similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses conducted by the Borrower and its Restricted Subsidiaries, (iii) any Person acquired shall become, and any Person acquiring assets shall be, and each Subsidiary of such Person shall become, a Restricted Subsidiary of the Borrower (unless any such Person is designated as an Unrestricted Subsidiary) and (iv) the Borrower or such Restricted Subsidiary, as applicable, shall take, and shall cause such Person to take, all actions required under Section 5.9 in connection therewith, provided, further, that with respect to the acquisition of any Person that does not become a Guarantor, the consideration provided by the Borrower or a Restricted Subsidiary that is a Guarantor will be limited to an aggregate Fair Market Value (being measured at the time such Investment is made and without giving effect to subsequent changes in value), taken together with all other Investments made pursuant to this proviso, not to exceed (x) an unlimited amount at any time so long as the Total Net Leverage Ratio on a Pro Forma Basis as of the most recently completed Test Period does not exceed 3.50 to 1.00 (without giving effect to any contemporaneous Investment under clauses (y) or (z) below), plus (y) the greater of $25,000,000 and 12.5% of Consolidated EBITDA as of the most recently completed Test Period, plus (z) to the extent not otherwise utilized, all other amounts permitted to be invested in Non-Guarantor Subsidiaries pursuant to the terms hereof; provided that the Borrower may utilize clause (x) prior to utilizing clauses (y) or (z) and in no event shall clauses (y) or (z) be subject to the ratio test described in clause (x).
“Permitted Liens”: with respect to any Group Member:
(1)    pledges or deposits by such Person in connection with workmen’s compensation, employment or unemployment insurance and other types of social security legislation, employee source deductions and pension fund obligations, or good faith deposits, prepayments or cash pledges to secure bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, performance and return of money bonds and other similar obligations incurred in the ordinary course of business, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety, stay, customs or appeal bonds or statutory bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;
(2)    Liens imposed by law, such as carriers’, warehousemen’s, mechanics’ and other similar Liens, in each case for sums which have not yet been due or payable for more than 30 days or which are being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review (or which, if due and payable, are being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained, to the extent required by GAAP and such proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien);
(3)    Liens for taxes, assessments or other governmental charges (i) which are not yet overdue for more than thirty (30) days or (ii) which are being contested in good faith by appropriate proceedings for which adequate reserves are being maintained to the extent required by GAAP;
(4)    Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;
(5)    minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building code or other restrictions as to the use of real properties or Liens incidental to conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not, individually or in the aggregate, materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;
(6)    Liens Incurred to secure Other Obligations in respect of Indebtedness permitted to be Incurred pursuant to Section 6.1(b)(i), (b)(ii), (b)(iv), (b)(vi), (b)(vii), (b)(xv) or (b)(xvi); provided that, (A) in the case of Section 6.1(b)(vii), such Lien extends only to the assets and/or Capital Stock, the acquisition, lease, construction, repair, replacement or improvement of which is financed thereby and any income or profits thereof, (B) in the case of Section 6.1(b)(iv) and (b)(vi), such Indebtedness complies with the Applicable Requirements, (C) in the case of Section 6.1(b)(xv), such guarantee may only be subject to Liens to the extent the underlying Indebtedness may be subject to any Liens and (D) in the case of Section 6(b)(ii), such Indebtedness is secured only by Liens on Collateral and is subject to the ABL-Term Intercreditor Agreement;
(7)    Liens existing on the Closing Date; provided that any such Liens shall be set forth on Schedule 6.6;
(8)    Liens on assets, property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Borrower or any Restricted Subsidiary of the Borrower (other than the proceeds or products of such assets or property or shares of stock or improvements thereon);

(9)    Liens on assets or on property at the time the Borrower or a Restricted Subsidiary of the Borrower acquired such assets or property, including any acquisition by means of a merger or consolidation with or into the Borrower or any Restricted Subsidiary of the Borrower; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other assets or property owned by the Borrower or any Restricted Subsidiary of the Borrower (other than the proceeds or products of such assets or property or shares of stock or improvements thereon);
(10)    Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Borrower or another Restricted Subsidiary of the Borrower permitted to be Incurred pursuant to Section 6.1;
(11)    Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;
(12)    leases, licenses, subleases and sublicenses of assets (including real property and intellectual property rights) in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Borrower or any of its Restricted Subsidiaries;
(13)    Liens arising from UCC financing statement filings regarding operating leases entered into by the Borrower and its Restricted Subsidiaries in the ordinary course of business;
(14)    Liens in favor of the Borrower or any Guarantor;
(15)    deposits made in the ordinary course of business to secure liability to insurance carriers, companies and brokers;
(16)    Liens on the Equity Interests of Unrestricted Subsidiaries and joint ventures that are not Restricted Subsidiaries of the Borrower;
(17)    grants of software and other technology licenses in the ordinary course of business;
(18)    judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;
(19)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;
(20)    Liens Incurred to secure Cash Management Obligations in the ordinary course of business;

(21)    Liens on equipment of the Borrower or any Restricted Subsidiary of the Borrower granted in the ordinary course of business to the Borrower’s or such Restricted Subsidiary’s client at which such equipment is located;
(22)    Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (6), (7), (8), (9), (10), (14), (23) (solely with respect to Liens originally incurred under clauses (6), (7), (8), (9), (10), (15), (23) and (31)) and (36) of this definition of “Permitted Liens”; provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus proceeds or products of such property or improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8), (9), (10), (14), (23) and (36) of this definition of “Permitted Liens” at the time the original Lien became a Permitted Lien under this Agreement, and (B) an amount necessary to pay accrued and unpaid interest, any fees and expenses, including any premium and defeasance costs, related to such refinancing, refunding, extension, renewal or replacement;
(23)    other Liens securing obligations which obligations, taken together with all obligations permitted to be secured pursuant to this clause (23), in the aggregate do not exceed the greater of $50,000,000 and 25% of Consolidated EBITDA as of the most recently completed Test Period at any one time outstanding;
(24)    Liens on receivables and related assets including proceeds thereof being sold in factoring arrangements entered into in the ordinary course of business;
(25)    Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;
(26)    Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;
(27)    Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 6.1; provided that such Liens do not extend to any assets other than those assets that are the subject of such repurchase agreement;
(28)    restrictions on dispositions of assets to be disposed of pursuant to merger agreements, stock or asset purchase agreements and similar agreements;
(29)    customary options, put and call arrangements, rights of first refusal and similar rights relating to Investments in joint ventures and partnerships;

(30)    any amounts held by a trustee in the funds and accounts under an indenture securing any revenue bonds issued for the benefit of the Borrower or any Restricted Subsidiary thereof;
(31)    Liens (i) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business or (ii) on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;
(32)    Liens (i) of a collection bank arising under Section 4-210 of the UCC on items in the course of collection; (ii) attaching to a commodity trading account in the ordinary course of business; and (iii) in favor of a banking or other financial institution arising as a matter of law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of set-off) and which are within the general parameters customary in the banking industry;
(33)    Liens solely on any cash earnest money deposits made in connection with any letter of intent or purchase agreement in connection with an Investment permitted hereunder;
(34)    customary Liens on deposits required in connection with the purchase of property, equipment and inventory, in each case incurred in the ordinary course of business;
(35)    Liens securing the Obligations created pursuant to any Loan Document, any Specified Swap Agreement and any Specified Cash Management Agreement;
(36)    Liens securing or arising pursuant to Sale Leaseback Transactions; and
(37)    Liens on assets of Non-Guarantor Subsidiaries, provided such Liens secure obligations of Non-Guarantor Subsidiaries that are otherwise permitted hereunder and such Liens only encumber assets of such Non-Guarantor Subsidiaries.
For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.
“Permitted Priority Liens”: with respect to (i) Collateral other than Capital Stock, Permitted Liens and (ii) Collateral constituting Capital Stock, Liens having priority by operation of law.
“Permitted Refinancing Requirements”: with respect to any Indebtedness incurred by the Borrower to Refinance, in whole or part, any other Indebtedness (such other Indebtedness, “Refinanced Debt”):
(a)    with respect to all such Indebtedness:
(i)    the other terms and conditions of such Indebtedness (excluding pricing, fees, rate floors and optional prepayment or redemption terms) are substantially identical to, or (taken as a whole) are no more favorable to, the providers of such Indebtedness than those applicable to the Refinanced Debt (except for financial covenants or other covenants or provisions applicable only to periods after the Latest Maturity Date at the time of such Refinancing, as may be agreed by the Borrower and the providers of such Indebtedness);
(ii)    if such Indebtedness is guaranteed, it is not guaranteed by any Restricted Subsidiary other than the Guarantors; and
(iii)    the proceeds of such Indebtedness are applied, substantially concurrently with the incurrence thereof, to the pro rata prepayment of the outstanding amount of the Refinanced Debt;
(b)    if such Indebtedness constitutes Refinancing Debt:
(i)    such Indebtedness does not mature or have scheduled amortization or payments of principal and is not subject to mandatory redemption or prepayment (except customary asset sale or change of control provisions), in each case prior to the date that is 91 days after the then Latest Maturity Date at the time such Indebtedness is incurred;
(ii)    such Indebtedness does not have a shorter Weighted Average Life to Maturity than the Refinanced Debt; and
(iii)    such Indebtedness shares not greater than ratably in (or, if such Indebtedness constitutes Permitted Unsecured Refinancing Debt, on a junior basis with respect to) any voluntary or mandatory prepayments of any Loans then outstanding; and
(c)    if such Indebtedness is secured:
(i)    such Indebtedness is not secured by any assets other than the Collateral (it being understood that such Indebtedness shall not be required to be secured by all of the Collateral); provided that Indebtedness that may be incurred by Non-Guarantor Subsidiaries pursuant to Section 6.1 may be secured by assets of Non-Guarantor Subsidiaries; and
(ii)    a Senior Representative acting on behalf of the providers of such Indebtedness shall have become party to an Intercreditor Agreement (or any Intercreditor Agreement shall have been amended or replaced in a manner reasonably acceptable to the Administrative Agent, which results in such Senior Representative having rights to share in the Collateral as provided in the definition of Permitted First Priority Refinancing Debt, in the case of Permitted First Priority Refinancing Debt).
“Permitted Unsecured Refinancing Debt”: any unsecured Indebtedness incurred by the Borrower in the form of one or more series of senior unsecured notes or term loans (each, an “Unsecured Refinancing Facility”); provided that (i) such Indebtedness constitutes Permitted Credit Agreement Refinancing Debt in respect of Loans (including portions of Classes of Loans, Other Loans or Incremental Loans) and (ii) such Indebtedness complies with the Permitted Refinancing Requirements; provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five Business Days (or a shorter period acceptable to the Administrative Agent) prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement of this definition shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent notifies the Borrower within such five

Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees)). Permitted Unsecured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.
“Person”: any natural person, corporation, limited partnership, general partnership, limited liability company, limited liability partnership, joint venture, association, joint stock company, trust, bank trust company, land trust, business trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity whether legal or not.
“Plan”: at a particular time, any employee benefit plan that is covered by Title IV of ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Platform”: as defined in Section 5.2(a).
“Preferred Stock”: any Equity Interest with preferential right of payment of dividends or redemptions upon liquidation, dissolution, or winding up.
“primary obligations”: as defined in the definition of “Guaranteed Obligations.”
“primary obligor”: as defined in the definition of “Guaranteed Obligations.”
“Prime Rate”: the rate of interest per annum announced from time to time by Bank of America as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by Bank of America in connection with extensions of credit to debtors).
“Private Lender Information”: any information and documentation that is not Public Lender Information.
“Pro Forma Basis”: for the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”), (i) if, at any time during such Reference Period, the Borrower or any Restricted Subsidiary shall have made any Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period and (ii) if, during such Reference Period, the Borrower or any Restricted Subsidiary shall have made an acquisition of assets constituting at least a division of a business unit of, or all or substantially all of the assets of, any Person, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such acquisition of assets constituting at least a division of a business unit of, or all or substantially all of the assets of, any Person, occurred on the first day of such Reference Period (including, in each such case, such pro forma adjustments relating to a specific transaction or event and reflective of actual or reasonably anticipated synergies and cost savings expected to be realized or achieved in the twelve months following such transaction or event, which pro forma adjustments shall be certified by the chief financial officer, treasurer, controller or comptroller of the Borrower; provided that, such adjustments shall not exceed the percentage-limitations thereon, if any, set forth in the definition of “Consolidated EBITDA” when taken together with such comparable adjustments set forth in the definition of “Consolidated EBITDA.” The term “Disposition” in this definition shall not include dispositions of inventory and other ordinary course dispositions of property.

“pro forma event”: as defined in the definition of “Fixed Charge Coverage Ratio.”
“Projections”: as defined in Section 5.2(d).
“Properties”: as defined in Section 3.13(a).
“Pro Rata Share”: with respect to (i) any Facility, and each Lender and such Lender’s share of all Commitments or Loans under such Facility, at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitments of such Lender under such Facility at such time and the denominator of which is the amount of the aggregate Commitments under such Facility at such time; provided that if any Loans are outstanding under such Facility, then the Pro Rata Share of each Lender shall be a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Loans of such Lender under such Facility at such time and the denominator of which is the amount of the aggregate Loans at such time; provided, further, that if all Loans under such Facility have been repaid, then the Pro Rata Share of each Lender under such Facility shall be determined based on the Pro Rata Share of such Lender under such Facility immediately prior to such repayment and (ii) with respect to each Lender and all Loans and Outstanding Amounts at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the Outstanding Amount with respect to Loans and Commitments of such Lender at such time and the denominator of which is the Outstanding Amount (in aggregate); provided that if all Outstanding Amounts have been repaid or terminated, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.
“Public Lender Information”: information and documentation that is either exclusively (i) of a type that would be publicly available if the Borrower and its Subsidiaries were public reporting companies or (ii) not material with respect to the Borrower and its Subsidiaries or any of their respective securities for purposes of foreign, United States Federal and state securities laws.
“Purchase”: as defined in the definition of “Dutch Auction.”
“Purchase Notice”: as defined in the definition of “Dutch Auction.”
“Purchaser”: as defined in the definition of “Dutch Auction.”
“Qualified Counterparty”: any Person that, as of the Closing Date or as of the date it enters into any Specified Swap Agreement, is a Lender, an Arranger or the Administrative Agent or an Affiliate of a Lender, an Arranger or the Administrative Agent in its capacity as a counterparty to such Specified Swap Agreement.
“Qualified ECP Guarantor”: in respect of any Swap Obligation, any Loan Party that has total assets exceeding $10,000,000 (or total assets exceeding such other amount so that such Loan Party is an “eligible contract participant” as defined in the Commodity Exchange Act) at the time such Swap Obligation is incurred.
“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation, eminent domain or similar proceeding relating to any asset of any Group Member.
“Reference Period”: as defined in the definition of “Pro Forma Basis.”

“Refinance”: in respect of any Indebtedness, to refinance, discharge, redeem, defease, refund, extend, renew or repay any Indebtedness with the proceeds of other Indebtedness, or to issue other Indebtedness, in exchange or replacement for, such Indebtedness in whole or in part; “Refinanced” and “Refinancing” shall have correlative meanings.
“Refinanced Credit Agreement Debt “: as defined in the definition of “Permitted Credit Agreement Refinancing Debt.”
“Refinanced Debt”: as defined in the definition of “Permitted Refinancing Requirements.”
“Refinancing Amendment”: an amendment to this Agreement executed by each of (a) the Borrower, (b) the Administrative Agent and (c) each Additional Lender and Lender that agrees to provide any portion of the Permitted Credit Agreement Refinancing Debt being incurred pursuant thereto, in accordance with Section 2.20.
“Refinancing Debt”: Indebtedness under any First Priority Refinancing Facility or Unsecured Refinancing Facility.
“Refunding Capital Stock”: as defined in Section 6.2(b)(ii)(A).
“Register”: as defined in Section 10.6(b)(v).
“Registered Equivalent Notes”: with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same Guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.
“Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Loan Party in connection therewith that are not applied to repay the Loans pursuant to Section 2.6(c).
“Reinvestment Event”: as defined in Section 2.6(c).
“Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire, replace, reconstruct or repair assets useful in the business of the Borrower and its Restricted Subsidiaries or in connection with a Permitted Acquisition.
“Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date occurring one year after such Reinvestment Event (or, if later, 180 days after the date the Borrower or a Restricted Subsidiary thereof has entered into a binding commitment to reinvest the Net Cash Proceeds of such Reinvestment Event prior to the expiration of such one year period) and (b) the date on which the Borrower shall have notified the Administrative Agent in writing that it has determined not to acquire, replace, reconstruct or repair assets useful in the business of the Borrower and its Restricted Subsidiaries or in connection with a Permitted Acquisition.
“Rejection Notice”: as defined in Section 2.6(e).
“Related Business Assets”: assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by the Borrower or a Restricted Subsidiary thereof in exchange for assets transferred by the Borrower or a Restricted Subsidiary thereof will not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.
“Related Parties”: with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
“Removal Effective Date”: as defined in Section 9.6(b).
“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.
“Reply Amount”: as defined in the definition of “Dutch Auction.”
“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under PBGC Reg. § 4043.
“Repriced Loans”: as defined in Section 10.1(b)(ii).
“Repricing Indebtedness”: as defined in the definition of “Repricing Transaction.”
“Repricing Transaction”: means, other than in the context of a transaction involving a Change of Control or the financing of any Significant Acquisition, (i) the repayment, prepayment, refinancing, substitution or replacement of all or a portion of the Initial Loans with the incurrence of any Indebtedness (“Repricing Indebtedness”) having an effective interest cost or weighted average yield (taking into account interest rate margin and benchmark floors, recurring fees and all upfront or similar fees or original issue discount (amortized over the shorter of (A) the weighted average life to maturity of such term loans and (B) four years), but excluding any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared ratably with all lenders or holders of such term loans in their capacities as lenders or holders of such term loans) that is less than the effective interest cost or weighted average yield of the Initial Loans and (ii) any amendment, waiver, consent or modification to this Agreement relating to the interest rate for, or weighted average yield (to be determined on the same basis as that described in clause (i) above) of, the Initial Loans directed at, or the result of which would be, the lowering of the effective interest cost or weighted average yield applicable to the Initial Loans; provided that, in the cause of clauses (i) or (ii), the primary purpose of such repayment, prepayment, refinancing, substitution, replacement, amendment, waiver, consent or modification, as applicable, as determined by the Borrower in good faith, is to reduce the effective interest cost or weighted average yield of the Initial Loans.

“Required Lenders”: at any time, non-Defaulting Lenders holding more than 50% of (a) until the Closing Date, the Commitments then in effect and (b) thereafter, the sum of (i) the aggregate unpaid principal amount of the Loans then outstanding and (ii) the Total Incremental Commitments then in effect.
“Requirement of Law”: as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Resignation Effective Date”: as defined in Section 9.6(a).

“Responsible Officer”: the chief executive officer, president, chief financial officer, treasurer, controller, comptroller, secretary or vice president of a Loan Party, but in any event, with respect to financial matters, the chief financial officer, treasurer, controller or comptroller of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
“Restricted Investment”: an Investment other than a Permitted Investment.
“Restricted Payments”: as defined in Section 6.2(a).
“Restricted Subsidiary”: collectively, any Subsidiary of the Borrower other than any Unrestricted Subsidiary; provided, however, that upon an Unrestricted Subsidiary’s ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”
“Retired Capital Stock”: as defined in Section 6.2(b)(ii)(A).
“Return Bid”: as defined in the definition of “Dutch Auction.”
“Sanctioned Country” shall mean, at any time, a country or territory which is itself the subject or target of any Sanctions and with which dealings are prohibited under applicable law.
“Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, or by the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person described in clause (a) or (b) above, with respect to (a), (b) or (c) above, only to the extent dealing with such Person is prohibited by applicable law.
“Sanctions” shall mean applicable economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or any EU member state.
“S&P”: Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. and any successor to the rating agency business thereof.
“Sale Leaseback Transaction”: any arrangement with any Person or Persons, whereby in contemporaneous or substantially contemporaneous transactions the Borrower or any Restricted Subsidiary thereof sells substantially all of its right, title and interest in any property and, in connection therewith, the Borrower or a Restricted Subsidiary thereof acquires, leases or licenses back the right to use all or a material portion of such property.
“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Secured Net Leverage Ratio”: as at the last day of any period, the ratio of (a) Consolidated Total Debt on such day consisting of Indebtedness that is secured of the Borrower and its Restricted Subsidiaries (less the amount of Unrestricted cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries on such day), to (b) Consolidated EBITDA, calculated on a Pro Forma Basis for such period, and with such pro forma or scheduling adjustments to Consolidated Total Debt and Consolidated EBITDA as are appropriate and consistent with the pro forma or scheduling adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio.”
“Secured Parties”: the collective reference to the Administrative Agent, the Lenders, any Qualified Counterparties and any Cash Management Providers.
“Securities Act”: the Securities Act of 1933, as amended from time to time, and any successor statute.
“Security Agreement”: the Pledge and Security Agreement to be executed and delivered by the Borrower and each Guarantor, substantially in the form of Exhibit A.
“Security Documents”: the collective reference to the Security Agreement, the Intellectual Property Security Agreements, the Mortgages and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.
“Senior Representative”: with respect to any series of Permitted First Priority Refinancing Debt or any series of Indebtedness permitted under Section 6.1(b)(ii) or (vi), the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.
“Significant Acquisition”: an acquisition the result of which is that Consolidated EBITDA, determined on a Pro Forma Basis after giving effect thereto, is equal to or greater than 125.0% of Consolidated EBITDA immediately prior to the consummation of such Permitted Acquisition, in each case with respect to the Borrower and its Restricted Subsidiaries based on the most recently completed period of four consecutive fiscal quarters for which the financial statements and certificates required by Section 5.1(a) or (b), as the case may be, have been or were required to have been delivered.
“Significant Subsidiary”: at any date of determination, each Restricted Subsidiary of the Borrower that would be a “Significant Subsidiary” within the meaning of Rule 1-02 of Regulation S-X under the Securities Act as such rule is in effect of the Closing Date.
“Similar Business”: any business engaged in by the Borrower, any Restricted Subsidiaries of the Borrower, or any direct or indirect parent on the date of the Closing Date and any business or other activities that are reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which the Borrower and its Restricted Subsidiaries are engaged on the Closing Date.
“Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.
“Solvency Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit H.

“Solvent”: with respect to any Person and its Subsidiaries on a consolidated basis, means that as of any date of determination, (a) the sum of the “fair value” of the assets of such Person will, as of such date, exceed the sum of all debts of such Person as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the “present fair saleable value” of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the probable liability on existing debts of such Person as such debts become absolute and matured, as such quoted term is determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct any business in which it is or is about to become engaged and (d) such Person does not intend to incur, or believe or reasonably should believe that it will incur, debts beyond its ability to pay as they mature. For purposes of this definition, (i) “debt” means liability on a “claim” and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, subordinated, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured. For purposes of this definition, the amount of any contingent, unliquidated and disputed claim and any claim that has not been reduced to judgment at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such liabilities meet the criteria for accrual under the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 5).
“Specified Class”: as defined in Section 2.22(a).
“Specified Cash Management Agreement”: any Cash Management Agreement entered into by any Group Member, on the one hand, and any Cash Management Provider, on the other hand.
“Specified Period”: as to (i) the Excess Cash Flow Period ending September 30, 2015, the period commencing on October 1, 2014 and ending on the day immediately preceding the Excess Cash Flow Application Date that occurs in calendar year 2016 and (ii) any subsequent Excess Cash Flow Period, the period commencing on the Excess Cash Flow Application Date that occurs during such period and ending on the day immediately preceding the Excess Cash Flow Application Date that occurs in the next succeeding Excess Cash Flow Period.
“Specified Swap Agreement”: any Swap Agreement entered into by any Group Member, on the one hand, and any Qualified Counterparty, on the other hand, in respect of interest rates, currencies and commodities to the extent permitted under Section 6.1.
“Subordinated Indebtedness”: (a) with respect to the Borrower, any Indebtedness of the Borrower which is by its terms contractually subordinated in right of payment to the Loans and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms contractually subordinated in right of payment to its Guarantee.
“Subsequent Transaction”: as defined in Section 1.4(b).
“Subsidiary”: with respect to any Person (1) any corporation, partnership, limited liability company, unlimited liability company, association, joint venture or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions having the power to direct or cause the direction of the management and policies thereof at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity and (3) any Person that is consolidated in the consolidated financial statements of the specified Person in accordance with GAAP. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.
“Successor Company”: as defined in Section 6.7(a).
“Successor Guarantor”: as defined in Section 6.7.
“Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries shall be a Swap Agreement.
“Swap Obligation”: as defined in the definition of “Excluded Swap Obligation.”
“Tax Group”: as defined in Section 6.2(b)(x).
“Taxes”: as defined in Section 2.14(a).
“Title Policy”: a lender’s policy of title insurance utilizing the American Land Title Association 2006 Form extended coverage, or such other form as is reasonably acceptable to the Administrative Agent or, if applicable, a binding marked commitment to issue such policy with a final policy to be dated the date of recording of the Mortgages, issued by a title company selected by the Borrower and reasonably acceptable to the Administrative Agent, insuring the Lien of the applicable Mortgage in an amount at least equal to the Fair Market Value of such real property (or such lesser amount as shall be agreed to by the Administrative Agent in its reasonable discretion) in favor of the Administrative Agent for the benefit of the Secured Parties, subject only to those exceptions which are either Permitted Priority Liens or are otherwise reasonably approved by the Administrative Agent and containing such endorsements as the Administrative Agent shall reasonably require.
“Total Assets”: the total consolidated assets of the Borrower and its Restricted Subsidiaries, as shown on the most recent consolidated or combined, as applicable, balance sheet of the Borrower and its Restricted Subsidiaries (giving pro forma effect to any acquisitions or dispositions of assets or properties that have been made by the Borrower or any of its Restricted Subsidiaries subsequent to the date of such balance sheet, including through mergers or consolidations).
“Total Incremental Commitments”: at any time, the aggregate amount of the Incremental Commitments then in effect.

“Total Net Leverage Ratio”: as at the last day of any period, the ratio of (a) Consolidated Total Debt on such day of the Borrower and its Restricted Subsidiaries (less the amount of Unrestricted cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries on such day), to (b) Consolidated EBITDA of the Borrower and its Restricted Subsidiaries, calculated on a Pro Forma Basis for such period, and with such pro forma or scheduling adjustments to Consolidated Total Debt and Consolidated EBITDA as are appropriate and consistent with the pro forma or scheduling adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio.”
“Transactions”: (a) the execution and delivery of the Loan Documents to be entered into on the Closing Date, (b) the Existing Notes Refinancing and (c) the payment of fees and expenses incurred in connection therewith.
“Transferee”: any Assignee or Participant.
“Type”: as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.
“UCC”: the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in any applicable jurisdiction.
“United States” or “U.S.”: the United States of America.
“Unrestricted”: the cash and Cash Equivalents of the Borrower and Domestic Subsidiaries that would appear on the latest balance sheet as unrestricted, in accordance with GAAP.
“Unrestricted Subsidiary”: (i) as of the Closing Date, Anvil International Holdings LLC, (ii) any Subsidiary (other than a Subsidiary in existence as of the Closing Date) of the Borrower designated by the board of directors of the Borrower as an Unrestricted Subsidiary pursuant to Section 5.12 subsequent to the Closing Date and (iii) any Subsidiary of an Unrestricted Subsidiary.
“Unsecured Refinancing Facility”: as defined in the definition of “Permitted Unsecured Refinancing Debt.”
“Voting Stock”: with respect to any Person as of any date, the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.
“Weighted Average Life to Maturity”: when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment, by (2) the sum of all such payments.
“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.
“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
1.2    Other Interpretive Provisions.
(a)    Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.
(b)    As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP; (ii) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” (iii) the word “incur” shall be construed to mean incur, create, issue, assume or become liable in respect of (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, real property, leasehold interests and contract rights, (v) the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person and (vi) references to exhibits, agreements or other Contractual Obligations (including any of the Loan Documents) shall, unless otherwise specified, be deemed to refer to such exhibits, agreements or Contractual Obligations as amended, supplemented, restated, amended and restated or otherwise modified from time to time. For purposes of this Agreement and the other Loan Documents, where the permissibility of a transaction or determinations of required actions or circumstances depend upon compliance with, or are determined by reference to, amounts stated in Dollars, any requisite currency translation shall be based on the rate of exchange between the applicable currency and Dollars (as quoted by the Administrative Agent or if the Administrative Agent does not quote a rate of exchange on such currency, by a known dealer in such currency designated by the Administrative Agent) in effect on the Business Day immediately preceding the date of such transaction (except for such other time periods as provided for in Section 6.1) or determination and shall not be affected by subsequent fluctuations in exchange rates.
(c)    The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and clause, paragraph, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.
(d)    The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
1.3    Accounting.
For purposes of all financial definitions and calculations in this Agreement, including the determination of Excess Cash Flow, there shall be excluded for any period the effects of purchase accounting (including the effects of such adjustments pushed down to the Borrower and its Restricted Subsidiaries) in component amounts required or permitted by GAAP (including in the inventory, property and equipment, software, goodwill, intangible assets, in-process research and development, post-employment benefits, deferred revenue and debt line items thereof) and related authoritative pronouncements (including the effects of such adjustments pushed down to the Borrower and its Restricted Subsidiaries), as a result of the Transactions, any acquisition consummated prior to the Closing Date, any Permitted Acquisitions, or the amortization or write-off of any amounts thereof.
1.4    Limited Condition Transactions.
Notwithstanding anything to the contrary herein, in connection with any action being taken solely in connection with a Limited Condition Transaction, for purposes of:
(a)    determining compliance with any provision of this Agreement which requires the calculation of any financial ratio or test, including the Secured Net Leverage Ratio, Total Net Leverage Ratio and Fixed Charge Coverage Ratio, or requires the absence of any Default or Event of Default; or
(b)    testing availability under baskets set forth in this Agreement (including baskets measured as a percentage of Total Assets);
in each case, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder shall be deemed to be the date the definitive agreements for such Limited Condition Transaction are entered into (the “LCT Test Date”), and if, after giving effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) on a Pro Forma Basis as if they had occurred at the beginning of the most recently completed period of four consecutive fiscal quarters for which the financial statements and certificates required by Section 5.1(a) or (b), as the case may be, have been or were required to have been delivered ending prior to the LCT Test Date, the Borrower would have been permitted to take such action on the relevant LCT Test Date in compliance with such ratio, test or basket, such ratio, test or basket shall be deemed to have been complied with. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with the calculation of any ratio, test or basket availability with respect to the Incurrence of Indebtedness or Liens, the making of Restricted Payments, the making of any Permitted Investment, mergers, the conveyance, lease or other transfer of all or substantially all of the assets of the Borrower, the prepayment, redemption, purchase, defeasance or other satisfaction of Indebtedness, or the designation of an Unrestricted Subsidiary following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement or irrevocable notice for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction (a “Subsequent Transaction”), for purposes of determining whether any such Subsequent Transaction is permitted under this Agreement, any such ratio, test or basket shall be required to be satisfied on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated; provided that, in connection with any Subsequent Transaction, the calculation of Consolidated Net Income (and any defined term a component of which is Consolidated Net Income) shall not assume such Limited Condition Transaction has been consummated and until such Limited Condition Transaction shall have actually occurred.
SECTION 2    AMOUNT AND TERMS OF COMMITMENTS

2.1    Commitments. Subject to the terms and conditions hereof, each Lender severally agrees to make a single Loan to the Borrower on the Closing Date in Dollars and in an amount not to exceed the amount of the Commitment of such Lender on the Closing Date. The Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.7. The Commitments (excluding any Incremental Commitments or Other Commitments) shall automatically terminate at 5:00 P.M., New York City time, on the Closing Date.
2.2    Procedure for Borrowing of Loans. The Borrower shall give the Administrative Agent irrevocable Committed Loan Notice (which notice must be received by the Administrative Agent prior to (A) 2:00 P.M., New York City time, on the anticipated Closing Date, in the case of ABR Loans, and (B) 4:00 P.M., New York City time, two Business Days prior to the Closing Date, in the case of Eurodollar Loans) requesting that the Lenders make the Loans on the Closing Date and specifying (x) the amount to be borrowed and (y) instructions for remittance of the Loans to be borrowed. Upon receipt of such notice the Administrative Agent shall promptly notify each Lender thereof. Not later than 1:00 P.M., New York City time, on the Closing Date, each such Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Loan or Loans to be made by such Lender. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting such account as is designated in writing to the Administrative Agent by the Borrower, with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.
2.3    Repayment of Loans.
(a)    The principal amount of the Loans (excluding Other Loans, Incremental Loans and, solely in the case of clause (ii), Extended Loans) of each Lender shall be repaid (i) on the last Business Day of each March, June, September and December, commencing with the last Business Day of March 2015, in an amount equal to 0.25% of the aggregate principal amount of the Loans outstanding on the Closing Date and (ii) on the Maturity Date, in an amount equal to the aggregate principal amount outstanding on such date, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.
(b)    To the extent not previously paid, (i) each Incremental Loan shall be due and payable on the Incremental Maturity Date applicable to such Incremental Loan, (ii) each Other Loan shall be due and payable on the maturity date thereof as set forth in the Refinancing Amendment applicable thereto together and (iii) each Extended Loan shall be due and payable on the maturity date thereof as set forth in the Permitted Amendment applicable thereto together, in each case, with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.
2.4    Fees. The Borrower agrees to pay to the Administrative Agent and the Arrangers (and their respective affiliates) the fees in the amounts and on the dates as set forth in any fee agreements (including the Engagement Letter) with such Persons and to perform any other obligations contained therein.
2.5    Optional Prepayments.
(a)    The Borrower may at any time and from time to time prepay the Loans, in whole or in part, in each case, without premium or penalty, upon irrevocable notice in a form acceptable to the

Administrative Agent and delivered to the Administrative Agent no later than 4:00 P.M., New York City time, three Business Days prior to the prepayment date, in the case of Eurodollar Loans, and no later than 2:00 P.M., New York City time, on the prepayment date, in the case of ABR Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or ABR Loans; provided that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.15; provided, further, that if such notice of prepayment indicates that such prepayment is to be funded with the proceeds of a Refinancing of the Facility, such notice of prepayment may be revoked if such Refinancing is not consummated and any Eurodollar Loan that was the subject of such notice shall be continued as an ABR Loan. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments of Loans shall be in an aggregate principal amount of (x) in the case of ABR Loans, $500,000 or a whole multiple of $100,000 in excess thereof and (y) in the case of Eurodollar Loans, $1,000,000 or a whole multiple of $100,000 in excess thereof.
(b)    Notwithstanding anything herein to the contrary, in the event that, on or prior to the date that is ~~twelve~~six months after the ~~Closing~~First Amendment Effective Date, the Borrower (x) makes any prepayment of Loans with the proceeds of any Repricing Transaction described under clause (i) of the definition of Repricing Transaction, or (y) effects any amendment of this Agreement resulting in a Repricing Transaction under clause (ii) of the definition of Repricing Transaction, the Borrower shall on the date of such prepayment or amendment, as applicable, pay to each Lender (I) in the case of such clause (x), 1.00% of the principal amount of the Loans so prepaid and (II) in the case of such clause (y), 1.00% of the aggregate amount of the Loans affected by such Repricing Transaction and outstanding on the effective date of such amendment.
2.6    Mandatory Prepayments.
(a)    If any Indebtedness shall be incurred by any Group Member (other than any Indebtedness permitted to be incurred by any such Person in accordance with Section 6.1), concurrently with, and as a condition to closing of such transaction, an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such issuance or incurrence toward the prepayment of the Loans as set forth in clause (f) of this Section 2.6.
(b)    Subject to clause (d) of this Section 2.6, for any Excess Cash Flow Period, an amount equal to the excess of (i) ECF Percentage of such Excess Cash Flow over (ii) to the extent not funded with the proceeds of Indebtedness constituting “long term indebtedness” under GAAP (other than Indebtedness in respect of any revolving credit facility), the aggregate amount of (1) all Purchases by the Borrower (determined by the actual cash purchase price paid by the Borrower for such Purchase and not the par value of the Loans purchased by the Borrower) pursuant to a Dutch Auction permitted hereunder and (2) voluntary prepayments of Loans made by the Borrower during the Specified Period for such Excess Cash Flow Period, shall, on the relevant Excess Cash Flow Application Date, be applied toward the prepayment of the Loans as set forth in clause (f) of this Section 2.6. Each such prepayment shall be made on a date (an “Excess Cash Flow Application Date”) no later than 10 Business Days after the date on which the financial statements of the Borrower referred to in Section 5.1(a), for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Lenders.

(c)    Subject to clause (d) of this Section 2.6, if, on any date, the Borrower or any Restricted Subsidiary shall receive Net Cash Proceeds from any Asset Sale or any Recovery Event in excess of $5,000,000 in any fiscal year, then, unless no Default or Event of Default has occurred and is continuing and the Borrower has determined in good faith that such Net Cash Proceeds shall be reinvested in its business (a “Reinvestment Event”), then such Net Cash Proceeds shall be applied within 10 Business Days of such date to prepay (A) outstanding Loans in accordance with this Section 2.6 and (B) at the Borrower’s option, outstanding Indebtedness that is secured by the Collateral on a pari passu basis incurred (x) as Permitted First Priority Refinancing Debt or (y) pursuant to Section 6.1(b)(vi) (collectively, “Other Applicable Indebtedness”); provided that, notwithstanding the foregoing, on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to any Asset Sale or Recovery Event, shall be applied to prepay the outstanding Loans as set forth in clause (f) of this Section 2.6. Any such Net Cash Proceeds may be applied to Other Applicable Indebtedness only to (and not in excess of) the extent to which a mandatory prepayment in respect of such Asset Sale or Recovery Event is required under the terms of such Other Applicable Indebtedness (with any remaining Net Cash Proceeds applied to prepay outstanding Loans in accordance with the terms hereof), unless such application would result in the holders of Other Applicable Indebtedness receiving in excess of their Pro Rata Share (determined on the basis of the aggregate outstanding principal amount of Loans and Other Applicable Indebtedness at such time) of such Net Cash Proceeds relative to Lenders, in which case such Net Cash Proceeds may only be applied to Other Applicable Indebtedness on a pro rata basis with outstanding Loans. To the extent the holders of Other Applicable Indebtedness decline to have such indebtedness repurchased, repaid or prepaid with any such Net Cash Proceeds, the declined amount of such Net Cash Proceeds shall promptly (and, in any event, within 10 Business Days after the date of such rejection) be applied to prepay Loans in accordance with the terms hereof (to the extent such Net Cash Proceeds would otherwise have been required to be applied if such Other Applicable Indebtedness was not then outstanding).
(d)    Notwithstanding anything to the contrary in this Agreement (including clauses (b) and (c) above), to the extent that any of or all the Net Cash Proceeds of any Asset Sale or Recovery Event by a Foreign Subsidiary or Excess Cash Flow attributable to Foreign Subsidiaries (or foreign branches of Domestic Subsidiaries) are prohibited or delayed by applicable local law from being repatriated to the United States (including financial assistance and corporate benefit restrictions and fiduciary and statutory duties of the relevant directors) or such repatriation would reasonably be expected to result in material adverse Tax consequences (as reasonably determined by the Borrower in consultation with the Administrative Agent), the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Loans at the times set forth in this Section 2.6 but may be retained by the applicable Foreign Subsidiary or branch so long, but only so long, as such applicable local law will not permit repatriation to the United States or such material adverse Tax consequences would continue to result from such repatriation (the Borrower hereby agreeing to cause the applicable Foreign Subsidiary or branch to promptly take commercially reasonable actions to permit such repatriation without violating applicable local law or incurring material adverse Tax consequences), and once such repatriation of any of such affected Net Cash Proceeds or Excess Cash Flow is permitted under such applicable local law or material adverse Tax consequences would no longer result from such repatriation, such repatriation will be immediately effected and such repatriated Net Cash Proceeds or Excess Cash Flow will be promptly (and in any event not later than 10 Business Days after such repatriation) applied (net of additional Taxes payable or reserved against as a result thereof) to the repayment of the Loans pursuant to this Section 2.6.

(e)    The Borrower shall deliver to the Administrative Agent notice of each prepayment required under this Section 2.6 not less than 10 Business Days prior to the date such prepayment shall be made (each such date, a “Mandatory Prepayment Date”). Such notice shall set forth (i) the Mandatory Prepayment Date and (ii) the principal amount of each Loan (or portion thereof) to be prepaid. The Administrative Agent will promptly notify each applicable Lender of such notice and of each such Lender’s Pro Rata Share of the prepayment. Each such Lender may reject all of its Pro Rata Share of the prepayment (such declined amounts, the “Declined Proceeds”) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Borrower no later than 5:00 P.M., New York City time, one (1) Business Day after the date of such Lender’s receipt of such notice from the Administrative Agent. Each Rejection Notice from a given Lender shall specify the principal amount of the prepayment to be rejected by such Lender. If a Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the prepayment to be rejected, any such failure will be deemed an acceptance of the total amount of such prepayment. Any Declined Proceeds may be retained by the Borrower. The Borrower shall deliver to the Administrative Agent, at the time of each prepayment required under this Section 2.6, a certificate signed by a Responsible Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment.
(f)    Amounts to be applied in connection with prepayments made pursuant to this Section 2.6 shall be applied to the prepayment of the Loans in accordance with Section 2.12(b). The application of any prepayment of Loans pursuant to this Section 2.6 shall be made on a pro rata basis regardless of Type. Each prepayment of the Loans under this Section 2.6 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.
2.7    Conversion and Continuation Options.
(a)    The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent an irrevocable Committed Loan Notice, no later than 3:00 P.M., New York City time, on the Business Day preceding the proposed conversion date; provided, that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent an irrevocable Committed Loan Notice, no later than 3:00 P.M., New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor); provided, further, that, no ABR Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.
(b)    Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving an irrevocable Committed Loan Notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans; provided, that, to the extent the Required Lenders provide written notice thereof to the Borrower, no Eurodollar Loan may be continued as such when any Event of Default has occurred and is continuing; provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.8    Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $500,000 or a whole multiple of $100,000 in excess thereof and (b) no more than 10 Eurodollar Tranches shall be outstanding at any one time.
2.9    Interest Rates and Payment Dates.
(a)    Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.
(b)    Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.
(c)    (i) If all or a portion of the principal amount of any Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% and (ii) if all or a portion of (x) any interest payable on any Loan or (y) any other amount payable hereunder or under any other Loan Document shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans under the relevant Facility plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to ABR Loans under the Facility plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non‑payment until such amount is paid in full (as well after as before judgment).
(d)    Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to Section 2.9(c) shall be payable from time to time on demand.
2.10    Computation of Interest. Interest payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to an ABR Loan being converted from a Eurodollar Loan, the date of conversion of such Eurodollar Loan to such ABR Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to an ABR Loan being converted to a Eurodollar Loan, the date of conversion of such ABR Loan to such Eurodollar Loan, as the case may be, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

(a)    Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.9(a).
2.11    Inability to Determine Interest Rate; Illegality.
(a)    If prior to the first day of any Interest Period, the Administrative Agent or the Majority Facility Lenders in respect of the relevant Facility shall have determined (which determination shall be conclusive and binding upon the Borrower) that (i) by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or (ii) that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Facility because of (x) any change since the Closing Date in any applicable law or governmental rule, regulation, order, guideline or request (whether or not having the force of law) or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order, guideline or request, such as, but not limited to, a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Eurodollar Rate and/or (y) other circumstances arising since the Closing Date affecting Lender, the interbank market or the position of such Lender in such market (including that the Eurodollar Rate with respect to such Eurodollar Loan does not adequately and fairly reflect the cost to such Majority Facility Lender of funding such Eurodollar Loan), then, such Lender (or the Administrative Agent, in the case of clause (i) shall promptly give notice (by telephone promptly confirmed in writing) to the Borrower and, except in the case of clause (i) above, the Administrative Agent of such determination. If such notice is given (x) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then-current Interest Period, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent (which the Administrative Agent agrees to do promptly once such condition no longer exists), no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans.
(b)    If any Lender determines that any Requirement of Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, then, by written notice to the Borrower and to the Administrative Agent:
(i)    such Lender may declare that Eurodollar Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods) and ABR Loans will not thereafter (for such duration) be converted into Eurodollar Loans, whereupon any request for a Borrowing of Eurodollar Loans (or to convert a Borrowing of ABR Loans to Borrowing of Eurodollar Loans or to continue a Borrowing of Eurodollar Loans for an additional Interest Period) shall, as to such Lender only, be deemed a request for an ABR Loan (or a request to continue an ABR Loan as such for an additional Interest Period or to convert a Eurodollar Loan into an ABR Loan, as the case may be), unless such declaration shall be subsequently withdrawn; and
(ii)    such Lender may require that all outstanding Eurodollar Loans made by it be converted to ABR Loans (the interest rate on which shall, if necessary to avoid illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the ABR), in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in clause (a) above until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for any such Lender to determine or charges interest rates based upon the Eurodollar Rate.
In the event any Lender shall exercise its rights under paragraphs (i) or (ii) of this clause (b), all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans.
For purposes of this clause (b), a notice to the Borrower by any Lender shall be effective as to each Eurodollar Loan made by such Lender, if lawful, on the last day of the Interest Period then applicable to such Eurodollar Loan; in all other cases, such notice shall be effective on the date of receipt by the Borrower.
(c)    If any Secured Party determines, acting reasonably, that any applicable law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Secured Party to hold or benefit from a Lien over real property of the Loan Parties pursuant to any law of the United States or any state thereof, such Secured Party may notify the Administrative Agent and disclaim any benefit of such security interest to the extent of such illegality; provided that such determination or disclaimer shall not invalidate, render unenforceable or otherwise affect in any manner such Lien for the benefit of any other Secured Party.
2.12    Pro Rata Treatment and Payments.
(a)    Each borrowing by the Borrower from the Lenders hereunder shall be made pro rata according to the respective Percentages or Incremental Percentages, as the case may be, of the relevant Lenders.
(b)    Each payment (including each prepayment) on account of principal of and interest on the Loans shall be made pro rata to the Lenders according to the respective outstanding principal amounts of the Loans then held by the Lenders. The amount of each optional prepayment of the Loans made pursuant to Section 2.5 shall be applied as directed by the Borrower in the notice described in Section 2.5 and, if no direction is given by the Borrower, in the direct order of maturity. The amount of each mandatory prepayment of the Loans pursuant to Section 2.6 (other than any such prepayment pursuant to Section 2.6(b)) shall be applied as directed by the Borrower in the notice described in Section 2.6 and, if no direction is given by the Borrower, in the direct order of maturity. The amount of each mandatory prepayment of the Loans pursuant to Section 2.6(b) shall be applied in the direct order of maturity.

(c)    All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 3:00 P.M., New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. Any payments received after such time shall be deemed to be received on the next Business Day at the Administrative Agent’s sole discretion. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. Except as otherwise provided hereunder, if any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be required on the immediately preceding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.
(d)    Unless the Administrative Agent shall have been notified in writing by any Lender prior to the time of any Borrowing that such Lender will not make the amount that would constitute its share of such Borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans under the relevant Facility, on demand, from the Borrower. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.
(e)    Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective Pro Rata Shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.
(f)    Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Borrowing set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
(g)    Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans are several and not joint. The failure of any Lender to make any Loan on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to purchase its participation.
(h)    Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
2.13    Requirements of Law.
(a)    Subject to clause (c) of this Section 2.13, if any Change in Law shall (i) subject any Lender to any Tax of any kind whatsoever with respect to this Agreement, any letter of credit, any letter of credit application, any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (other than any Non-Excluded Taxes or Other Taxes indemnifiable under Section 2.14 or any Excluded Taxes), (ii) impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate or (iii) impose on such Lender any other condition, and the result of any of the foregoing is to increase the cost to such Lender by an amount that such Lender reasonably deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.
(b)    Subject to clause (c) of this Section 2.13, if any Lender shall have determined that compliance by such Lender (or any corporation controlling such Lender) with any Change in Law regarding capital adequacy or liquidity shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Loans to a level below that which such Lender or such corporation could have achieved but for such Change in Law (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount reasonably deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor (setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.13(b)), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.
(c)    Notwithstanding anything to the contrary in this Agreement (including clauses (a) and (b) above), reimbursement pursuant to this Section 2.13 for (A) increased costs arising from any market disruption (i) shall be limited to circumstances generally affecting the banking market and (ii) may only be requested by Lenders representing the Majority Facility Lenders with respect to the applicable Facility and (B) increased costs because of any Change in Law resulting from clause (i) or (ii) of the proviso to the definition of “Change in Law” may only be requested by a Lender imposing such increased costs on borrowers similarly situated to the Borrower under syndicated credit facilities comparable to those provided hereunder. A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The Borrower shall pay such Lender the additional amount shown as due on any such certificate promptly after and, in any event, within 10 Business Days of receipt thereof. Notwithstanding anything to the contrary in this Section, the Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than nine months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
2.14    Taxes.
(a)    All payments made by any Loan Party under this Agreement or under any other Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, duties, charges, fees, deductions or withholdings, including any penalties, interest and additions to tax with respect thereto, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority (collectively, “Taxes”), unless required by applicable law. If any such Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder or under any other Loan Document, the applicable withholding agent shall pay, or withhold and remit, to the applicable Governmental Authority the full amount of such Taxes, and if the Tax in question is a Non-Excluded Tax or an Other Tax, the applicable Loan Party shall pay such additional amounts as may be necessary so that, after any required withholdings have been made (including any withholdings attributable to any payments required to be made under this Section 2.14) each Lender (or in the case of a payment made to the Administrative Agent for its own account, such Administrative Agent) receives on the due date a net sum equal to what it would have received had such Non-Excluded Taxes or Other Taxes not been levied or imposed.
(b)    The Loan Parties shall, jointly and severally, indemnify the Administrative Agent and each Lender within 10 Business Days after written demand therefor, for the full amount of any Non-Excluded Taxes or Other Taxes levied or imposed and paid by such Person (including Non-Excluded Taxes and Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.14), whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate stating the amount of such payment or liability and setting forth in reasonable detail the calculation thereof prepared in good faith and delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.
(c)    In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(d)    Whenever any Taxes are payable by any Loan Party, within 30 days of the date the payment of any such Taxes is due pursuant to applicable law, the Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by the relevant Loan Party showing payment thereof, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(e)    If any Lender is entitled to an exemption from or reduction of any withholding Tax with respect to payments under this Agreement or any other Loan Document, then such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding, provided that such Lender is legally eligible to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal position of such Lender. In addition, each Lender agrees that, whenever a lapse in time or change in circumstances renders any documentation (including any specific documentation required in this Section 2.14(e)) obsolete, expired or inaccurate in any respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or immediately notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so.
Without limiting the generality of the foregoing:
(i)    Each Lender that is not a “United States person” as defined in Section 7701(a)(30) of the Code (a “Non‑U.S. Lender”) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement two original accurate and complete copies of whichever of the following is applicable:
(1)    U.S. Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable (or successor forms) claiming eligibility for the benefits of an income tax treaty to which the United States is a party,
(2)    U.S. Internal Revenue Service Form W-8ECI (or successor forms),
(3)    in the case of a Non‑U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or 881(c) of the Code, (A) a statement substantially in the form of Exhibit C-1 and (B) a U.S. Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable (or successor forms),
(4)    to the extent a Non-U.S. Lender is not the beneficial owner (for example, where the Non-U.S. Lender is a partnership or participating Lender), U.S. Internal Revenue Service Form W-8IMY (or successor forms) of the Non-U.S. Lender, accompanied by Form W-8ECI, Form W-8BEN or W-BEN-E, a statement substantially in the form of Exhibit C-2 or Exhibit C-3, Form W-9, and/or other certification documents from each beneficial owner, as applicable (in each case, or any subsequent versions thereof or successors thereto) that would be required under this Section 2.14(d) if such beneficial owner were a Lender;

provided that if the Non-U.S. Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a statement substantially in the form of Exhibit C-4 on behalf of each such direct or indirect partner), and
(5)    any other form prescribed by applicable United States federal income tax laws (including the Treasury regulations) as a basis for claiming complete exemption from, or reduction in, United States federal withholding tax on any payments to such Lender under any Loan Document.
(ii)    Each Lender that is a “United States person” as defined in Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement two original copies of U.S. Internal Revenue Service Form W-9, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Lender certifying that such Lender is exempt from United States federal backup withholding.
(iii)    If a payment made to a Lender under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA and to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(iv)    Notwithstanding any other provision of this Section 2.14(e), a Lender shall not be required to deliver any documentation that such Lender is not legally eligible to deliver.
(f)    If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 2.14, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by any Loan Party under this Section 2.14 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender (including any Taxes imposed with respect to such refund) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the Administrative Agent or any Lender be required to pay any amount to the Borrower pursuant to this paragraph (f) the payment of which would place the Administrative Agent or such Lender in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph (f) shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its Taxes which it deems confidential) to the Borrower or any other Person.
(g)    The agreements in this Section 2.14 shall survive the termination of this Agreement, the payment of the Loans and all other amounts payable hereunder, resignation of the Administrative Agent and any assignment of rights by, or replacement of, any Lender.
2.5    Indemnity. The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, reduced, converted or continued, for the period from the date of such prepayment or of such failure to borrow, reduce, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, reduce, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest or other return for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
2.16    Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Sections 2.13 or 2.14 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Sections 2.13 or 2.14.
2.17    Replacement of Lenders. The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Sections 2.11, 2.13 or 2.14 (or with respect to which the Borrower is required to pay additional amounts or indemnity payments pursuant to such sections), (b) becomes a Defaulting Lender or (c) has not consented to a proposed change, waiver, discharge or termination of the provisions of this Agreement as contemplated by Section 10.1 that requires the consent of all Lenders or all Lenders under a particular Facility or each Lender affected thereby and which has been approved by the Required Lenders as provided in Section 10.1, with a Lender or Eligible Assignee; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) in the case of clause (a), prior to any such replacement, such Lender shall have taken no action under Section 2.16 sufficient to eliminate the continued need for payment of amounts owing pursuant to Sections 2.11, 2.13 or 2.14, (iii) the replacement financial institution or other Eligible Assignee shall purchase, at par, all Loans and other amounts (or, in the case of clause (c) as it relates to provisions affecting a particular Facility, Loans or other amounts owing under such Facility) owing to such replaced Lender on or prior to the date of replacement, (iv) the Borrower shall be liable to such replaced Lender under Section 2.15 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (v) the replacement financial institution or other Eligible Assignee, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vi) the replaced Lender shall be deemed to have made such replacement in accordance with the provisions of Section 10.6, (vii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Sections 2.11, 2.13 or 2.14, as the case may be, (viii) the Borrower shall pay to such replaced Lender all accrued and unpaid interest on all outstanding Loans of such replaced Lender and any prepayment premium due to the Lenders under Section 2.5(b) and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender. Upon any such assignment, such replaced Lender shall no longer constitute a “Lender” for purposes hereof (or, in the case of clause (c) as it relates to provisions affecting a particular Facility, a Lender under such Facility); provided that any rights of such replaced Lender to indemnification hereunder shall survive as to such replaced Lender. Each Lender, the Administrative Agent and the Borrower agrees that in connection with the replacement of a Lender and upon payment to such replaced Lender of all amounts required to be paid under this Section 2.17, the Administrative Agent and the Borrower shall be authorized, without the need for additional consent from such replaced Lender, to execute an Assignment and Assumption on behalf of such replaced Lender, and any such Assignment and Assumption so executed by the Administrative Agent and, to the extent required under Section 10.6, the Borrower, shall be effective for purposes of this Section 2.17 and Section 10.6. Notwithstanding anything to the contrary in this Section 2.17, in the event that a Lender which holds Loans or Commitments under more than one Facility does not agree to a proposed amendment, supplement, modification, consent or waiver which requires the consent of all Lenders under a particular Facility, the Borrower shall be permitted to replace the non-consenting Lender with respect to the affected Facility and may, but shall not be required to, replace such Lender with respect to any unaffected Facilities.
2.18    Notes. If so requested by any Lender by written notice to the Borrower (with a copy to the Administrative Agent), the Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) (promptly after the Borrower’s receipt of such notice) a Note or Notes to evidence such Lender’s Loans.
2.19    Incremental Credit Extensions.
(a)    The Borrower may, at any time or from time to time after the Closing Date, by notice from the Borrower to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request one or more additional tranches of Loans (the commitments thereof, the “Incremental Commitments,” the loans thereunder, the “Incremental Loans,” and a Lender making such loans, an “Incremental Lender”); provided that:

(i)    after giving effect to any such Incremental Loans, the aggregate amount of Incremental Loans shall not exceed an amount equal to the sum of (x) an unlimited amount at any time so long as the Secured Net Leverage Ratio on a Pro Forma Basis (but without giving effect to the cash proceeds remaining on the balance sheet of such Incremental Loans) as of the most recently completed period of four consecutive fiscal quarters for which the financial statements and certificates required by Section 5.1(a) or (b), as the case may be, have been or were required to have been delivered does not exceed 3.00 to 1.00 (without giving effect to any contemporaneous borrowing under clause (y) below), plus (y) $175,000,000 (less, in the case of this clause (y), the aggregate principal amount of Indebtedness incurred under Section 6.1(b)(vi)(y) or Section 6.1(b)(ii)(y)); provided that, for the avoidance of doubt, the amount available to the Borrower pursuant to this clause (y) shall be available at all times and shall not be subject to the ratio test described in foregoing clause (x); provided, further, that the Borrower may incur such Indebtedness under any clause (x) or (y) above in such order as it may elect in its sole discretion;
(ii)    the Incremental Loans shall rank pari passu in right of payment and of security with the other Loans and Commitments hereunder;
(iii)    the Incremental Loans shall not mature earlier than the Maturity Date;
(iv)    the Incremental Loans shall have a Weighted Average Life to Maturity no shorter than the Weighted Average Life to Maturity of the Loans;
(v)    subject to clauses (iii) and (iv) above, the interest rates and the amortization schedule applicable to any such Incremental Loans shall be determined by the Borrower and the applicable Incremental Lenders;
(vi)    no Default or Event of Default (or, in connection with a Limited Condition Transaction, no Default or Event of Default under Section 8.1(a) or 8.1(f)) shall exist on the Incremental Facility Closing Date with respect to any Incremental Amendment entered into in connection therewith (and after giving effect to any Incremental Loans made thereunder); and
(vii)    with respect to any Incremental Amendment made on or prior to the date that is eighteen (18) months after the Closing Date, if the all-in-yield (whether in the form of interest rate margins, original issue discount, upfront fees or interest rate floors (subject to the first proviso in this clause (vii)), with such increased amount being equated to interest margin for purposes of determining any increase to the Applicable Margin under the Facility) with respect to the Incremental Loans made thereunder (as determined by the Borrower and the applicable Incremental Lenders) exceeds the all-in yield (after giving effect to interest rate margins (including the interest rate floors (subject to the first proviso in this clause (vii))), original issue discount (equated to interest based on an assumed four-year life to maturity or, if shorter, the remaining life to maturity thereof) and upfront fees (which shall be deemed to constitute like amount of original issue discount), but excluding any arrangement, structuring or other fees payable in connection therewith that are not shared with all Lenders providing such Incremental Loan, which shall not be included and equated to the interest rate) with respect to the existing Loans, after giving effect to any increase or repricing thereof that has theretofore become effective (it being understood that if any such repricing was effected as a refinancing tranche, the original issue discount applicable to the refinanced loans shall be taken into account), by more than 50 basis points (the amount of such excess above 50 basis points being referred to herein as the “Incremental Yield Differential”), then, upon the effectiveness of such Incremental Amendment, the Applicable Margin then in effect for Loans shall automatically be increased by the Incremental Yield Differential; provided that, if the Incremental Loans include an interest-rate floor greater than the interest rate floor applicable to the Loans, the differential between such interest rate floors shall be equated to the interest rate margins for purposes of determining whether an increase to the Applicable Margin shall be required, but only to the extent an increase in the interest rate floor applicable to the Loans would cause an increase in the Applicable Margin applicable to such Loans, and in such case the interest rate floor (but not the Applicable Margin) applicable to the Loans shall be increased to the extent of such differential between interest rate floors.
(b)    Except as set forth in Section 2.19(a), the Incremental Loans shall be treated substantially the same as the Loans, including with respect to mandatory and voluntary prepayments (unless the applicable Incremental Lenders agree to a less than Pro Rata Share of such prepayments) and Guarantees. Each notice from the Borrower to the Administrative Agent pursuant to Section 2.19(a) shall set forth the requested amount and proposed terms of the relevant Incremental Loans.
(c)    Incremental Loans may be made by any existing Lender or any Additional Lender (provided that no Lender shall be obligated to make a portion of any Incremental Loan) on terms permitted in this Section 2.19 and, to the extent not permitted in this Section 2.19, all terms and documentation with respect to any Incremental Loan which (i) are materially more restrictive on the Group Members, taken as a whole, than those with respect to the Loans (but excluding any terms applicable after the Maturity Date) or (ii) relate to provisions of a mechanical (including with respect to the Collateral and currency mechanics) or administrative nature, shall in each case be reasonably satisfactory to the Administrative Agent; provided that the Administrative Agent shall have consented (such consent not to be unreasonably withheld, conditioned or delayed) to such Lender’s making such Incremental Loans if such consent would be required under Section 10.6(b) for an assignment of Loans to such Lender or Additional Lender. Commitments in respect of Incremental Loans shall become Commitments under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Lender agreeing to provide such Commitment, if any, each Additional Lender, if any, and the Administrative Agent. The Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section including, subject to clause (b) of this Section 2.19, amendments to Sections 2.3(a) and 2.5(b) that do not adversely affect the Lenders affected thereby. The effectiveness of any Incremental Amendment shall be (unless waived or not required by the Incremental Lenders in connection with a Limited Condition Transaction) subject to the satisfaction of the condition set forth in clause (d) below and such other conditions as the parties thereto shall agree (the effective date of any such Incremental Amendment, an “Incremental Facility Closing Date”). The Borrower will use the proceeds of the Incremental Loans for any purpose not prohibited by this Agreement.
(d)    Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents (or, in connection with a Limited Condition Transaction, each customary “SunGard” representation and warranty) shall be true and correct in all material respects (except where such representations and warranties are already qualified by materiality, in which case such representation and warranty shall be accurate in all respects) on and as of the Incremental Facility Closing Date as if made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (except where such representations and warranties are already qualified by materiality, in which case such representation and warranty shall be accurate in all respects) as of such earlier date.
(e)    Notwithstanding anything to the contrary herein, this Section 2.19 shall supersede any provisions in Sections 2.12 or 10.1 to the contrary and the Borrower and the Administrative Agent may amend Section 2.12 to implement any Incremental Amendment.
2.20    Refinancing Amendments.
(a)    At any time after the Closing Date, the Borrower may obtain, from any Lender or any Additional Lender, Permitted Credit Agreement Refinancing Debt in respect of all or any portion of the Loans then outstanding under this Agreement (which for purposes of this clause will be deemed to include any then outstanding Other Loans) in the form of Other Loans or Other Commitments pursuant to a Refinancing Amendment; provided that such Permitted Credit Agreement Refinancing Debt:
(i)    shall not be permitted to rank senior in right of payment or security to the other Loans and Commitments hereunder;
(ii)    will have such pricing, premiums, optional prepayment terms and financial covenants as may be agreed by the Borrower and the Lenders thereof;
(iii)    will have a maturity date that is not prior to the maturity date of, and will have a Weighted Average Life to Maturity that is not shorter than, the Loans being Refinanced;
(iv)    subject to clause (ii) above, will have terms and conditions that are either substantially identical to, or, taken as a whole, less favorable to the Lenders or Additional Lenders providing such Permitted Credit Agreement Refinancing Debt than, the Refinanced Debt; and
(v)    the proceeds of such Permitted Credit Agreement Refinancing Debt shall be applied, substantially concurrently with the incurrence thereof, to the prepayment of outstanding Loans being so Refinanced;
provided, further, that the terms and conditions applicable to such Permitted Credit Agreement Refinancing Debt may provide for any financial or other covenants or other provisions that are agreed between the Borrower and the Lenders thereof and applicable only during periods after the Latest Maturity Date that is in effect on the date such Permitted Credit Agreement Refinancing Debt is issued, incurred or obtained. The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions referenced in Section 4.1(n) (unless waived by the Lenders providing such Permitted Credit Agreement Refinancing Debt) and, to the extent reasonably requested by the Administrative Agent, be subject to the receipt by the Administrative Agent of customary legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements consistent with those delivered on the Closing Date under Section 4.1.
(b)    The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Permitted Credit Agreement Refinancing Debt incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Other Loans and/or Other Commitments).
(c)    Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement, any Intercreditor Agreement (or to effect a replacement of any Intercreditor Agreement) and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section.
(d)    Notwithstanding anything to the contrary in this Agreement, this Section 2.20 shall supersede any provisions in Sections 2.12 or 10.1 to the contrary and the Borrower and the Administrative Agent may amend Section 2.12 to implement any Refinancing Amendment.
2.21    Defaulting Lenders.
(a)    Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted in the definitions of “Required Lenders” and “Majority Lenders” and otherwise as set forth in Section 10.1.
(ii)    Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 8 or otherwise), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fourth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Loans and such Lender is a Defaulting Lender under clause (a) of the definition thereof, such payment shall be applied solely to pay the relevant Loans of the relevant non-Defaulting Lenders on a pro rata basis. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(b)    Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), such Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Share (without giving effect to Section 2.21(a)(ii)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
(c)    No Release. The provisions hereof attributable to Defaulting Lenders shall not release or excuse any Defaulting Lender from failure to perform its obligations hereunder.
2.22    `Loan Modification Offers.
(a)    The Borrower may, on one or more occasions, by written notice to the Administrative Agent, make one or more offers (each, a “Loan Modification Offer”) to all the Lenders of one or more Classes on the same terms to each such Lender (each Class subject to such a Loan Modification Offer, a “Specified Class”) to make one or more Permitted Amendments pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower; provided that (i) any such offer shall be made by the Borrower to all Lenders with Loans with a like maturity date (whether under one or more tranches) on a pro rata basis (based on the aggregate outstanding principal amount of the applicable Loans) and (ii) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower. Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendment and (ii) the date on which such Permitted Amendment is requested to become effective (which shall not be less than five Business Days nor more than 45 Business Days after the date of such notice, unless otherwise agreed to by the Administrative Agent); provided that, notwithstanding anything to the contrary, (x) assignments and participations of Specified Classes shall be governed by the same or, at the Borrower’s discretion, more restrictive assignment and participation provisions than those set forth in Section 10.6, and (y) no repayment of Specified Classes shall be permitted unless such repayment is accompanied by an at least pro rata repayment of all earlier maturing Loans (including previously extended Loans) (or all earlier maturing Loans (including previously extended Loans) shall otherwise be or have been terminated and repaid in full). Permitted Amendments shall become effective only with respect to the Loans and Commitments of the Lenders of the Specified Class that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Loans and Commitments of such Specified Class as to which such Lender’s acceptance has been made. No Lender shall have any obligation to accept any Loan Modification Offer.
(b)    A Permitted Amendment shall be effected pursuant to an amendment to this Agreement (a “Loan Modification Agreement”) executed and delivered by the Borrower, each applicable Accepting Lender and the Administrative Agent. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Loan Modification Agreement. No Loan Modification Agreement

shall provide for any extension of any Specified Class in an aggregate principal amount that is less than 25% of such Specified Class then outstanding or committed, as the case may be. Each Loan Modification Agreement may, without the consent of any Lender other than the applicable Accepting Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent and the Borrower, to give effect to the provisions of this Section 2.22, including any amendments necessary to treat the applicable Loans and/or Commitments of the Accepting Lenders as a new “Class” of loans and/or commitments hereunder; provided that (x) no Loan Modification Agreement may provide for (i) any Specified Class to be secured by any Collateral or other assets of any Group Member that does not also secure the Loans and (ii) so long as any Loans are outstanding, any mandatory or voluntary prepayment provisions that do not also apply to the Loans on a pro rata basis; and (y) the terms and conditions of the applicable Loans and/or Commitments of the Accepting Lenders (excluding pricing, fees, rate floors and optional prepayment or redemption terms) shall be substantially identical to, or (taken as a whole) shall be no more favorable to, the Accepting Lenders than those applicable to the Specified Class (except for financial covenants or other covenants or provisions applicable only to periods after the Latest Maturity Date at the time of such Loan Modification Offer, as may be agreed by the Borrower and the Accepting Lenders).
(c)    Subject to Section 2.22(b), the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Loan Modification Agreement that a minimum amount (to be determined and specified in the relevant Loan Modification Offer in the Borrower’s sole discretion and may be waived by the Borrower) of Loans of any or all applicable Classes be extended.
(d)    Notwithstanding anything to the contrary in this Agreement, this Section 2.22 shall supersede any provisions in Sections 2.12 or 10.1 to the contrary and the Borrower and the Administrative Agent may amend Section 2.12 to implement any Loan Modification Agreement.
SECTION 3    REPRESENTATIONS AND WARRANTIES
To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans, each Loan Party (in the case of each Guarantor, only in respect of itself to the extent set forth in this Section 3) hereby jointly and severally represents and warrants to the Administrative Agent and each Lender that:
3.1    Financial Condition.
(a)    The unaudited balance sheets and related unaudited statements of income and comprehensive income and statement of cash flows related to the Borrower for the fiscal quarters ended December 31, 2013, March 31, 2014 and June 30, 2014 present fairly in all material respects the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such applicable date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal quarters then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved, except as otherwise expressly noted therein.
(b)    The audited balance sheets for the fiscal years ended September 30, 2013, September 30, 2012 and September 30, 2011 and related statements of income and comprehensive income and statements of cash flows related to the Borrower for the fiscal years ended September 30, 2013, September 30, 2012 and September 30, 2011, in each case reported on by and accompanied by an unqualified report as to going concern or scope of audit from Ernst & Young LLP, present fairly in all material respects the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such applicable date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). No Group Member has, as of the Closing Date after giving effect to the Transactions and excluding obligations under the Loan Documents and the ABL Documents, any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long term leases or unusual forward or long term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, which are required in conformity with GAAP to be disclosed therein and which are not reflected in the most recent financial statements referred to in this paragraph.
3.2    No Change. Since September 30, 2013, there has been no development or event that has had or would reasonably be expected to have a Material Adverse Effect.
3.3    Existence; Compliance with Law. Each Group Member (a) is duly organized, validly existing and (where applicable in the relevant jurisdiction) in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and (where applicable in the relevant jurisdiction) in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law, except in the case of clauses (a) (as it relates to good standing), (b), (c) and (d) above, to the extent that the failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
3.4    Power; Authorization; Enforceable Obligations.
(a)    Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement and to authorize the other Transactions.
(b)    No Governmental Approval or consent or authorization of, filing with, notice to or other act by or in respect of, any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) Governmental Approvals, consents, authorizations, filings and notices that have been obtained or made and are in full force and effect, (ii) 8-K filings with the SEC in connection with the announcement of the Transactions and (iii) the filings referred to in Section 3.15. No Governmental Approval or consent or authorization of, filing with, notice to or other act by or in respect of, any other Person is required in connection with the consummation of the Transactions, except (w) Governmental Approvals, consents, authorizations, filings and notices that have been obtained or made and are in full force and effect, (x) 8-K filings with the SEC in connection with the announcement of the Transactions, (y) the filings referred to in Section 3.15 and (z) those the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect.
(c)    Each Loan Document has been duly executed and delivered on behalf of each applicable Loan Party. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each applicable Loan Party, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
3.5    No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings and guarantees hereunder and the use of the proceeds thereof will not violate any material Requirement of Law or any Contractual Obligation of any Group Member that is material to the Borrower and its Restricted Subsidiaries, taken as a whole, in either case, except as would not reasonably be expected to have a Material Adverse Effect, or the Organizational Documents of any Loan Party and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law, any such Organizational Documents or any such Contractual Obligation (other than Permitted Liens). The consummation of the Transactions will not (a) violate (x) any Requirement of Law or any Contractual Obligation of any Group Member, except as would not reasonably be expected to have a Material Adverse Effect or (y) the Organizational Documents of any Loan Party and (b) will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law, any such Organizational Documents or any such Contractual Obligation (other than Permitted Liens).
3.6    Litigation. No litigation, suit or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of any Loan Party, threatened by or against any Group Member or against any of their respective properties, assets or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) as to which there is a reasonable possibility of an adverse determination that would reasonably be expected to have a Material Adverse Effect.
3.7    Ownership of Property; Liens. Each Group Member has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, and none of such property is subject to any Lien except as permitted by Section 6.6 and except where the failure to have such title or other interest would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
3.8    Intellectual Property. Except as would not, individually or in an aggregate, reasonably be expected to have a Material Adverse Effect, the Group Members own, or are licensed to use, all intellectual property necessary for the conduct in all material respects of the business of the Borrower and its Restricted Subsidiaries, taken as a whole, as currently conducted. No material claim has been asserted and is pending by any Person challenging or questioning any Group Member’s use of any intellectual property or the validity or effectiveness of any Group Member’s intellectual property or alleging that the conduct of any Group Member’s business infringes or violates the rights of any Person, nor does the Borrower know of any valid basis for any such claim, except, in each case, for such claims that would not reasonably be expected to result in a Material Adverse Effect.

3.9    Taxes. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each Group Member has filed or caused to be filed all Tax returns that are required to be filed and has paid all Taxes due and payable (including in its capacity as a withholding agent), whether or not shown on such Tax returns, and any assessments made against it or any of its property by any Governmental Authority (other than any amount or validity of which are currently being contested in good faith by appropriate proceedings diligently conducted and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member); and (ii) no Tax Lien has been filed, and, to the knowledge of any of the Group Members, no claim is being asserted, with respect to any such tax, fee or other charge. There is no current or proposed Tax assessment, deficiency or other claim against any of the Group Members that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
3.10    Federal Regulations. No Group Member is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock, and no part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for the purpose of buying or carrying Margin Stock or for any purpose that violates the provisions of the regulations of the Board.
3.11    ERISA. Neither a Reportable Event nor a failure to meet the minimum funding standards of Section 412 or 430 of the Code or Section 302 or 303 of ERISA has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Plan has been operated and maintained in compliance in all respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by an amount which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or would reasonably be expected to result in a material liability under ERISA. No such Multiemployer Plan is in Reorganization or Insolvent.
3.12    Investment Company Act; Other Regulations. No Loan Party is an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.
3.13    Environmental Matters. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect:
(a)    the facilities and real properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and (to the knowledge of the Group Members) have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of any Environmental Law;

(b)    no Group Member has received any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor does any Loan Party have knowledge that any such notice is being threatened;
(c)    Materials of Environmental Concern have not been released, transported, generated, treated, stored or disposed of from the Properties in violation of, or in a manner or to a location that is reasonably expected to give rise to liability under, any Environmental Law;
(d)    no judicial proceeding or governmental or administrative action is pending or, to the knowledge of any Group Member, threatened, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;
(e)    the Properties and all operations at the Properties are in compliance, and (to the knowledge of the Group Members) have in the past been in compliance, with all applicable Environmental Laws;
(f)    to the knowledge of the Group Members, there are no past or present conditions, events, circumstances, facts, or activities that would reasonably be expected to give rise to any liability or other obligation for any Group Member under any Environmental Laws;
(g)    no Group Member has assumed any liability of any other Person under Environmental Laws.
3.14    Accuracy of Information, etc. No statement or information (excluding the projections and pro forma financial information referred to below) concerning any Group Member or the Business contained in this Agreement, any other Loan Document, the Confidential Information Memorandum or any other document, certificate or statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, when taken as a whole, contained, as of the date such statement, information, document or certificate was so furnished (or, in the case of the Confidential Information Memorandum, as of the Closing Date), any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not materially misleading. The projections and pro forma financial information, taken as a whole, contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made and as of the Closing Date (with respect to such projections and pro forma financial information delivered prior to the Closing Date), it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact, forecasts and projections are subject to uncertainties and contingencies, actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount and no assurance can be given that any forecast or projections will be realized.
3.15    Security Documents.

(a)    Each of the Security Documents is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law). In the case of (i) the Capital Stock constituting Collateral described in the Security Agreement that are securities represented by stock certificates or otherwise constituting certificated securities within the meaning of Section 8-102(a)(15) of the New York UCC or the corresponding code or statute of any other applicable jurisdiction, when certificates representing such Capital Stock are delivered to the Administrative Agent, and (ii) in the case of the other Collateral not described in clause (i) constituting personal property described in the Security Agreement that is of a type in which a security interest can be created under Article 9 of the New York UCC, when financing statements in appropriate form are filed in the offices specified on Schedule 3.15(a), as the case may be, the Administrative Agent, for the benefit of the Secured Parties, shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other Person (except, in the case of Permitted Priority Liens). As of the Closing Date, none of the Capital Stock of any Guarantor that is a limited liability company or partnership is a Certificated Security (as defined in the Security Agreement).
(b)    Each of the Mortgages delivered on or after the Closing Date is, or upon execution and recording will be, effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law), and when the Mortgages are filed in the recording offices for the applicable jurisdictions in which the Mortgaged Properties are located, each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties, as applicable, and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person other than holders of Permitted Priority Liens. Schedule 1.1B lists, as of the Closing Date, each Material Property located in the United States and held by any Loan Party.
3.16    Solvency. As of the Closing Date, the Group Members, on a consolidated basis, after giving effect to the Transactions and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith and the other transactions contemplated hereby and thereby, will be and will continue to be, Solvent.
3.17    Patriot Act; FCPA; OFAC.
(a)    To the extent applicable, each Loan Party and each Group Member is in compliance, in all material respects, with the Patriot Act.
(b)    The Borrower has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents, to the extent acting on behalf of the Borrower or its Subsidiaries, with applicable Sanctions and the U.S. Foreign Corrupt Practices Act of 1977, as amended, and, to the knowledge of the Borrower, other applicable anti-corruption laws, and the Borrower, its Subsidiaries and their respective directors and executive officers, and the knowledge of the Borrower, their respective other officers, employees and agents, are in compliance with applicable Sanctions, the U.S. Foreign Corrupt Practices Act of 1977, as amended, and, to the knowledge of the Borrower, other applicable anti-corruption laws, in each case, in all material respects. None of (a) the Borrower or any of its Restricted Subsidiaries any of their respective directors or executive officers or (b) to the knowledge of the Borrower, any other officer, employee, agent, affiliate or other representative of the Borrower or any such Subsidiary is a Sanctioned Person, nor is the Borrower or any Subsidiary located, organized or resident in a Sanctioned Country. No use of proceeds of the Loan by the Borrower, its Restricted Subsidiaries and their respective directors, officers, employees and agents will violate applicable Sanctions, the U.S. Foreign Corrupt Practices Act of 1977, as amended, or to the knowledge of the Borrower, any other applicable anti-corruption laws.
3.18    Status as Senior Indebtedness. The Obligations under the Facilities constitute “senior debt,” “senior indebtedness,” “guarantor senior debt,” “senior secured financing” and “designated senior indebtedness” (or any comparable term), as applicable, for all Indebtedness (if any) that is subordinated in right of payment to the Obligations.
3.19    EEA Financial Institutions. No Loan Party is an EEA Financial Institution.
Notwithstanding anything herein or in any other Loan Document to the contrary, no officer of any Group Member shall have any personal liability in connection with the representations and warranties and other certifications in this Agreement or any other Loan Document.
SECTION 4    CONDITIONS PRECEDENT
4.1    Conditions to Closing Date. The agreement of each Lender to make the Initial Loan to be made by it under this Agreement on the Closing Date is subject to the satisfaction, prior to or concurrently with the making of such Loan on the Closing Date, of the following conditions precedent:
(a)    Loan Documents. The Administrative Agent shall have received:
(i)    this Agreement, executed and delivered by the Borrower, each Guarantor and each Person listed on Schedule 1.1A;
(ii)    the Security Agreement, executed and delivered by the Borrower and the Guarantors;
(iii)    the ABL-Term Intercreditor Agreement, executed and delivered by the Borrower, the Guarantors, the Administrative Agent and the ABL Agent;
(iv)    the Intellectual Property Security Agreements, executed and delivered by each applicable Loan Party;
(v)    each other Security Document to be delivered on the Closing Date, executed and delivered by each applicable Loan Party;

(vi)    each Note, executed by the Borrower in favor of each Lender requesting the same;
(vii)    a Committed Loan Notice, executed and delivered by the Borrower.
(b)    Existing Notes Refinancing. The Existing Notes Refinancing shall have been or, substantially concurrently with the borrowing of the Loans shall be, consummated, and after giving effect to the Transactions, the Group Members shall have outstanding no Indebtedness other than (i) the Loans, (ii) Indebtedness in respect of the ABL Credit Agreement and (iii) permitted to be outstanding under Section 6.1(b)(iii) of this Agreement.
(c)    Financial Statements. The Lenders shall have received (a) audited balance sheets for the fiscal years ended September 30, 2013, September 30, 2012 and September 30, 2011 and related statements of income and comprehensive income and statements of cash flows related to the Borrower for the fiscal years ended September 30, 2013, September 30, 2012 and September 30, 2011 and (b) unaudited balance sheets and related statements of income and comprehensive income and statement of cash flows related to the Borrower for the fiscal quarters ended December 31, 2013, March 31, 2014 and June 30, 2014.
(d)    Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid on or prior to the Closing Date, and all expenses required to be paid on the Closing Date for which reasonably detailed invoices have been presented (including the reasonable, fees and expenses of legal counsel to the Administrative Agent) to the Borrower at least three Business Days prior to the Closing Date.
(d)    Closing Certificate; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date, in form and substance reasonably acceptable to the Administrative Agent, with appropriate insertions and attachments, including certified organizational authorizations, incumbency certifications, the certificate of incorporation or other similar Organizational Document of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and bylaws or other similar Organizational Document of each Loan Party certified by a Responsible Officer as being in full force and effect on the Closing Date and (ii) a good standing certificate (long form, to the extent available) for each Loan Party from its jurisdiction of organization.
(f)    Legal Opinions. The Administrative Agent shall have received the executed legal opinion of King & Spalding LLP, special counsel to the Loan Parties, which shall be in form and substance reasonably satisfactory to the Administrative Agent.
(g)    Pledged Stock; Stock Powers; Pledged Notes. Subject to Section 5.15, the Administrative Agent shall have received (i) the certificates representing the shares of Capital Stock (to the extent certificated) pledged pursuant to the Security Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof, and (ii) each promissory note (if any) required to be pledged to the Administrative Agent pursuant to the Security Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(h)    Filings, Registrations and Recordings. Each document (including any UCC financing statement and the Intellectual Property Security Agreements) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than Permitted Priority Liens), shall have been executed and delivered to the Administrative Agent in proper form for filing, registration or recordation.
(i)    Solvency Certificate. The Administrative Agent shall have received a Solvency Certificate, which demonstrates that the Group Members, on a consolidated basis, after giving effect to the Transactions and the other transactions contemplated hereby, will be Solvent.
(j)    Patriot Act. The Administrative Agent and the Lenders (to the extent reasonably requested in writing at least 10 days prior to the Closing Date) shall have received, at least three Business Days prior to the Closing Date, all documentation and other information that the Administrative Agent and the Lenders reasonably determine to be required by Governmental Authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including the Patriot Act.
(k)    Representations and Warranties. The representations and warranties set forth in Section 3 shall be true and correct in all material respects (or, if already qualified by “materiality,” “Material Adverse Effect” or similar phrases, in all respects (after giving effect to such qualification)) on and as of the Closing Date (except those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only to be true and accurate as of such date or with respect to such period of time).
(l)    No Material Adverse Effect. Since September 30, 2013, there shall not have been any event, occurrence or development that has had, or would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.
(m)    [Reserved].
(n)    Officer’s Certificate. The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower confirming that (i) each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (except where such representations and warranties are already qualified by materiality, in which case such representation and warranty shall be accurate in all respects (after giving effect to such qualification)) on and as of the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (except where such representations and warranties are already qualified by materiality, in which case such representation and warranty shall be accurate in all respects (after giving effect to such qualification)) as of such earlier date and (ii) no Default or Event of Default shall have occurred and be continuing on the Closing Date or after giving effect to the extensions of credit requested to be made on the Closing Date.
(o)    Perfection Certificate and Searches. The Administrative Agent shall have received a Perfection Certificate in the form of Exhibit I-1 or any other form approved by it, in its reasonable discretion, as well as copies of UCC, tax and judgment lien and intellectual property lien searches reasonably requested by the Administrative Agent.
SECTION 5    AFFIRMATIVE COVENANTS
The Borrower hereby agrees that, until all Commitments have been terminated and the principal of and interest on each Loan, and all fees and all other expenses or amounts payable under any Loan Document shall have been paid in full (other than contingent indemnification obligations for which no claim has been made), the Borrower shall, and shall cause each if its Restricted Subsidiaries to:
5.1    Financial Statements. Furnish to the Administrative Agent (who shall promptly furnish to each Lender):
(a)    as soon as available, but in any event within 90 days after the last day of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year and accompanied by an opinion of Ernst & Young LLP or other registered public accounting firm of recognized national standing, which opinion shall not be subject to qualification as to scope or contain any “going concern” qualification or exception other than with respect to or resulting from (i) the maturity of any Indebtedness under this Agreement or the ABL Credit Agreement or (ii) any potential inability to satisfy any financial covenant under this Agreement or the ABL Credit Agreement on a future date or for a future period (provided that delivery within the time periods specified above of copies of the Annual Report on Form 10-K of the Borrower (or any direct or indirect parent company thereof) filed with the SEC shall be deemed to satisfy the requirements of this Section 5.1(a)); and
(b)    as soon as available, but in any event within 45 days after the last day of the first three fiscal quarters of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as fairly stating in all material respects the financial position of the Borrower and its consolidated Subsidiaries in accordance with GAAP for the period covered thereby (subject to normal year‑end audit adjustments and the absence of footnotes) (provided that delivery within the time periods specified above of copies of the Quarterly Report on Form 10-Q of the Borrower (or any direct or indirect parent company thereof) filed with the SEC shall be deemed to satisfy the requirements of this Section 5.1(b)).
All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and (except as otherwise provided below) in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes (in the case of clause (b) above)) applied consistently (except to the extent any such inconsistent application of GAAP has been approved by such accountants (in the case of clause (a) above) or officer (in the case of clause (b) above), as the case may be, and disclosed in reasonable detail therein) throughout the periods reflected therein and with prior periods.
5.2    Certificates; Other Information. Furnish to the Administrative Agent (who shall promptly furnish to each Lender) or, in the case of clause (g), to the relevant Lender:

(a)    promptly upon the request of the Administrative Agent, in connection with the delivery of any financial statements or other information pursuant to Section 5.1 or this Section 5.2, confirmation of whether such statements or information contains any Private Lender Information. The Borrower and each Lender acknowledge that certain of the Lenders may be “public-side” Lenders (Lenders that do not wish to receive material non-public information with respect to the Borrower, its Subsidiaries or their securities) and, if documents or notices required to be delivered pursuant to Section 5.1 or this Section 5.2 or otherwise are being distributed through IntraLinks/IntraAgency, SyndTrak or another relevant website or other information platform (the “Platform”), any document or notice that the Borrower has indicated contains Private Lender Information shall not be posted on that portion of the Platform designated for such public-side Lenders, provided that if the Borrower has not indicated whether a document or notice delivered pursuant to Section 5.1 or this Section 5.2 contains Private Lender Information, the Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material nonpublic information with respect to the Borrower, its Subsidiaries or their securities;
(b)    concurrently with the delivery of the financial statements referred to in Section 5.1(a), a report of the accounting firm opining on or certifying such financial statements stating that in the course of its regular audit of the financial statements of the Borrower and its consolidated Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm obtained no knowledge that any Default insofar as it relates to financial covenant matters has occurred or, if in the opinion of such accounting firm such a Default has occurred, specifying the nature and extent thereof;
(c)    concurrently with the delivery of any financial statements pursuant to Section 5.1, (i) a certificate of a Responsible Officer stating that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, (ii) (x) with respect to each annual financial statement commencing with the fiscal year of the Borrower ending September 30, 2015, the amount, if any, of Excess Cash Flow for such fiscal year, together with the calculation thereof in reasonable detail), (y) to the extent not previously disclosed to the Administrative Agent, a description of any change in the jurisdiction of organization of any Loan Party and a list of any federally registered, issued or applied for U.S. intellectual property acquired or developed by any Loan Party since the date of the most recent report delivered pursuant to this clause (y) (or, in the case of the first such report so delivered, since the Closing Date) and (z) a list of all filings of applications for the registration of any Intellectual Property with any Intellectual Property Registry, or filings of a “Statement of Use” or an “Amendment to Allege Use” with respect to any “intent-to-use” Trademark applications since the date of the most recent report delivered pursuant to this clause (z) (or, in the case of the first such report so delivered, since the Closing Date), (iii) certifying a list of names of all Immaterial Subsidiaries, that each Subsidiary set forth on such list individually qualifies as an Immaterial Subsidiary and that all such Subsidiaries in the aggregate do not exceed the limitation set forth in clause (ii) of the definition of the term “Immaterial Subsidiary,” and (iv) certifying a list of names of all Unrestricted Subsidiaries and that each Subsidiary set forth on such list individually qualifies as an Unrestricted Subsidiary;
(d)    as soon as available, but in any event within 90 days after the last day of each fiscal year of the Borrower (commencing with the fiscal year ending on or about September 30, 2015), a reasonably detailed consolidated budget for the following fiscal year (including (i) projected consolidated quarterly income statements and (ii) projected consolidated annual balance sheets of the Borrower and its consolidated Subsidiaries, the related consolidated statements of projected cash flow and projected changes in financial position and projected income) (collectively, the “Projections”), which Projections shall be based on reasonable estimates, information and assumptions that are reasonable at the time in light of the circumstances then existing, it being understood that projections are subject to uncertainties and contingencies, actual results during the period or periods covered by such financial information may differ from the projected results therein by a material amount and there is no assurance that any projections will be realized; and
(e)    promptly following any Lender’s request therefor, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering or terrorist financing rules and regulations, including the Patriot Act.
5.3    Payment of Taxes. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its Tax obligations of whatever nature (including in its capacity as a withholding agent), except (i) where the failure to do so would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or (ii) where the amount or validity thereof is currently being contested in good faith by appropriate proceedings diligently conducted and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member.
5.4    Maintenance of Existence; Compliance with Law.
(a)    (i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain or obtain all Governmental Approvals and all other all rights, privileges and franchises, in each case necessary in the normal conduct of its business, except, in each case, as otherwise permitted by Section 6.7 or by the Security Agreement and except, in the case of clause (ii) above, to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; (b) comply with all Requirements of Law except to the extent that failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect; and (c) comply with all Governmental Approvals except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.
5.5    Maintenance of Property; Insurance. Keep all property necessary in its business in good working order and condition, ordinary wear and tear and casualty and condemnation excepted, except to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect, (b) maintain all the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business, except to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect and (c) maintain with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower) are financially sound and responsible at the time the relevant coverage is placed or renewed insurance in at least such amounts (after giving effect to any self-insurance which the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions) as the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business. The Administrative Agent shall be named as an additional insured or loss payee, as applicable, in respect of all applicable material insurance policies (but, in any event, not including business interruption or personal injury insurance).

If any portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the Flood Insurance Laws, then the Borrower shall, or shall cause the applicable Loan Party to (a) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (b) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent, including evidence of annual renewals of such insurance.
5.6    Inspection of Property; Books and Records; Discussions. Keep proper books of records and account in a manner to allow financial statements to be prepared in conformity with GAAP and (b) permit, at the Borrower’s expense, representatives of the Administrative Agent to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time during normal business hours, upon reasonable prior written notice, and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Group Members and with their registered public accounting firm; provided that (i) in no event shall there be more than one such visit for the Administrative Agent and its representatives as a group per calendar year except during the continuance of an Event of Default and (ii) the Borrower shall have the right to be present during any discussions with accountants.
5.7    Notices. Promptly give notice to the Administrative Agent (who shall promptly furnish to each Lender) of:
(a)    the occurrence of any Default or Event of Default;
(b)    the following events, promptly and in any event within 30 days after the Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan in a material amount, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan that would result in the imposition of a material withdrawal liability, or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination (in other than a “standard termination” as defined in ERISA), Reorganization or Insolvency of, any Plan, in the case of each of clauses (i) and (ii), that would reasonably be expected to have a Material Adverse Effect; and
(c)    any development or event that has had or would reasonably be expected to have a Material Adverse Effect.
Each notice pursuant to this Section 5.7 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.
5.8    Environmental Laws.
(a)    Comply with, and take commercially reasonably action to ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and take commercially reasonably action to ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except, in each case, where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.
(b)    Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect, and in the event that any Group Member shall fail timely to commence or cause to be commenced or fail diligently to prosecute to completion such actions, or contest such requirement in good faith as provided herein, allow the Administrative Agent (at its election) to cause such actions to be performed, and promptly pay all costs and expenses (including reasonable documented out-of-pocket attorneys’ and consultants’ fees, charges and disbursements) thereof or incurred by the Administrative Agent in connection therewith.
5.9    Additional Collateral, etc.
(a)    With respect to any property (to the extent included in the definition of Collateral) acquired at any time after the Closing Date by any Loan Party (or any Group Member required to become a Loan Party pursuant to the terms of the Loan Documents) (other than (x) any property described in paragraph (b), (c) or (d) below and (y) any Excluded Assets) as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a perfected Lien, within 90 days (or such longer period as the Administrative Agent shall reasonably agree) (i) execute and deliver to the Administrative Agent such amendments to the Security Agreement or such other documents as the Administrative Agent reasonably deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such property and (ii) take all actions reasonably necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected security interest (subject to Permitted Liens) in such property, including the filing of UCC financing statements in such jurisdictions as may be required by the Security Agreement or by law or as may reasonably be requested by the Administrative Agent.
(b)    Subject to the last sentence of this paragraph, with respect to any interest in any Material Property either (i) owned at the Closing Date by any Loan Party or (ii) acquired by any Loan Party (or any Group Member required to become a Loan Party pursuant to the terms of the Loan Documents) after the Closing Date (other than any such real property subject to a Lien expressly permitted by clauses (8), (9) and (36) of the definition of “Permitted Liens” to the extent and for so long as the obligations relating to such Liens do not permit a Lien on such property in favor of the Secured Parties), within 90 days (or such longer period as the Administrative Agent shall reasonably agree) of the Closing Date or the acquisition of such Material Property, as applicable, (i) execute and deliver a Mortgage, in favor of the Administrative Agent, for the benefit of the Secured Parties, covering such interest in real property, (ii) if requested by the Administrative Agent, provide the Lenders with a Title Policy as well as a current ALTA survey thereof (or an existing ALTA survey (accompanied if necessary by a “no-change” affidavit and/or other documents)) sufficient to remove the survey exception from the Title Policy and to obtain survey coverage in the Title Policy, together with a surveyor’s certificate in form reasonably acceptable to the Administrative Agent, (iii) if requested by the Administrative Agent, deliver to the Administrative Agent customary legal opinions relating to the enforceability, due authorization, execution and delivery of any such Mortgage and the Lien created thereby, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent, (iv) if requested by the Administrative Agent, a completed “Life-of-Loan”

Federal Emergency Management Agency standard flood hazard determination with respect to each Mortgaged Property (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower), (v) if requested by the Administrative Agent, with respect to any portion of any improvements on any such property located in a special flood hazard area, provide a copy of, or a certificate as to coverage and a declaration page relating to, the insurance policies required by Section 5.5, each of which (a) shall be endorsed or otherwise amended to include a lender’s loss payable endorsement, (b) shall identify the address of each property located in a special flood hazard area, (c) shall indicate the applicable flood zone designation, the flood insurance coverage and the deductible relating thereto, (d) the Borrower shall use commercially reasonable efforts to provide that the insurer will give the Administrative Agent 45 days written notice of cancellation or non-renewal, and (e) shall be otherwise in form and substance satisfactory to the Administrative Agent and (vi) provide evidence reasonably satisfactory to the Administrative Agent of payment by the Borrower of all Title Policy premiums, search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages and issuance of the Title Policies and endorsements contemplated by clause (ii) above. Notwithstanding the foregoing, no Loan Party (or any Group Member required to become a Loan Party pursuant to the terms of the Loan Documents) shall be required to provide a Mortgage with respect to any Excluded Assets.
(c)    With respect to any new Guarantor created or acquired after the Closing Date by any Group Member (which, for the purposes of this Section 5.9(c), shall include any existing Group Member that ceases to be a Non-Guarantor Subsidiary), within 30 days (or such longer period as the Administrative Agent shall reasonably agree) after the date of such creation or acquisition (i) execute and deliver to the Administrative Agent such amendments to this Agreement and the Security Agreement or other Security Documents as the Administrative Agent reasonably deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Guarantor that is owned by any Group Member (subject to Permitted Priority Liens), (ii) deliver to the Administrative Agent the certificates representing such Capital Stock (if any), together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, (iii) cause such new Guarantor (a) to execute and deliver to the Administrative Agent (x) a Guarantor Joinder Agreement or such comparable documentation reasonably requested by the Administrative Agent to become a Guarantor, (y) a joinder agreement to the Security Agreement, substantially in the form annexed thereto, (b) to take such actions, as the Administrative Agent reasonably deems necessary or advisable to grant to the Administrative Agent for the benefit of the Secured Parties a perfected security interest in the Collateral described in the Security Agreement with respect to such new Guarantor, including the filing of UCC financing statements in such jurisdictions as may be required by the Security Agreement or by law or as may be requested by the Administrative Agent, and (c) to deliver to the Administrative Agent a certificate of such Guarantor, in form and substance substantially similar to those delivered pursuant to Section 4.1(e) and reasonably acceptable to the Administrative Agent with appropriate insertions and attachments, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent customary legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.
(d)    With respect to any new Restricted Subsidiary which is directly owned by the Borrower or a Guarantor and is a CFC Holdco or a Foreign Subsidiary (in each case, other than an Immaterial Subsidiary), created or acquired after the Closing Date by any Loan Party, within 30 days (or such longer period as the Administrative Agent shall reasonably agree) after the date of such creation or acquisition (i) execute and deliver to the Administrative Agent such amendments to the Security Agreement as the Administrative Agent reasonably deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected security interest (subject to Permitted Priority Liens) in the Capital Stock of such CFC Holdco or Foreign Subsidiary that is a CFC that is directly owned by any such Loan Party (provided that in no event shall in excess of 65% of the total outstanding Voting Stock of any such CFC Holdco or Foreign Subsidiary that is a CFC be required to be so pledged), and (ii) to the extent such Subsidiary is a Wholly Owned Restricted Subsidiary, deliver to the Administrative Agent the certificates (if any) representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member.
(e)    With respect to any new Non-Guarantor Subsidiary constituting a Restricted Subsidiary created or acquired after the Closing Date by any Loan Party (but excluding any Capital Stock which constitutes an Excluded Asset or that is described in clause (d) above), within 30 days (or such longer period as the Administrative Agent shall reasonably agree) after the date of such creation or acquisition (i) execute and deliver to the Administrative Agent such amendments to the Security Agreement as the Administrative Agent reasonably deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected security interest (subject to Permitted Priority Liens) in the Capital Stock of such Non-Guarantor Subsidiary that is owned by any Loan Party, and (ii) to the extent such Subsidiary is a Wholly Owned Subsidiary, deliver to the Administrative Agent the certificates representing such Capital Stock (if any), together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member.
(f)    Notwithstanding anything to the contrary in this Agreement (i) no actions in any jurisdiction outside the United States shall be required in order to create any security interests in assets located or titled outside of the United States, or to perfect any security interests in such assets, including any intellectual property registered in any jurisdiction outside the United States (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any jurisdiction outside the United States) and (ii) in no event shall control agreements or perfection by control or similar arrangements be required with respect to any Collateral (including deposit or securities accounts), other than in respect of (x) certificated equity interests in Wholly Owned Restricted Subsidiaries otherwise required to be pledged pursuant to the terms of any Loan Document and (y) each intercompany note and promissory note (if any) in an original principal amount in excess of $1,000,000 and required to be pledged to the Administrative Agent pursuant to the Security Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof; provided that, to the extent any deposit and securities accounts are under the control of the ABL Agent at any time pursuant to the terms of the ABL-Term Intercreditor Agreement, the ABL Agent shall act as agent and gratuitous bailee for the Administrative Agent for the purpose of perfecting the Administrative Agent’s Liens in such deposit and securities accounts.
5.10    Credit Ratings. Use commercially reasonable efforts to maintain at all times a public credit rating by each of S&P and Moody’s in respect of the Facilities provided for under this Agreement and a public corporate rating by S&P and a public corporate family rating by Moody’s for the Borrower (it being understood that there shall be no requirement, in any case, to maintain any specific rating).
5.11    Further Assurances. At any time or from time to time upon the reasonable request of the Administrative Agent, at the expense of the Borrower, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Administrative Agent may reasonably request in order to effect fully the purposes of the Loan Documents. In furtherance and not in limitation of the foregoing, the Loan Parties shall take such actions as the Administrative Agent may reasonably request from time to time (including the execution and delivery of guaranties, security agreements, pledge agreements, mortgages, deeds of trust, landlord’s consents and estoppels, stock powers, financing statements and other documents, the filing or recording of any of the foregoing, obtaining of title insurance with respect to any of the foregoing that relates to an interest in real property, and the delivery of stock certificates and other collateral with respect to which perfection is obtained by possession, in each case to the extent required by this Agreement or the applicable Security Documents) to ensure that the Obligations are guaranteed by the Guarantors, on a first priority basis (subject to Permitted Priority Liens) and are secured by substantially all of the assets (other than those assets specifically excluded by the terms of this Agreement and the other Loan Documents) of the Loan Parties.
5.12    Designation of Unrestricted Subsidiaries. The Borrower may at any time after the Closing Date designate any Restricted Subsidiary of the Borrower as an Unrestricted Subsidiary and designate or subsequently re-designate, as applicable, any Unrestricted Subsidiary as a Restricted Subsidiary, so long as (i) after giving effect thereto, on a Pro Forma Basis as of the most recently completed period of four consecutive fiscal quarters for which the financial statements and certificates required by Section 5.1(a) or (b), as the case may be, have been or were required to have been delivered, the Borrower would have been able to Incur $1.00 of additional Indebtedness under Section 6.1(a) and (ii) no Default or Event of Default has occurred and is continuing or would result therefrom. The designation of any Restricted Subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute an Investment by the applicable Loan Party or Restricted Subsidiary therein at the date of designation in an amount equal to the fair market value of the applicable Loan Party’s or Restricted Subsidiary’s investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (x) the incurrence at the time of designation of Indebtedness or Liens of such Subsidiary existing at such time, and (y) a return on any Investment by the applicable Loan Party or Restricted Subsidiary in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of such Loan Party’s or Restricted Subsidiary’s Investment in such Subsidiary.
5.13    ERISA. Cause each Commonly Controlled Entity to maintain all Plans that are presently in existence or may, from time to time, come into existence, in compliance with the terms of any such Plan, ERISA, the Code and all other applicable laws, except to the extent the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
5.14    Use of Proceeds. The proceeds of the Loans made on the Closing Date shall be used to consummate the Transactions. The proceeds of the Incremental Loans shall be used for working capital, capital expenditures and other general corporate purposes of the Group Members not in contravention of any Loan Document. The proceeds of the Other Loans shall be used as provided in Section 2.20.
5.15    Post-Closing Covenant. The Borrower agrees that it will, or will cause its relevant Restricted Subsidiaries to complete each of the other actions described on Schedule 5.15, in each case, as soon as commercially reasonable and by no later than the date set forth in Schedule 5.15 with respect to such action or such later date as the Administrative Agent may reasonably agree.
SECTION 6    NEGATIVE COVENANTS

The Borrower hereby agrees that, until all Commitments have been terminated and the principal of and interest on each Loan and all fees and all other expenses or amounts payable under any Loan Document shall have been paid in full (other than contingent indemnification obligations for which no claim has been made), the Borrower shall, and shall cause its Restricted Subsidiaries to comply with this Section 6.
6.1    Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.
(a)    (i) The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock; and (ii) the Borrower shall not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that the Borrower and any of its Restricted Subsidiaries may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock and the Borrower and any of its Restricted Subsidiaries may issue shares of Preferred Stock, in each case if the Total Net Leverage Ratio of the Borrower and its Restricted Subsidiaries for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued would have been no greater than 4.75 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period; provided, further, that the amount of Indebtedness that may be Incurred and Disqualified Stock or Preferred Stock that may be issued pursuant to this clause (a) by Restricted Subsidiaries that are not Guarantors of the Loans and Obligations, taken together with all other Indebtedness Incurred and Disqualified Stock and Preferred Stock issued pursuant to this proviso to this clause (a), shall not exceed the greater of $25,000,000 and 12.5% of Consolidated EBITDA as of the most recently completed Test Period at any one time outstanding.
(b)    The limitations set forth in Section 6.1(a) shall not apply to (such Indebtedness, and any Indebtedness permitted to be Incurred pursuant to Section 6.1(a), “Permitted Debt”):
(i)    Indebtedness Incurred pursuant to this Agreement and any other Loan Document;
(ii)    Indebtedness Incurred pursuant to the ABL Documents; provided that the aggregate amount of Indebtedness permitted under this clause (ii) shall not exceed an amount equal to the sum of (x) $225,000,000 plus (y) an amount equal to (I) $150,000,000 minus (II) the aggregate principal amount of Indebtedness, not to exceed $150,000,000, Incurred under Section 2.19(a)(i)(y) or Section 6.1(b)(vi)(y) (provided that, at any time, solely for purposes of this clause (II), such Indebtedness Incurred under Section 2.19(a)(i)(y) and/or Section 6.1(b)(vi)(y) will be deemed to have been Incurred under Section 2.19(a)(i)(x) and/or Section 6.1(b)(vi)(x), respectively, to the extent that the Borrower could Incur such Indebtedness under such Section 2.19(a)(i)(x) and/or Section 6.1(b)(vi)(x), as applicable, at such time);

(iii)    Indebtedness existing on the Closing Date (other than Indebtedness described in clauses (i) and (ii) of this Section 6.1(b)); provided that any Indebtedness in excess of $2,750,000 in the aggregate shall be set forth on Schedule 6.1;
(iv)    Permitted First Priority Refinancing Debt;
(v)    Permitted Unsecured Refinancing Debt;
(vi)    Indebtedness secured by the Collateral on a pari passu basis with the Obligations, not to exceed an amount equal to the sum of (x) an unlimited amount at any time so long as the Secured Net Leverage Ratio on a Pro Forma Basis (but without giving effect to the cash proceeds remaining on the balance sheet of such Indebtedness) as of the most recently completed period of four consecutive fiscal quarters for which the financial statements and certificates required by Section 5.1(a) or (b), as the case may be, have been or were required to have been delivered (calculated assuming that such Indebtedness is fully drawn throughout such period) does not exceed 3.00 to 1.00 (without giving effect to any contemporaneous borrowing under clause (y) below), plus (y) $175,000,000 (less, in the case of this clause (y), the aggregate principal amount of Indebtedness Incurred under Section 2.19(a)(i)(y) or Section 6.1(b)(ii)(y)); provided that the Borrower may incur such Indebtedness under clause (x) or (y) above in such order as it may elect in its sole discretion; provided, further, that the Applicable Requirements shall have been satisfied; provided, further, that no Indebtedness under this clause (vi) may be Incurred at any time that a Default or Event of Default (or, in connection with a Limited Condition Transaction, no Default or Event of Default under Section 8.1(a) or 8.1(f)) has occurred and is continuing; provided, further, that, any Indebtedness in the form of loans Incurred under this clause (vi) shall be subject to Section 2.19(a)(vii), mutatis mutandis;
(vii)    Indebtedness (including Capitalized Lease Obligations, mortgage financings or purchase money obligations) Incurred by the Borrower or any of its Restricted Subsidiaries, Disqualified Stock issued by the Borrower or any of its Restricted Subsidiaries and Preferred Stock issued by any Restricted Subsidiaries of the Borrower to finance or Refinance, all or any part of the acquisition, purchase, lease, construction, design, installation, repair, replacement or improvement of property (real or personal), plant or equipment or other fixed or capital assets used or useful in the business of the Borrower or its Restricted Subsidiaries or in a Similar Business (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount, including all Indebtedness Incurred to renew, refund, Refinance, replace, defease or discharge any Indebtedness Incurred pursuant to this clause (vii), not to exceed the greater of $50,000,000 and 25% of Consolidated EBITDA as of the most recently completed Test Period at any one time outstanding;
(viii)    Indebtedness (x) in respect of any bankers’ acceptance, bank guarantees, discounted bill of exchange or the discounting or factoring of receivables for credit management purposes, warehouse receipt or similar facilities, and reinvestment obligations related thereto, entered into in the ordinary course of business and (y) constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit or the Incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing;
(ix)    Indebtedness arising from agreements of the Borrower or a Restricted Subsidiary of the Borrower providing for indemnification, adjustment of purchase price, earnout or similar obligations, in each case, Incurred in connection with the acquisition or disposition of any business, assets or a Subsidiary of the Borrower in accordance with the terms of this Agreement, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;
(x)    shares of Preferred Stock of a Restricted Subsidiary issued to the Borrower or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event that results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Borrower or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock;
(xi)    Indebtedness or Disqualified Stock of (a) a Restricted Subsidiary to the Borrower or (b) the Borrower or any Restricted Subsidiary to any Restricted Subsidiary; provided that if the Borrower or a Guarantor Incurs such Indebtedness or issues such Disqualified Stock to a Restricted Subsidiary that is not the Borrower or a Guarantor such Indebtedness or Disqualified Stock, as applicable, is subordinated in right of payment to the Loans or the Guarantee of such Guarantor, as the case may be and is permitted pursuant to Section 6.2; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event that results in any Restricted Subsidiary lending such Indebtedness or Disqualified Stock, as applicable, ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness or Disqualified Stock, as applicable, (except to the Borrower or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness or Disqualified Stock, as applicable;
(xii)    Hedging Obligations that are Incurred in the ordinary course of business (and not for speculative purposes): (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of this Agreement to be outstanding; (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (3) for the purpose of fixing or hedging commodity price risk with respect to any commodity purchases;
(xiii)    obligations (including reimbursement obligations with respect to letters of credit and bank guarantees) in respect of performance, bid, appeal and surety bonds and completion guarantees provided by the Borrower or any of its Restricted Subsidiaries;
(xiv)    Indebtedness, Disqualified Stock or Preferred Stock in an aggregate principal amount or liquidation preference that, when aggregated with the principal amount or liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and Incurred pursuant to this clause (xiv), does not exceed the greater of $75,000,000 and 37.5% of Consolidated EBITDA as of the most recently completed Test Period at any one time outstanding;

(xv)    any guarantee by the Borrower or any of its Restricted Subsidiaries of Indebtedness or other obligations of the Borrower or any of its Restricted Subsidiaries so long as the Incurrence of such Indebtedness or other obligations by the Borrower or such Restricted Subsidiary is permitted under the terms of this Agreement; provided that if such Indebtedness is by its express terms subordinated in right of payment to the Loans or the Guarantee of any Guarantor, any such guarantee of the Borrower or such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to the Guarantee of the Borrower or such Restricted Subsidiary substantially to the same extent as such Indebtedness is subordinated to the Loans or the Guarantee of the Borrower or such Restricted Subsidiary, as applicable;
(xvi)    any Indebtedness Incurred pursuant to Sale Leaseback Transactions;
(xvii)    the Incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness or Disqualified Stock or Preferred Stock of a Restricted Subsidiary of the Borrower that serves to refund, Refinance, replace or defease any Indebtedness, Disqualified Stock or Preferred Stock Incurred as permitted under clause (a) of this Section 6.1 and clauses (b)(ii), (b)(iii), (b)(vi), (b)(vii), (b)(xiv), (b)(xvii), (b)(xx), (b)(xxii), (b)(xxiii), (b)(xxix), (b)(xxx) and (x)(xxxi) of this Section 6.1 or any Indebtedness, Disqualified Stock or Preferred Stock Incurred to so refund or Refinance such Indebtedness, Disqualified Stock or Preferred Stock, including any additional Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay accrued and unpaid interest, fees and expenses, including any premium and defeasance costs in connection therewith (subject to the following proviso, “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:
(1)    has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, being refunded or Refinanced;
(2)    has a stated maturity which is no earlier than the stated maturity of the Indebtedness being refunded or refinanced;
(3)    to the extent such Refinancing Indebtedness Refinances (x) Subordinated Indebtedness, such Refinancing Indebtedness is Subordinated Indebtedness, or (y) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Disqualified Stock or Preferred Stock;
(4)    is Incurred in an aggregate principal amount (or if issued with original issue discount an aggregate issue price) that is equal to or less than the sum of (x) the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being Refinanced plus (y) the amount necessary to pay accrued and unpaid interest, fees and expenses, including any premium and defeasance costs Incurred in connection with such Refinancing; and
(5)    shall not include (x) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary that is not a Guarantor that Refinances Indebtedness, Disqualified Stock or Preferred Stock of the Borrower; (y) Indebtedness, Disqualified Stock or Preferred Stock

of a Subsidiary that is not a Guarantor that Refinances Indebtedness, Disqualified Stock or Preferred Stock of a Guarantor; or (z) Indebtedness, Disqualified Stock or Preferred Stock of the Borrower or a Restricted Subsidiary that Refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;
(xviii)    Indebtedness arising from (x) Cash Management Services and (y) the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that, in the case of this (y), such Indebtedness is extinguished within ten Business Days of its Incurrence;
(xix)    Indebtedness of the Borrower or any Restricted Subsidiary of the Borrower supported by a letter of credit or bank guarantee issued pursuant to this Agreement, in a principal amount not in excess of the stated amount of such letter of credit or bank guarantee;
(xx)    Contribution Indebtedness;
(xxi)    Indebtedness of the Borrower or any Restricted Subsidiary of the Borrower consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements;
(xxii)    (x) Indebtedness, Disqualified Stock or Preferred Stock of the Borrower or any of its Restricted Subsidiaries Incurred to finance an acquisition or (y) Acquired Indebtedness of the Borrower or any of its Restricted Subsidiaries; provided that, in either case, after giving effect to the transactions that result in the Incurrence or issuance thereof, on a pro forma basis, (1) either (a) the Borrower would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Total Net Leverage Ratio test set forth in clause (a) of this Section 6.1 or (b) the Total Net Leverage Ratio of the Borrower and its Restricted Subsidiaries would be less than immediately prior to such transactions and (2) the aggregate principal amount of Indebtedness Incurred or assumed by Restricted Subsidiaries which are Non-Guarantor Subsidiaries under this clause (xxii) shall not exceed the greater of $15,000,000 and 7.5% of Consolidated EBITDA as of the most recently completed Test Period at any one time outstanding:
(xxiii)    Guarantees (A) Incurred in the ordinary course of business in respect of obligations of (or to) suppliers, customers, franchisees, lessors and licensees that, in each case, are non-Affiliates or (B) otherwise constituting Investments permitted under this Agreement;
(xxiv)    Indebtedness issued by the Borrower or any of its Restricted Subsidiaries to current or former employees, directors, managers and consultants thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Borrower or any direct or indirect parent company of the Borrower to the extent described in Section 6.2(b)(iv);
(xxv)    Indebtedness owed on a short-term basis of no longer than 30 days to banks and other financial institutions Incurred in the ordinary course of business of the Borrower and its Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of the Borrower and its Restricted Subsidiaries;
(xxvi)    customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;
(xxvii)Indebtedness Incurred by Restricted Subsidiaries that are Non-Guarantor Subsidiaries in an aggregate principal amount that, when aggregated with the principal amount of all other Indebtedness then outstanding and Incurred pursuant to this clause (xxvii), does not exceed the greater of $15,000,000 and 7.5% of Consolidated EBITDA as of the most recently completed Test Period at any one time outstanding; and
(xxviii)    Indebtedness Incurred by (x) joint ventures of the Borrower or any of its Restricted Subsidiaries controlled, directly or indirectly, by a Loan party in an aggregate principal amount that, when aggregated with the principal amount of all other Indebtedness then outstanding and Incurred pursuant to this clause (xxviii), does not exceed the greater of $50,000,000 and 25% of Consolidated EBITDA as of the most recently completed Test Period at any one time outstanding and (y) joint ventures of the Borrower or any of its Restricted Subsidiaries not controlled, directly or indirectly, by a Loan Party.
(c)    For purposes of determining compliance with this Section 6.1, in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of Permitted Debt (including clause (a) of this Section 6.1), the Borrower shall, in its sole discretion, at the time of Incurrence, divide, classify or reclassify, or at any later time divide, classify or reclassify, such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) in any manner that complies with this Section 6.1; provided that Indebtedness incurred under clauses (b)(i) or (b)(ii) of this Section 6.1 shall be deemed for all purposes of this Agreement to have been incurred under such clauses or subclauses and shall not be reclassified. The Borrower will also be entitled to divide, classify or reclassify an item of Indebtedness in more than one of the types of Permitted Debt described in clauses (a) and (b) of this Section 6.1 without giving pro forma effect to the Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) Incurred pursuant to clause (b) of this Section 6.1 when calculating the amount of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) that may be Incurred pursuant to clause (a) of this Section 6.1. For the avoidance of doubt, Indebtedness Incurred under any subclause of clause (a)(i) of Section 2.19 or any subclause of clause (b)(vi) of this Section 6.1 shall be deemed to have been Incurred solely pursuant to such specific subclause and shall not be permitted to be reclassified as Indebtedness Incurred under the other subclause of such Section 2.19(a)(i) or 6.1(b)(vi), as applicable. For purposes of determining compliance with this Section 6.1, with respect to Indebtedness Incurred, re-borrowings of amounts previously repaid pursuant to “cash sweep” provisions or any similar provisions that provide that Indebtedness is deemed to be repaid daily (or otherwise periodically) shall only be deemed for purposes of this Section 6.1 to have been Incurred on the date such Indebtedness was first Incurred and not on the date of any subsequent re-borrowing thereof. Accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, the payment of dividends on Disqualified Stock or Preferred Stock in the form of additional shares of Disqualified Stock or Preferred Stock of the same class, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness,

Disqualified Stock or Preferred Stock for purposes of this Section 6.1. For the avoidance of doubt, the outstanding principal amount of any particular Indebtedness shall be counted only once. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness, provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this Section 6.1.
(d)    For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower U.S. dollar equivalent), in the case of revolving credit debt; provided that if such Indebtedness is Incurred to Refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being Refinanced.
6.2    Limitation on Restricted Payments.
(a)    The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:
(i)    pay any dividend or make any distribution on account of the Borrower’s or any of its Restricted Subsidiaries’ Equity Interests, including any payment made in connection with any merger or consolidation involving the Borrower (other than dividends, payments or distributions (A) payable solely in Equity Interests (other than Disqualified Stock) of the Borrower or to the Borrower and its Restricted Subsidiaries; or (B) by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, the Borrower or a Restricted Subsidiary receives at least its Pro Rata Share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);
(ii)    purchase or otherwise acquire or retire for value any Equity Interests of the Borrower or any other direct or indirect parent of the Borrower;
(iii)    make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Indebtedness (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness permitted under Section 6.1(b)(xi)); or
(iv)    make any Restricted Investment;

(all such payments and other actions set forth in clauses (i) through (iv) above, other than any of the exceptions thereto, being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:
(1)    no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;
(2)    in the case of Restricted Payments described in Sections 6.2(a)(i), (ii) and (iii) above, immediately after giving effect to such transaction on a pro forma basis, the Borrower could Incur $1.00 of additional Indebtedness under Section 6.1(a); and
(3)    such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Borrower and its Restricted Subsidiaries after the Closing Date under this clause (3), is less than the sum of, without duplication,
(A)    100% of the amount equal to (x) the cumulative amount of Excess Cash Flow (which amount shall not be less than zero in any fiscal year) of the Borrower and the Restricted Subsidiaries for the period (taken as one accounting period) from October 1, 2014 to the end of the Borrower’s most recently ended fiscal quarter for which internal financial statements are available (it being understood for the avoidance of doubt that, solely for purposes of this definition, Excess Cash Flow for any fiscal year shall be deemed to be zero until the financial statements required to be delivered pursuant to Section 5.1(a) for such fiscal year, and the related Compliance Certificate required to be delivered pursuant to Section 5.2(a) for such fiscal year, have been received by the Administrative Agent) minus (y) the portion of such Excess Cash Flow that has been (or is required to be) applied to the prepayment of Term Loans in accordance with Section 2.6(b), plus
(B)    100% of the aggregate net proceeds, including cash and the Fair Market Value of assets other than cash, received by the Borrower after the Closing Date from the issue or sale of Equity Interests of the Borrower or any direct or indirect parent of the Borrower (excluding (without duplication) Refunding Capital Stock (as defined below), Designated Preferred Stock, Cash Contribution Amount, Excluded Contributions and Disqualified Stock), including Equity Interests issued upon conversion of Indebtedness or upon exercise of warrants or options (other than an issuance or sale to a Restricted Subsidiary of the Borrower or an employee stock ownership plan or trust established by the Borrower or any of its Subsidiaries), plus
(C)    100% of the aggregate amount of contributions to the capital of the Borrower received in cash and the Fair Market Value of property other than cash after the Closing Date (other than Excluded Contributions, Refunding Capital Stock, Designated Preferred Stock and Disqualified Stock and the Cash Contribution Amount), plus
(D)    the principal amount of any Indebtedness, or the liquidation preference or maximum fixed repurchase price, as the case may be, of any

Disqualified Stock, of the Borrower or any Restricted Subsidiary thereof issued after the Closing Date (other than Indebtedness or Disqualified Stock issued to the Borrower or another Restricted Subsidiary) that has been converted into or exchanged for Equity Interests in the Borrower or any direct or indirect parent of the Borrower (other than Disqualified Stock), plus
(E)    100% of the aggregate amount received by the Borrower or any Restricted Subsidiary in cash and the Fair Market Value of property, other than cash, received by the Borrower or any Restricted Subsidiary from:

(I
the sale or other disposition (other than to the Borrower or a Restricted Subsidiary) of Restricted Investments made by the Borrower and its Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from the Borrower and its Restricted Subsidiaries by any Person (other than the Borrower or any of its Subsidiaries) and from repayments of loans or advances which constituted Restricted Investments (other than in each case to the extent that the Restricted Investment was made pursuant to clause (b)(viii) of this Section 6.2),

(II)	the sale (other than to the Borrower or a Restricted Subsidiary of the Borrower) of the Capital Stock of an Unrestricted Subsidiary, or

(III)	any distribution or dividend from an Unrestricted Subsidiary (to the extent such distribution or dividend is not already included in the calculation of Consolidated Net Income); plus
(F)    in the event any Unrestricted Subsidiary of the Borrower has been redesignated as a Restricted Subsidiary or has been merged or consolidated with or into, or transfers or conveys its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary of the Borrower, in each case after the Closing Date, the Fair Market Value (as determined in accordance with the next succeeding sentence) of the Investment of the Borrower in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), after deducting any Indebtedness associated with the Unrestricted Subsidiary so designated or combined or any Indebtedness associated with the assets so transferred or conveyed (other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to clause (b)(viii) of this Section 6.2 or constituted a Permitted Investment; plus
(G)    $25,000,000; plus
(H)    100% of the aggregate amount of all Declined Proceeds retained by the Borrower pursuant to Section 2.6(e).
(b)    The provisions of Section 6.2(a) will not prohibit:

(i)    the payment of any dividend or distribution or consummation of any irrevocable redemption within 60 days after the date of declaration thereof or the giving of a redemption notice related thereto, if at the date of declaration or notice such payment would have complied with the provisions of this Agreement;
(ii)    (A) the redemption, repurchase, defeasance, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) of the Borrower or any direct or indirect parent of the Borrower or any Restricted Subsidiary or Subordinated Indebtedness of the Borrower or any Restricted Subsidiary, in exchange for, or out of the proceeds of the substantially concurrent sale of, Equity Interests of the Borrower or any direct or indirect parent of the Borrower to the extent the proceeds therefrom are contributed to the Borrower or contributions to the equity capital of the Borrower (other than any Disqualified Stock or any Equity Interests sold to the Borrower or any Subsidiary of the Borrower or to an employee stock ownership plan or any trust established by the Borrower or any of its Subsidiaries) (collectively, including any such contributions, “Refunding Capital Stock”); (B) if immediately prior to the retirement of Retired Capital Stock, the declaration and payment of dividends thereon was permitted under clause (vi) of this Section 6.2(b), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, defease, retire or otherwise acquire any Equity Interests of any direct or indirect parent company of the Borrower) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Retired Capital Stock immediately prior to such retirement; and (C) the declaration and payment of accrued dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Borrower or to an employee stock ownership plan or any trust established by the Borrower or any of its Subsidiaries) of Refunding Capital Stock;
(iii)    the redemption, repurchase, defeasance or other acquisition or retirement of Subordinated Indebtedness of the Borrower or any Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Borrower or a Restricted Subsidiary that is Incurred in accordance with Section 6.1 so long as:
(A)    the principal amount of such new Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired for value (plus accrued and unpaid interest, fees and expenses, including any premium and defeasance costs, required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired plus any fees and expenses Incurred in connection therewith, including reasonable tender premiums);
(B)    such Indebtedness is subordinated to the Facilities or the related Guarantee, as the case may be, at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, defeased, acquired or retired for value;

(C)    such Indebtedness has a final scheduled maturity no earlier than the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired; and
(D)    such Indebtedness has a Weighted Average Life to Maturity that is not less than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired;
(iv)    the purchase, retirement, redemption or other acquisition (or dividends to the Borrower or any other direct or indirect parent of the Borrower to finance any such purchase, retirement, redemption or other acquisition) for value of Equity Interests of the Borrower or any other direct or indirect parent of the Borrower held by any future, present or former employee, director or consultant of the Borrower or any direct or indirect parent of the Borrower or any Subsidiary of the Borrower or their estates or the beneficiaries of such estates pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other similar agreement or arrangement; provided, however, that the aggregate amounts paid under this clause (iv) do not exceed $5,000,000 in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $10,000,000 in any calendar year); provided, further, however, that such amount in any calendar year may be increased by an amount not to exceed:
(A)    the cash proceeds received by the Borrower or any of its Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Stock) of the Borrower or any other direct or indirect parent of the Borrower (to the extent contributed to the Borrower) to members of management, directors or consultants of the Borrower and its Restricted Subsidiaries or the Borrower or any other direct or indirect parent of the Borrower that occurs after the Closing Date (provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under clause (a)(3) of this Section 6.2); plus
(B)    the cash proceeds of key man life insurance policies received by the Borrower or any direct or indirect parent of the Borrower (to the extent contributed to the Borrower) and its Restricted Subsidiaries after the Closing Date;
provided that the Borrower may elect to apply all or any portion of the aggregate increase contemplated by clauses (A) and (B) above in any calendar year); in addition, cancellation of Indebtedness owing to the Borrower from any current or former officer, director or employee (or any permitted transferees thereof) of the Borrower or any of its Restricted Subsidiaries (or any direct or indirect parent company thereof), in connection with a repurchase of Equity Interests of the Borrower from such Persons will not be deemed to constitute a Restricted Payment for purposes of this Section 6.2 or any other provisions of this Agreement;
(v)    the payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Borrower or any of its Restricted Subsidiaries and any Preferred Stock of any Restricted Subsidiaries issued or Incurred in accordance with Section 6.1;

(vi)    the payment of dividends on the Borrower’s common stock (or the payment of dividends to any direct or indirect parent of the Borrower to fund the payment by any direct or indirect parent of the Borrower of dividends on such entity’s common stock) not to exceed $25,000,000 in any fiscal year of the Borrower;
(vii)    Restricted Payments that are made with Excluded Contributions;
(viii)    other Restricted Payments in an aggregate amount, taken together with all other Restricted Payments made pursuant to this clause (viii), not to exceed the greater of $25,000,000 and 12.5% of Consolidated EBITDA as of the most recently completed Test Period;
(ix)    the distribution, as a dividend or otherwise, of shares of Capital Stock or other securities of, or Indebtedness owed to, the Borrower or a Restricted Subsidiary of the Borrower by, Unrestricted Subsidiaries;
(x)    for any taxable period for which the Borrower and/or any of its Subsidiaries are members of a consolidated, combined or similar income Tax group for U.S. federal and/or applicable state or local income tax purposes of which a direct or indirect parent of Borrower is the common parent (a “Tax Group”), the payment of any dividends or other distributions to such common parent in amounts required for such common parent to pay the portion of any U.S. federal, state and/or local income taxes (as the case may be) of such Tax Group for such taxable period that are attributable to the income of the Borrower and/or such Subsidiaries, provided that (a) the amount of any dividends or other distributions for any taxable period shall not exceed the amount of such Taxes that Borrower and/or such Subsidiaries, as applicable, would have paid had Borrower and/or such Subsidiaries, as applicable, been a stand-alone taxpayer (or a stand-alone group) and (b) dividends or other distributions in respect of an Unrestricted Subsidiary shall be permitted only to the extent that such cash distributions were made by such Unrestricted Subsidiary to Borrower or any of its Restricted Subsidiaries for such purpose;
(xi)    (A) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants and (B) in connection with the withholding of a portion of the Equity Interests granted or awarded to a director or an employee to pay for the taxes payable by such director or employee upon such grant or award;
(xii)    the payment, purchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness, Disqualified Stock or Preferred Stock of the Borrower and its Restricted Subsidiaries in connection with a change of control or an Asset Sale that is permitted under Section 6.4 and the other terms of this Agreement; provided that, prior to such payment, purchase, redemption, defeasance or other acquisition or retirement for value, the Borrower (or a third party to the extent permitted by this Agreement) has applied such amounts in accordance with Section 2.6 as a result of such change of control or Asset Sale, as the case may be;
(xiii)    any joint venture that is not a Restricted Subsidiary may make Restricted Payments required or permitted to be made pursuant to the terms of the joint venture arrangements to holders of its Equity Interests;

(xiv)    the payment of cash in lieu of the issuance of fractional shares of Equity Interests upon exercise or conversion of securities exercisable or convertible into Equity Interests of the Borrower;
(xv)    payments or distributions, in the nature of satisfaction of dissenters’ rights, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of this Agreement applicable to mergers, consolidations and transfers of all or substantially all the property and assets of the Borrower;
(xvi)    Restricted Payments; provided that the Total Net Leverage Ratio, on a Pro Forma Basis as of the most recently completed four consecutive fiscal quarters for which the financial statements and certificates required by Section 5.1(a) or (b), as the case may be, have been or were required to have been delivered, does not exceed 2.00 to 1.00; and
(xvii)    Restricted Payments made to fund any distributions in respect of any employee stock ownership plan;
provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (b)(vi), (b)(viii) and (b)(xvi) of this Section 6.2, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.
(c)    For purposes of this Section 6.2, if any Investment or Restricted Payment would be permitted pursuant to one or more provisions described above and/or one or more of the exceptions contained in the definition of “Permitted Investments,” the Borrower may divide and classify such Investment or Restricted Payment in any manner that complies with this Section 6.2 and may later divide and reclassify any such Investment or Restricted Payment so long as the Investment or Restricted Payment (as so divided and/or reclassified) would be permitted to be made in reliance on the applicable exception as of the date of such reclassification.
6.3    Dividend and Other Payment Restrictions Affecting Subsidiaries. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries that is not a Guarantor to, directly or indirectly create or otherwise cause to become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary that is not a Guarantor to:
(a)    (i) pay dividends or make any other distributions to the Borrower or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits; or (ii) pay any Indebtedness owed to the Borrower or any of its Restricted Subsidiaries;
(b)    make loans or advances to the Borrower or any of its Restricted Subsidiaries; or
(c)    sell, lease or transfer any of its properties or assets to the Borrower or any of its Restricted Subsidiaries;
except in each case for such encumbrances or restrictions existing under or by reason of:

(1)    contractual encumbrances or restrictions in effect or entered into or existing on the Closing Date, including pursuant to this Agreement, the ABL Documents, Hedging Obligations and the other documents relating to the Transactions;
(2)    this Agreement, the Loan Documents, the ABL Documents and, in each case, any guarantees thereof;
(3)    applicable law or any applicable rule, regulation or order;
(4)    any agreement or other instrument of a Person acquired by the Borrower or any Restricted Subsidiary which was in existence at the time of such acquisition or at the time it merges with or into the Borrower or any Restricted Subsidiary or assumed in connection with the acquisition of assets from such Person (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person and its Subsidiaries, other than the Person, or the property or assets of the Person and its Subsidiaries, so acquired or the property or assets so assumed;
(5)    contracts or agreements for the sale of assets, including customary restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary;
(6)    Indebtedness secured by a Lien that is otherwise permitted to be Incurred pursuant to Sections 6.1 and 6.6 that limit the right of the debtor to dispose of the assets securing such Indebtedness;
(7)    restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;
(8)    customary and usual provisions in joint venture, operating or other similar agreements, asset sale agreements and stock sale agreements in connection with the entering into of such transaction;
(9)    purchase money obligations for property acquired and Capitalized Lease Obligations in the ordinary course of business that impose restrictions of the nature described in clause (c) of this Section 6.3 on the property so acquired;
(10)    customary provisions contained in leases, licenses, contracts and other similar agreements entered into in the ordinary course of business (including leases or licenses of intellectual property) that impose restrictions of the type described in clause (c) of this Section 6.3 on the property subject to such lease, license, contract or agreement;
(11)    other Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary of the Borrower that is Incurred subsequent to the Closing Date pursuant to Section 6.1; provided that either (A) such encumbrances and restrictions contained in any agreement or instrument will not materially affect the Borrower’s ability to make anticipated principal or interest payment on the Loans (as determined by the Borrower in good faith)

or (B) such encumbrances and restrictions are not materially more restrictive, taken as a whole, than those, in the case of encumbrances, outstanding on the Closing Date, and in the case of restrictions, contained in this Agreement;
(12)    any Restricted Investment not prohibited by Section 6.2 and any Permitted Investment;
(13)    arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Borrower or any Restricted Subsidiary thereof in any manner material to the Borrower or any Restricted Subsidiary thereof;
(14)    existing under, by reason of or with respect to Refinancing Indebtedness; provided that the encumbrances and restrictions contained in the agreements governing that Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being Refinanced;
(15)    restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Borrower or any of its Restricted Subsidiaries is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the property or assets of the Borrower or such Restricted Subsidiary that are the subject of such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Borrower or such Restricted Subsidiary or the assets or property of any other Restricted Subsidiary;
(16)    any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) of this Section 6.3 imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (15) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower, not materially more restrictive as a whole with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.
For purposes of determining compliance with this Section 6.3, (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to the Borrower or a Restricted Subsidiary of the Borrower to other Indebtedness Incurred by the Borrower or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.
6.4    Asset Sales. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, cause or make an Asset Sale, unless:

(a)    the Borrower or any of its Restricted Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by the Borrower) of the Equity Interests issued or assets sold or otherwise disposed of;
(b)    immediately before and after giving effect to such Asset Sale, no Event of Default has occurred and is continuing or would result therefrom; and
(c)    except in the case of a Permitted Asset Swap, at least 75.0% of the consideration therefore received by the Borrower or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of:
(i)    any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto or, if incurred, increased or decreased subsequent to the date of such balance sheet, such liabilities that would have been reflected in the Borrower’s or such Restricted Subsidiary’s balance sheet or in the notes thereto if such incurrence, increase or decrease had taken place on the date of such balance sheet, as reasonably determined in good faith by the Borrower) of the Borrower or any Restricted Subsidiary of the Borrower (other than liabilities that are by their terms subordinated to the Obligations) that are assumed by the transferee (or a third party on behalf of the transferee) of any such assets or Equity Interests pursuant to an agreement that releases or indemnifies the Borrower or such Restricted Subsidiary (or a third party on behalf of the transferee), as the case may be, from further liability;
(ii)    any notes or other obligations or other securities or assets received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash within 180 days of the receipt thereof (to the extent of the cash received);
(iii)    any Designated Non-cash Consideration received by the Borrower or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value (being measured at the time received and without giving effect to subsequent changes in value), taken together with all other Designated Non-cash Consideration received pursuant to this clause (iii) that is at that time outstanding, not to exceed the greater of $10,000,000 and 5% of Consolidated EBITDA as of the most recently completed Test Period;
(iv)    Indebtedness of any Restricted Subsidiary of the Borrower that is no longer a Restricted Subsidiary as a result of such Asset Sale, to the extent that the Borrower and each other Restricted Subsidiary are released from any Guarantee of such Indebtedness in connection with such Asset Sale; and
(v)    consideration consisting of Indebtedness of the Borrower or any Guarantor received from Persons who are not the Borrower or a Restricted Subsidiary,
shall each be deemed to be Cash Equivalents for the purposes of this Section 6.4;
After the Borrower’s or any Restricted Subsidiary’s receipt of the Net Cash Proceeds of any Asset Sale pursuant to clause (c) above, the Borrower or such Restricted Subsidiary shall apply the Net Cash Proceeds from such Asset Sale if and to the extent required by Section 2.6(c).

6.5    Transactions with Affiliates.
(a)    The Borrower shall not, and shall not permit any Restricted Subsidiaries of the Borrower to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Borrower (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $5,000,000, unless such Affiliate Transaction is on terms that are not materially less favorable to the Borrower or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Borrower or such Restricted Subsidiary with an unrelated Person.
(b)    The foregoing provisions will not apply to the following:
(i)    (A) transactions between or among (x) the Borrower and/or any of its Restricted Subsidiaries (or an entity that becomes a Restricted Subsidiary as a result of such transaction) and (y) the Borrower and/or any of its Restricted Subsidiaries (or an entity that becomes a Restricted Subsidiary as a result of such transaction) and (B) any merger or consolidation of the Borrower or any direct parent company of the Borrower, provided that such parent company shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of the Borrower and such merger or consolidation is otherwise in compliance with the terms of this Agreement and effected for a bona fide business purpose;
(ii)    (A) Restricted Payments permitted by Section 6.2 (including any payments that are exceptions to the definition of Restricted Payments set forth in Section 6.2(a)(i) through (iv)) and (B) Permitted Investments;
(iii)    transactions pursuant to compensatory, benefit and incentive plans and agreements with officers, directors, managers or employees of the Borrower or any of its Restricted Subsidiaries approved by a majority of the Board of Directors of the Borrower in good faith;
(iv)    the payment of reasonable and customary fees and reimbursements paid to, and indemnity and similar arrangements provided on behalf of, former, current or future officers, directors, managers, employees or consultants of the Borrower or any Restricted Subsidiary or any direct or indirect parent of the Borrower;
(v)    transactions in which the Borrower or any of the Restricted Subsidiaries, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a)(i) of this Section 6.5;
(vi)    payments, loans or advances to employees or consultants or guarantees in respect thereof (or cancellation of loans, advances or guarantees) for bona fide business purposes in the ordinary course of business;
(vii)    any agreement, instrument or arrangement as in effect as of the Closing Date or any transaction contemplated thereby, or any amendment thereto (so long as any such amendment is not disadvantageous to Lenders in any material respect when taken as a whole as compared to the applicable agreement as in effect on the Closing Date as reasonably determined by the Borrower in good faith);
(viii)    the existence of, or the performance by the Borrower or any of its Restricted Subsidiaries of its obligations under the terms of any stockholders or similar agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Closing Date, and any amendment thereto or similar transactions, agreements or arrangements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Borrower or any of its Restricted Subsidiaries of its obligations under, any future amendment to any such existing transaction, agreement or arrangement or under any similar transaction, agreement or arrangement entered into after the Closing Date shall only be permitted by this clause (viii) to the extent that the terms of any such existing transaction, agreement or arrangement together with all amendments thereto, taken as a whole, or new transaction, agreement or arrangement are not otherwise more disadvantageous to the Lenders in any material respect than the original transaction, agreement or arrangement as in effect on the Closing Date;
(ix)    (A) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement, which are fair to the Borrower and the Restricted Subsidiaries of the Borrower in the reasonable determination of the Borrower, and are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party or (B) transactions with joint ventures or Unrestricted Subsidiaries entered into in the ordinary course of business;
(x)    the Transactions;
(xi)    the sale or issuance of Equity Interests (other than Disqualified Stock) of the Borrower;
(xii)    any contribution to the capital of the Borrower or any Restricted Subsidiary;
(xiii)    transactions permitted by, and complying with, the provisions of Section 6.7;
(xiv)    transactions between the Borrower or any of its Restricted Subsidiaries and any Person, a director of which is also a director of the Borrower or any direct or indirect parent of the Borrower; provided, however, that such director abstains from voting as a director of the Borrower or such direct or indirect parent of the Borrower, as the case may be, on any matter involving such other Person;
(xv)    pledges of Equity Interests of Unrestricted Subsidiaries;
(xvi)    any employment agreements, option plans and other similar arrangements entered into by the Borrower or any of its Restricted Subsidiaries with employees or consultants in the ordinary course of business;
(xvii)    the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Borrower or any direct or indirect parent of the Borrower or of a Restricted Subsidiary of the Borrower, as appropriate, in good faith;
(xviii)    any transaction involving aggregate consideration of less than $15,000,000 so long as any such transaction is approved by the Board of Directors of the Borrower or its Restricted Subsidiaries, as applicable;
(xix)    any employment, consulting, service or termination agreement, or customary indemnification arrangements, entered into by the Borrower or any of its Restricted Subsidiaries with current, former or future officers and employees of the Borrower or any of its respective Restricted Subsidiaries and the payment of compensation to officers and employees of the Borrower or any of its respective Restricted Subsidiaries (including amounts paid pursuant to employee benefit plans, employee stock option or similar plans), in each case in the ordinary course of business;
(xx)    transactions with a Person that is an Affiliate of the Borrower solely because the Borrower, directly or indirectly, owns Equity Interests in, or controls, such Person entered into in the ordinary course of business;
(xxi)    transactions listed on Schedule 6.5;
(xxii)    transactions with Affiliates solely in their capacity as holders of Indebtedness or Equity Interests of the Borrower or any of its Subsidiaries, so long as such transaction is with all holders of such class (and there are such non-Affiliate holders) and such Affiliates are treated no more favorably than all other holders of such class generally;
(xxiii)    any agreement that provides customary registration rights to the equity holders of the Borrower or any direct or indirect parent of the Borrower and the performance of such agreements;
(xxiv)    payments to and from and transactions with any joint venture in the ordinary course of business; provided such joint venture is not controlled by an Affiliate (other than a Restricted Subsidiary) of the Borrower; and
(xxv)    transactions between any Group Member and any Person that is an Affiliate thereof solely due to the fact that a director of such Person is also a director of the Borrower or any direct or indirect parent of the Borrower; provided, however, that such director abstains from voting as a director of the Borrower or such direct or indirect parent of the Borrower, as the case may be, on any matter involving such other Person.
6.6    Liens. The Borrower shall not, and shall not permit any Restricted Subsidiary to, create or Incur any Lien (other than Permitted Liens) that secures obligations under any Indebtedness on any asset or property of the Borrower or any Guarantor.
6.7    Merger, Consolidation or Sale of All or Substantially All Assets. The Borrower shall not consolidate or merge with or into or wind up into (whether or not the Borrower is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless:
(a)    the Borrower is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Borrower) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (the Borrower or such Person, as the case may be, being herein called the “Successor Company”);
(b)    the Successor Company (if other than the Borrower) expressly assumes all the obligations of such company under this Agreement and the other Loan Documents to which it is a party;
(c)    immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction) no Default or Event of Default shall have occurred and be continuing;
(d)    immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period, either:
(i)    the Successor Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Total Net Leverage Ratio test set forth in Section 6.1(a); or
(ii)    the Total Net Leverage Ratio for the Successor Company and its Restricted Subsidiaries would be less than such ratio for the Borrower and its Restricted Subsidiaries immediately prior to such transaction;
(e)    if the Successor Company is an entity other than the Borrower, each Guarantor (unless it is the other party to the transactions described above) shall have by a Guarantor Joinder Agreement confirmed that its Guarantee shall apply to the Successor Company’s obligations under this Agreement and the other Loan Documents; and
(f)    the Borrower shall have delivered to the Administrative Agent an Officer’s Certificate stating that such consolidation, merger or transfer complies with this Agreement and the other Loan Documents.
The Successor Company (if other than the Borrower) will succeed to, and be substituted for, the Borrower under this Agreement and in such event the Borrower will automatically be released and discharged from its obligations under this Agreement and the other Loan Documents. Notwithstanding clauses (c) and (d) of this Section 6.7, (A) the Borrower may consolidate with, merge into or sell, assign, transfer, lease, convey or otherwise dispose (including in connection with a liquidation) of all or part of its properties and assets to any Restricted Subsidiary and (B) the Borrower may merge or consolidate with an Affiliate incorporated or organized solely for the purpose of reincorporating or reorganizing the Borrower in another state of the United States, the District of Columbia or any territory of the United States.
No Guarantor will, and the Borrower will not permit any Guarantor to, consolidate or merge with or into or wind up into (whether or not such Guarantor is the surviving corporation), or sell, assign,

transfer, lease, convey or otherwise dispose (including in connection with a liquidation) of all or substantially all of its properties or assets in one or more related transactions to, any Person (herein called the “Successor Guarantor”) unless (i) the surviving company (or company to which such assets are transferred) in such liquidation, merger, sale, transfer or other disposition is the Borrower or a Guarantor; or (ii):
(1)    such sale or disposition or consolidation or merger is not in violation of Section 6.4;
(2)    immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Guarantor or any of its Subsidiaries as a result of such transaction as having been Incurred by the Successor Guarantor or such Subsidiary at the time of such transaction) no Default or Event of Default shall have occurred and be continuing;
(3)    the Successor Guarantor (if other than such Guarantor) shall have delivered or caused to be delivered to the Administrative Agent an Officer’s Certificate stating that such consolidation, merger or transfer complies with this Agreement; and
(4)    the Successor Guarantor expressly assumes all the obligations of such Guarantor under this Agreement and the other Loan Documents, pursuant to a Guarantor Joinder Agreement.
The Successor Guarantor will succeed to, and be substituted for, such Guarantor under this Agreement and such Guarantor’s Guarantee, and such Guarantor will automatically be released and discharged from its obligations under this Agreement and such Guarantor’s Guarantee. Notwithstanding the foregoing, (x) a Guarantor may merge or consolidate with an Affiliate incorporated or organized solely for the purpose of reincorporating or reorganizing such Guarantor in another state of the United States, the District of Columbia or any territory of the United States, so long as the amount of Indebtedness of the Guarantor is not increased thereby, (y) a Guarantor may merge or consolidate with or transfer all or part of its properties or assets to another Guarantor or the Borrower and (z) a Guarantor may convert into a corporation, partnership, limited partnership, limited liability corporation or trust organized or existing under the laws of the jurisdiction of organization of such Guarantor or any of the jurisdictions set forth in clause (x) of this sentence.
6.8    Changes in Fiscal Year. The Borrower shall not permit the fiscal year of the Borrower to end on a day other than September 30 unless the Borrower shall have given the Administrative Agent at least 30 days prior written notice of such change (and, in the event of any such change, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year).
6.9    Negative Pledge Clauses.
(a)    The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party other than (i) this Agreement and the other Loan Documents, (ii) any agreements evidencing or governing (A) any purchase money Liens or Capitalized Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby) or (B) any other Indebtedness and/or other obligations secured by a Lien permitted by this Agreement (in which case, any prohibition or limitation shall only be effective against the assets subject to such Liens permitted by this Agreement), (iii) customary restrictions on the assignment of leases, licenses and contracts entered into in the ordinary course of business, (iv) any agreement in effect at the time any Person becomes a Restricted Subsidiary; provided that such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary, (v) customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary (or the assets of a Restricted Subsidiary) pending such sale; provided that such restrictions and conditions apply only to the Restricted Subsidiary that is to be sold (or whose assets are to be sold) and such sale is permitted hereunder), (vi) restrictions and conditions existing on the Closing Date and any amendments or modifications thereto so long as such amendment or modification does not expand the scope of any such restriction or condition in any material respect, (vii) restrictions under agreements evidencing or governing or otherwise relating to Indebtedness of Foreign Subsidiaries or Non-Guarantor Subsidiaries permitted under Section 6.2; provided that such Indebtedness is only with respect to the assets of Foreign Subsidiaries or Non-Guarantor Subsidiaries, (viii) customary provisions in joint venture agreements, limited liability company operating agreements, partnership agreements, stockholders agreements and other similar agreements, (ix) customary restrictions and conditions contained in agreements relating to Sale Leaseback Transactions, (x) software and other Intellectual Property licenses pursuant to which the Borrower or such Restricted Subsidiary is the licensee of the relevant software or Intellectual Property, as the case may be (in which case, any prohibition or limitation shall relate only to the assets subject of the applicable license), (xi) customary provisions restricting the subletting or assignment of any lease governing a leasehold interest, (xii) customary restrictions and conditions contained in any agreement relating to any Disposition of property, leases, subleases, licenses, sublicenses and similar agreements not prohibited hereunder, (xiii) restrictions imposed by applicable Requirements of Law, (xiv) customary provisions restricting assignment of any agreement entered into in the ordinary course of business, and (xv) restrictions arising in connection with cash or other deposits not prohibited hereunder and limited to such cash or other deposits.
(b)    The Borrower shall not, and not shall not permit any of its Restricted Subsidiaries to, create, assume, or suffer to exist any Lien on the Equity Interests of Mueller Co. or Echologics which are not pledged by the Borrower to secure the Obligations pursuant to the Loan Documents.
6.10    Lines of Business. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, enter into any business, either directly or through any Restricted Subsidiary, except for those businesses in which the Borrower and the Restricted Subsidiaries are engaged on the Closing Date or that are reasonably related, complementary or ancillary thereto and reasonable extensions thereof.
6.11    Amendments to Organizational Documents. The Borrower shall not, and shall not permit any Group Member to, terminate or agree to any amendment, supplement, or other modification of (pursuant to a waiver or otherwise), or waive any of its rights under, any Organizational Documents of any of the Group Members, if, in light of the then-existing circumstances, a Material Adverse Effect would be reasonably likely to exist or result after giving effect to such termination, amendment, supplement or other modification or waiver, except, in each case, as otherwise permitted by the Loan Documents.
SECTION 7    GUARANTEE

7.1    The Guarantee. Each Guarantor hereby jointly and severally guarantees, as a primary obligor and not as a surety, to each Secured Party and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of (1) the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of the Bankruptcy Code after any bankruptcy or insolvency petition under the Bankruptcy Code or any similar law of any other jurisdiction) on (i) the Loans made by the Lenders to the Borrower, (ii) the Incremental Loans made by the Incremental Lenders to the Borrower, (iii) the Other Loans made by any lender thereof, and (iv) the Notes held by each Lender of the Borrower and (2) all other Obligations from time to time owing to the Secured Parties by the Borrower (such obligations under clauses (1) and (2) being herein collectively called the “Guaranteed Obligations”). Each Guarantor hereby jointly and severally agrees that, if the Borrower shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, such Guarantor will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.
7.2    Obligations Unconditional.
(a)    The obligations of the Guarantors under Section 7.1, respectively, shall constitute a guaranty of payment (and not of collection) and to the fullest extent permitted by applicable Requirements of Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of the Borrower under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, in each case, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety by any Guarantor, as applicable (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall, in each case, remain absolute, irrevocable and unconditional under any and all circumstances as described above;
(b)    at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;
(c)    any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;
(d)    the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;
(e)    any Lien or security interest granted to, or in favor of, any Lender or the Administrative Agent as security for any of the Guaranteed Obligations shall fail to be valid or perfected or entitled to the expected priority;

(f)    the release of any other Guarantor pursuant to Section 7.9, or otherwise; or
(g)    any other circumstance whatsoever which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations or which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower or any Guarantor for the Guaranteed Obligations, or of such Guarantor under the Guarantee or of any security interest granted by any Guarantor, whether in a proceeding under any Debtor Relief Law or in any other instance.
Each of the Guarantors hereby expressly waives diligence, presentment, demand of payment, marshaling, protest and all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against the Borrower, as the case may be, under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. Each of the Guarantors waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon the guarantee made under this Section 7 (this “Guarantee”) or acceptance of the Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon the Guarantee, and all dealings between Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon the Guarantee. The Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by the Secured Parties and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against the Borrower or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. The Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the applicable Lenders, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.
7.3    Reinstatement. The obligations of the Guarantors under this Section 7 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower or any other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.
7.4    No Subrogation. Each Guarantor hereby agrees that until the payment and satisfaction in full in cash of all Guaranteed Obligations (other than contingent indemnification obligations for which no claim has been made) and the expiration and termination of the Commitments under this Agreement it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its Guarantee, whether by subrogation, right of contribution or otherwise, against the Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.
7.5    Remedies. Each Guarantor jointly and severally agrees that, as between the Guarantors and the Lenders, the obligations of the Borrower under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 8 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 8) for purposes of Section 7.1, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower or any Guarantor and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable, or the circumstances occurring where Section 8 provides that such obligations shall become due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 7.1.
7.6    Instrument for the Payment of Money. Each Guarantor hereby acknowledges that the Guarantee constitutes an instrument for the payment of money, and consents and agrees that any Lender or the Administrative Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.
7.7    Continuing Guarantee. The Guarantee made by the Guarantors is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.
7.8    General Limitation on Guaranteed Obligations. In any action or proceeding involving any federal, state, provincial or territorial, corporate, limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 7.1 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 7.1, then, notwithstanding any other provision to the contrary, the amount of such liability of such Guarantor shall, without any further action by such Guarantor, any Loan Party or any other Person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 7.10) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding. To effectuate the foregoing, the Administrative Agent and the Guarantors hereby irrevocably agree that the Guaranteed Obligations of each Guarantor in respect of the Guarantee at any time shall be limited to the maximum amount as will result in the Guaranteed Obligations of such Guarantor with respect thereto hereof not constituting a fraudulent transfer or conveyance after giving full effect to the liability under such Guarantee and its related contribution rights but before taking into account any liabilities under any other guarantee by such Guarantor. For purposes of the foregoing, all guarantees of such Guarantor other than its Guarantee will be deemed to be enforceable and payable after the Guarantee. To the fullest extent permitted by applicable law, this Section 7.8 shall be for the benefit solely of creditors and representatives of creditors of each Guarantor and not for the benefit of such Guarantor or the holders of any Equity Interest in such Guarantor.
7.9    Release of Guarantors. (i) A Guarantor shall be automatically released from its obligations hereunder in the event that all the Capital Stock of such Guarantor shall be sold, transferred or otherwise disposed of to a Person other than a Loan Party in a transaction permitted by this Agreement; provided that the Borrower shall have delivered to the Administrative Agent, at least five days, or such shorter period as the Administrative Agent may agree, prior to the date of the release, a written notice of such for release identifying the relevant Guarantor and the terms of the sale or other disposition in reasonable detail, together with a certification by the Borrower stating that such transaction is in compliance with this Agreement and the other Loan Documents. In connection with any such release of a Guarantor, the Administrative

Agent shall execute and deliver to the Borrower, at the Borrower’s expense, all UCC termination statements and other documents that the Borrower shall reasonably request to evidence such release.
7.10    Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 7.4. The provisions of this Section 7.10 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent and the other Secured Parties, and each Guarantor shall remain liable to the Administrative Agent and the other Secured Parties for the full amount guaranteed by such Guarantor hereunder. Notwithstanding the foregoing, no Excluded ECP Guarantor shall have any obligations or liabilities to any Guarantor, the Administrative Agent or any other Secured Party with respect to Excluded Swap Obligations.
7.11    Keepwell. Each Qualified ECP Guarantor hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under the Guarantee in respect of Swap Obligations; provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 7.11 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section, or otherwise under the Guarantee as it relates to such Loan Party voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount. The obligations of each Qualified ECP Guarantor under this Section 7.11 shall remain in full force and effect until the termination and release of all Obligations in accordance with the terms of this Agreement. Each Qualified ECP Guarantor intends that this Section 7.11 constitute, and this Section 7.11 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
SECTION 8    EVENTS OF DEFAULT
8.1    Events of Default. An Event of Default shall occur if any of the following events shall occur and be continuing; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied (any such event, a “Event of Default”):
(a)    the Borrower shall fail to make (x) any payment of principal of any Loan, (y) any payment of interest on any Loan or any fees under the Loan Documents within three Business Days or (z) any other payment hereunder or under any other Loan Document within five Business Days, in each case after any such amount becomes due in accordance with the terms hereof; or
(b)    any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect (except where such representations and warranties are already qualified by materiality, in which case, in any respect (after giving effect to such qualification)) on or as of the date made or deemed made (or if any representation or warranty is expressly stated to have been made as of a specific date, inaccurate in any material respect as of such specific date); or

(c)    any Loan Party shall default in the observance or performance of any agreement contained in Section 5.4(a)(i) (in respect of the Borrower), Section 5.7(a) or Section 6 of this Agreement; or
(d)    any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section 8.1), and such default shall continue unremedied for a period of 30 days after notice to the Borrower from the Administrative Agent or the Required Lenders; or
(e)    any Group Member shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation in respect of Indebtedness, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to (x) cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable or (y) to cause, with the giving of notice if required, any Group Member to purchase or redeem or make an offer to purchase or redeem such Indebtedness prior to its stated maturity; provided that a default, event or condition described in clause (i), (ii) or (iii) of this Section 8.1(e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this Section 8.1(e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $20,000,000; provided, further, that clause (iii) of this Section 8.1(e) shall not apply to secured Indebtedness that becomes due as a result of the voluntary Disposition of the property or assets securing such Indebtedness, if such Disposition is permitted hereunder and such Indebtedness that becomes due is paid upon such Disposition; or
(f)    (i) The Borrower or any Significant Subsidiary shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower or any Significant Subsidiary shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any Significant Subsidiary any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower or any Significant Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower or any Significant Subsidiary shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower or any Significant Subsidiary shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or
(g)    (i) any Person shall engage in any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any Plan shall fail to meet the minimum funding standards of Section 412 or 430 of the Code or Section 302 or 303 of ERISA or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Group Member or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is reasonably likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) any Group Member or any Commonly Controlled Entity shall incur any liability in connection with a complete or partial withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan that gives rise to liability under Title IV of ERISA (other than premiums due and not delinquent); and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect; or
(h)    one or more judgments or decrees shall be entered against any Group Member involving in the aggregate a liability (not (x) paid or covered by insurance as to which the relevant insurance company has been notified of the claim and has not denied coverage or (y) covered by valid third party indemnification obligation from a third party which is Solvent) of $20,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or
(i)    any of the Security Documents shall cease, for any reason, to be in full force and effect, other than pursuant to the terms hereof or thereof, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby, except (A) to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Security Agreement or from the failure of the Administrative Agent to file UCC continuation statements and except as to Collateral consisting of real property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has been notified and has not denied coverage or (B) the fair market value of assets affected thereby does not exceed $1,000,000; or
(j)    the Guarantee of any Guarantor that is a Significant Subsidiary shall cease, for any reason, to be in full force and effect, other than as provided for in Section 7.9 or 9.10, or any Loan Party or any Affiliate of any Loan Party shall so assert; or
(k)    a Change of Control shall occur.
8.2    Action in Event of Default Upon any Event of Default specified in clause (i) or (ii) of Section 8.1(f), the Commitments shall immediately terminate automatically and the Loans (with accrued interest thereon) and all other Obligations owing under this Agreement and the other Loan Documents shall automatically immediately become due and payable and (b) if any other Event of Default under Section 8.1 occurs, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by written notice to the Borrower, declare the Loans (with accrued interest thereon) and all other Obligations owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section 8.2, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.
8.3    Application of Proceeds. If an Event of Default shall have occurred and be continuing, the Administrative Agent may apply, at such time or times as the Administrative Agent may elect, all or any part of proceeds constituting Collateral in payment of the Obligations (and in the event the Loans and other Obligations are accelerated pursuant to Section 8.2, the Administrative Agent shall, from time to time, apply the proceeds constituting Collateral in payment of the Obligations) in the following order:
(a)    First, to the payment of all costs and expenses of any sale, collection or other realization on the Collateral, including reimbursement for all costs, expenses, liabilities and advances made or incurred by the Administrative Agent in connection therewith (including all reasonable costs and expenses of every kind incurred in connection any action taken pursuant to any Loan Document or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Administrative Agent and the other Secured Parties hereunder, reasonable attorneys’ fees and disbursements and any other amount required by any provision of law (including Section 9-615(a)(3) of the UCC)), and all amounts for which Administrative Agent is entitled to indemnification hereunder and under the other Loan Documents and all advances made by the Administrative Agent hereunder and thereunder for the account of any Loan Party (excluding principal and interest in respect of any Loans extended to such Loan Party), and to the payment of all costs and expenses paid or incurred by the Administrative Agent in connection with the exercise of any right or remedy hereunder or under this Agreement or any other Loan Document and to the payment or reimbursement of all indemnification obligations, fees, costs and expenses owing to the Administrative Agent hereunder or under this Agreement or any other Loan Document, all in accordance with the terms hereof or thereof;
(b)    Second, for application by it towards all other Obligations (including, without duplication, Guaranteed Obligations with respect to Loans), pro rata among the Secured Parties according to the amounts of the Obligations then held by the Secured Parties (including all Obligations arising under Specified Swap Agreements);
(c)    Third, for application by it towards the ABL Obligations, if any, as and to the extent required by the Intercreditor Agreement; and
(d)    Fourth, any balance of such proceeds remaining after all of such obligations shall have been satisfied by payment in full in immediately available funds (other than contingent indemnification obligations for which no claim has been made) and the Commitments shall have been terminated, be paid over to or upon the order of the applicable Loan Party or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.
SECTION 9    ADMINISTRATIVE AGENT
9.1    Appointment and Authority.

(a)    Administrative Agent. Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section 9 are solely for the benefit of the Administrative Agent and the Lenders and, except to the extent that any Group Member has any express rights under this Section 9, no Group Member shall have rights as a third party beneficiary of any of such provisions.
(b)    Collateral Agent. The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Qualified Counterparty and a potential Cash Management Provider) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.5 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Section 9 and Section 10, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents as if set forth in full herein with respect thereto. Without limiting the generality of the foregoing, the Lenders hereby expressly authorize the Administrative Agent to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents and acknowledge and agree that any such action by the Administrative Agent shall bind the Lenders. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy with respect to any Collateral against the Borrower or any other Loan Party or any other obligor under any of the Loan Documents, the Specified Swap Agreements or any Specified Cash Management Agreement (including, in each case, the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral of the Borrower or any other Loan Party, without the prior written consent of the Administrative Agent. In the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or a sale of any of the Collateral pursuant to Section 363 of the Bankruptcy Code, the Administrative Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and the Administrative Agent, as agent for and representative of the Lenders (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, with the consent or at the direction of the Required Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent at such sale.
9.2    Rights as a Lender.
The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the

Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any of its Subsidiaries or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
9.3    Exculpatory Provisions.
The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:
(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law;
(c)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity;
(d)    shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.1) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.
(e)    The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Section 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(f)    The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified  Lenders or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lenders.
9.4    Reliance by Administrative Agent.
The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or such other number or percentage of Lenders as shall be provided for herein or in the other Loan Documents) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or such other number or percentage of Lenders as shall be provided for herein or in the other Loan Documents), and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and all future holders of the Loans.
9.5    Delegation of Duties.
The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 9 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
9.6    Resignation and Removal of Administrative Agent.
(a)    The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to the approval of the Borrower, not to be unreasonably withheld, for so long as no Event of Default set forth under Section 8.1(a) or 8.1(f) has occurred and is continuing, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, in consultation with the Borrower, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)    If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Requirement of Law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, subject to the approval of the Borrower, not to be unreasonably withheld, for so long as no Event of Default set forth under Section 8.1(a) or 8.1(f) has occurred and is continuing, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed), all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Section 9 and Section 10.5 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.
9.7    Non-Reliance on Administrative Agent and Other Lenders.
Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
9.8    No Other Duties, Etc.
Anything herein to the contrary notwithstanding, none of the Administrative Agent, Arrangers or Co-Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.
9.9    Administrative Agent May File Proofs of Claim; Credit Bidding.
In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.8 and 10.5) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.8 and 10.5.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender or in any such proceeding.
The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 10.01(a) of this Agreement, (iii) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.
9.10    Collateral and Guaranty Matters.
(a)    Each of the Lenders (including in its capacities as a potential Qualified Counterparty and a potential Cash Management Provider) irrevocably authorize the Administrative Agent (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1): (i) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (1) at the time the property subject to such Lien is disposed of or to be disposed of as part of or in connection with any disposition permitted hereunder or under any other Loan Document to any Person other than a Loan Party, (2) subject to Section 10.1, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders, (3) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under the Guarantee or (4) that constitutes Excluded Assets; (ii) to release or subordinate, as expressly permitted hereunder, any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by this Agreement to the extent required by the holder of, or pursuant to the terms of any agreement governing, the obligations secured by such Liens; and (iii) to release any Guarantor from its obligations under the Guarantee if such Person ceases to be a Restricted Subsidiary or becomes an Excluded Subsidiary as a result of a transaction or designation permitted hereunder.
(b)    Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release (pursuant to clause (a) above) any Guarantor from its obligations under the Guarantee.
(c)    At such time as the Loans and the other Obligations (other than contingent obligations for which no claim has been made) shall have been satisfied by payment in full in immediately available funds and the Commitments have been terminated, the Collateral shall be automatically released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Group Member under the Security Documents shall automatically terminate, all without delivery of any instrument or performance of any act by any Person.
(d)    If (i) a Guarantor was released from its obligations under the Guarantee or (ii) the Collateral was released from the assignment and security interest granted under the Security Document (or the interest in such item subordinated), the Administrative Agent will (and each Lender irrevocably authorizes the Administrative Agent to) execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such Guarantor from its obligations under the Guarantee, the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, in each case in accordance with the terms of the Loan Documents and this Section 9.10.
(e)    If as a result of any transaction not prohibited by this Agreement (i) any Guarantor becomes an Excluded Domestic Subsidiary or a Foreign Subsidiary that is a CFC, then (x) such Guarantor’s Guarantee shall be automatically released, and (y) the Voting Stock of such Guarantor (other than 65% of the total outstanding Voting Stock of a CFC Holdco or Foreign Subsidiary that is a CFC that, in each case, is directly owned by the Borrower or a Guarantor) shall be automatically released from the security interests created by the Loan Documents, or (ii) any CFC Holdco or any Foreign Subsidiary that is a CFC ceases to be directly owned by the Borrower or Guarantor, then the Capital Stock of such Subsidiary shall be automatically released from any security interests created by the Loan Documents. In connection with any termination or release pursuant to this Section 9.10(e), the Administrative Agent and any applicable Lender shall promptly execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 9.10(e) shall be without recourse to or warranty by the Administrative Agent or any Lender.
9.11    Intercreditor Agreements.
The Lenders hereby authorize the Administrative Agent to enter into any Intercreditor Agreement or other intercreditor agreement or arrangement permitted under this Agreement and any such intercreditor agreement is binding upon the Lenders.
Except as otherwise expressly set forth herein or in any Security Document, no Qualified Counterparty or Cash Management Provider that obtains the benefits of Section 8.3, any Guarantee or any Collateral by virtue of the provisions hereof or of any Guarantee or any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Section 9 to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Cash Management Obligations and Obligations arising under Specified Swap Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Provider or Qualified Counterparty, as the case may be.
9.12    Withholding Tax Indemnity.
To the extent required by any applicable Requirement of Laws (as determined in good faith by the Administrative Agent), the Administrative Agent may withhold from any payment to any Lender under any Loan Document an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective), such Lender shall, within 10 days after written demand therefor, indemnify and hold harmless the Administrative Agent for all amounts paid, directly or indirectly, by the Administrative Agent as Taxes or otherwise, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.12. The agreements in this Section 9.12 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.
9.13    Indemnification.
Each of the Lenders agrees to indemnify the Administrative Agent and the Arrangers (and their Related Parties) in their respective capacities as such (to the extent not reimbursed by any Loan Party and without limiting or expanding the obligation of the Loan Parties to do so), according to its Aggregate Exposure Percentage in effect on the date on which indemnification is sought under this Section 9.13 (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, in accordance with its Aggregate Exposure Percentage immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent, the Arrangers or their Related Parties (the foregoing, the “Lender Indemnitees”) in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent or any other Person under or in connection with any of the foregoing; provided that no Lender shall be liable to any Lender Indemnitee for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent that they are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Lender Indemnitee.
SECTION 10    MISCELLANEOUS

10.1    Amendments and Waivers.
(a)    Except as otherwise provided in clause (b) below, neither this Agreement nor any other Loan Document (or any terms hereof or thereof) may be amended, supplemented or modified other than in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (ii) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (A) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders) and (y) that any amendment or modification of defined terms used in the leverage ratios in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (A)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Commitment or increase such Lender’s Commitment, in each case without the written consent of each Lender directly adversely affected thereby; (B) amend, modify, eliminate or reduce the voting rights of any Lender under this Section 10.1 without the written consent of all Lenders; (C) (x) reduce any percentage specified in the definition of Required Lenders, (y) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents or (z) release all or substantially all of the Collateral or release all or substantially all of the Guarantors from their obligations under Section 7 of this Agreement or under the Security Agreement, in each case without the written consent of all Lenders; (D) amend, modify or waive any provision of Section 2.12(a) or (b) which results in a change to the pro rata application of Loans under any Facility without the written consent of each Lender directly affected thereby in respect of each Facility adversely affected thereby, unless the amendment is made in connection with an amendment pursuant to paragraph (b) below, in which case the written consent of the Required Lenders shall be required; (E) amend, modify or waive any provision of Section 9 without the written consent of the Administrative Agent; or (F) amend or modify the application of prepayments set forth in Section 2.6(f) in a manner that adversely affects any Facility without the written consent of the Majority Facility Lenders of each adversely affected Facility. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing during the period such waiver is effective; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.
(b)    Notwithstanding anything in this Agreement (including clause (a) above) or any other Loan Document to the contrary:

(i)    this Agreement may be amended (or amended and restated) with the written consent of the Administrative Agent, each Lender participating in the additional or extended credit facilities contemplated under this paragraph (b)(i) and the Borrower (w) to add one or more additional credit facilities to this Agreement or to increase the amount of the existing facilities under this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest in respect thereof, (x) to permit any such additional credit facility which is a Loan facility or any such increase in the Facility to share ratably in prepayments with the Loans and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Majority Facility Lenders;
(ii)    this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Repriced Loans (as defined below) to permit a (x) any prepayment, repayment, refinancing, substitution or replacement of all or a portion of the Loans with the proceeds of, or any conversion of Loans into, any new or replacement tranche of syndicated Loans bearing interest with an “effective yield” (taking into account interest rate margin and benchmark floors, recurring fees and all upfront or similar fees or original issue discount (amortized over the shorter of (A) the weighted average life to maturity of such Loans and (B) four years), but excluding any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared ratably with all lenders or holders of such Loans in their capacities as lenders or holders of such Loans) less than the “effective yield” applicable to the Loans (determined on the same basis as provided in the preceding parenthetical) and (y) any amendment to the Loans or any tranche thereof which reduces the “effective yield” applicable to such Loans (as determined on the same basis as provided in clause (x)) (“Repriced Loans”); provided that the Repriced Loans shall otherwise meet the Applicable Requirements;
(iii)    this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Repricing Indebtedness to permit any Repricing Transaction;
(iv)    this Agreement and the other Loan Documents may be amended or amended and restated as contemplated by Section 2.19 in connection with any Incremental Amendment and any related increase in Commitments or Loans, with the consent of the Borrower, the Administrative Agent and the Incremental Lenders providing such increased Commitments or Loans (provided that the Administrative Agent may enter into an Intercreditor Agreement (or amend, supplement or modify and existing Intercreditor Agreement) as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the terms of any such Incremental Loans);
(v)    this Agreement and the other Loan Documents may be amended in connection with the incurrence of any Permitted Credit Agreement Refinancing Debt pursuant to Section 2.20 to the extent (but only to the extent) necessary to reflect the existence and terms of such Permitted Credit Agreement Refinancing Debt (including any amendments necessary to treat the Loans and Commitments subject thereto as Other Loans and/or Other Commitments), with the written consent of the Borrower, the Administrative Agent and each Additional Lender and Lender that agrees to provide any portion of such Permitted Credit Agreement Refinancing Debt (a “Refinancing Amendment”) (provided that the Administrative Agent and the Borrower may effect such amendments to this Agreement, any Intercreditor Agreement (or enter into a replacement thereof) and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the terms of such Refinancing Amendment);
(vi)    this Agreement and the other Loan Documents may be amended in connection with any Permitted Amendment pursuant to a Loan Modification Offer in accordance with Section 2.22(b) (and the Administrative Agent and the Borrower may effect such amendments to this Agreement, any Intercreditor Agreement (or enter into a replacement thereof) and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the terms of such Permitted Amendment);
(vii)    the Administrative Agent may amend an Intercreditor Agreement (or enter into a replacement thereof), additional Security Documents and/or replacement Security Documents (including a collateral trust agreement) in connection with the incurrence of (x) any Permitted First Priority Refinancing Debt to provide that a Senior Representative acting on behalf of the holders of such Indebtedness shall become a party thereto and shall have rights to share in the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations, and (y) any Indebtedness incurred pursuant to Section 6.1(b)(vi) to provide that an agent, trustee or other representative acting on behalf of the holders of such Indebtedness shall become a party thereto and shall have rights to share in the Collateral on a pari passu to the Obligations and the obligations in respect of any Permitted First Priority Refinancing Debt;
(viii)    amendments and waivers of this Agreement and the other Loan Documents that affect solely the Lenders under any Facility or any Incremental Facility (including waiver or modification of conditions to extensions of credit thereunder, the availability and conditions to funding of any Incremental Facility and pricing and other modifications) will require only the consent of Lenders holding more than 50% of the aggregate commitments or loans, as applicable, under such Facility or Incremental Facility and, in each case, (x) no other consents or approvals shall be required and (y) any fees or other consideration payable to obtain such amendments or waivers need only be offered on a pro rata basis to the Lenders under the affected Facility or Incremental Facility, as the case may be; and
(ix)    this Agreement and the other Loan Documents may be amended with the consent of the Administrative Agent and the Borrower to correct any mistakes or ambiguities of a technical nature.
10.2    Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

To the Borrower or any Guarantor:
Mueller Water Products, Inc.
1200 Abernathy Road Northeast
Suite 1200
Atlanta, GA 30328
Attn: Treasurer
Telecopy: 770-206-4270
Telephone: 770-206-4225
Email: mcunningham@muellerwp.com
Website: www.muellerwaterproducts.com
Tax Identification Number: 20-3547095

with a copy to:

Mueller Water Products, Inc.
1200 Abernathy Road Northeast
Suite 1200
Atlanta, GA 30328
Attn: General Counsel
Telecopy: 770-206-4260
Telephone: 770-206-4232
Email: kbelknap@muellerwp.com

To the Administrative Agent (for payments and requests for credit extensions):
Bank of America, N.A.
901 Main Street
Dallas, TX 75202
Attn: Jared L. McClure
Mail Code: TX1-492-14-12
Telecopy: 214-290-9413
Telephone: 972-338-3806
Email: jared.l.mcclure@baml.com
Account No.: 1292000883
Ref: Mueller Water Products, Inc.
ABA# 026009593

To the Administrative Agent (all other notices):
Bank of America, N.A.
Agency Management
555 California Street, 4th Floor
San Francisco, CA 94104
Attn: Aamir Saleem
Mail Code: CA5-705-04-09
Telecopy: 415-503-5089
Telephone: 415-436-2769
Email: aamir.saleem@baml.com

; provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder. All telephonic notices to the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative

Agent and the applicable Lender (“Approved Electronic Communications”). The Administrative Agent or the Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (a) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (b) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its email address as described in the foregoing clause (a) of notification that such notice or communication is available and identifying the website address therefor.
Each Loan Party agrees to assume all risk, and hold the Administrative Agent, the Arrangers and each Lender harmless from any losses, associated with, the electronic transmission of information (including the protection of confidential information), except to the extent caused by the gross negligence or willful misconduct of such Person.
THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS OR NOTICES THROUGH THE PLATFORM, ANY OTHER ELECTRONIC PLATFORM OR ELECTRONIC MESSAGING SERVICE, OR THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.
Each Loan Party, the Lenders, the Arrangers and the Administrative Agent agree that the Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with Administrative Agent’s customary document retention procedures and policies.
10.3    No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
10.4    Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.
10.5    Payment of Expenses and Taxes. The Borrower agrees upon the occurrence of the Closing Date (a) to pay or reimburse the Arrangers and the Administrative Agent (without duplication) for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, limited, in the case of legal counsel, to the reasonable fees and disbursements of one primary counsel to the Administrative Agent, the Arrangers and the Co-Documentation Agents, taken as a whole, and one local counsel to the foregoing Persons, taken as a whole, in each appropriate jurisdiction (which may include one special counsel acting in multiple jurisdictions) (and additional counsel in the case of actual or perceived conflicts), and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower on or prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (b) to pay or reimburse each Lender and the Administrative Agent for all of their reasonable out-of-pocket costs and expenses (other than allocated costs of in-house counsel) incurred in connection with the workout, restructuring, enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, limited, in the case of legal counsel, to the reasonable fees and disbursements of one primary counsel to the Lenders, the Administrative Agent, the Arrangers, and the Co-Documentation Agents, taken as a whole, and one local counsel to the foregoing Persons, taken as a whole, in each appropriate jurisdiction (which may include one special counsel acting in multiple jurisdictions) (and in the case of an actual or perceived conflict of interest by any of the foregoing Persons, additional counsel to such affected Person), (c) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender, the Administrative Agent, each Arranger, each Co-Documentation Agent, each of their respective Affiliates that are providing services in connection with the financing contemplated by this Agreement and each member, officer, director, trustee, employee, agent and controlling person (and successors and assigns) of the foregoing (each, an “Indemnitee”) harmless from and against any and all other claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to or arising out of or in connection with the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents (regardless of whether any Indemnitee is a party hereto and regardless of whether any such matter is initiated by a third party, the Borrower, any other Loan Party or any other Person), including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law relating to any Group Member or any of the Properties and limited, in the case of legal counsel, to the reasonable fees and expenses of one primary legal counsel to the Indemnitees, taken as a whole (or in the case of an actual or perceived conflict of interest by an Indemnitee, additional counsel to the affected Indemnitees), and one local counsel in each appropriate jurisdiction (which may include one special counsel acting in multiple jurisdictions) to the Indemnitees in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”) (but excluding any losses, liabilities, claims, damages, costs or expenses relating to the matters referred to in Sections 2.13 and 2.15 (which shall be the sole remedy in respect of the matters set forth therein)), provided that the Borrower shall not have any obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are (A) found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee, (B) found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from a material breach of the Loan Documents by such Indemnitee, (C) any dispute that does not involve an act or omission by the Borrower or any of its Affiliates and that is brought by any Indemnitee against any other Indemnitee (other than in its capacity as Administrative Agent, Arranger, or similar role hereunder), (D) directly and exclusively caused, with respect to the violation of, noncompliance with or liability under, any Environmental Law relating to any of the Properties, by the act or omissions by Persons other than the Borrower or any Subsidiary of the Borrower or their respective Related Parties with respect to the applicable Property that occur after the Administrative Agent sells the respective Property pursuant to a foreclosure or has accepted a deed in lieu of foreclosure or (E) with respect to Taxes, other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
10.6    Successors and Assigns; Participations and Assignments.
(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (other than as provided in Section 10.17) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and the Administrative Agent (and any attempted assignment or transfer by the Borrower without such consent shall be null and void).
(b)    (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it and the Note or Notes (if any) held by it) with the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of:
(A)    in the case of any Lender (other than with respect to Incremental Loans and Incremental Commitments) or Incremental Lender (with respect to Incremental Loans and Incremental Commitments), the Borrower, provided that such consent shall be deemed to have been given if the Borrower has not responded within 10 Business Days after notice by the Administrative Agent, provided, further, that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default under Section 8.1(a) (or, in respect of the Borrower, Section 8.1(f)) has occurred and is continuing, any other Eligible Assignee; and

(B)    except with respect to an assignment of Loans to an existing Lender, an Affiliate of a Lender or an Approved Fund, the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed).
(ii)    Assignments shall be subject to the following additional conditions:
(A)    except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (and integral multiples thereof) (provided that, in each case, that simultaneous assignments to or by two or more Approved Funds shall be aggregated for purposes of determining such amount) unless the Administrative Agent and, in the case of Loans (other than Incremental Loans), Incremental Loans or Incremental Commitments, the Borrower otherwise consents;
(B)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); and
(C)    the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire and applicable forms.
This paragraph (b) shall not prohibit any Lender from assigning all or any portion of its rights and obligations among separate Facilities on a non-pro rata basis.
For the purposes of this Section 10.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
(iii)    Assignments to the Borrower. Each Lender acknowledges that the Borrower is an Eligible Assignee hereunder and may purchase or acquire Loans hereunder from Lenders from time to time (x) pursuant to a Dutch Auction in accordance with the terms of this Agreement (including Section 10.6 hereof), subject to the restrictions set forth in the definitions of “Eligible Assignee” and “Dutch Auction” or (y) pursuant to open market purchases, in each case, subject to the following limitations:
(A)    the Borrower agrees that, notwithstanding anything herein or in any of the other Loan Documents to the contrary, with respect to any Auction Purchase or other acquisition of Loans, (1) under no circumstances, whether or not any Loan Party is subject to a bankruptcy or other insolvency proceeding, shall the Borrower be permitted to exercise any voting rights or other privileges with respect to any Loans and any Loans that are assigned to the Borrower shall have no voting rights or other privileges under this Agreement and the other Loan Documents and shall not be taken into account in determining any required vote or consent and (2) the Borrower shall not receive information provided solely to Lenders by the Administrative Agent or any Lender and shall not be permitted to attend or participate in meetings attended solely by Lenders and the Administrative Agent and their advisors; rather, all Loans held by the Borrower shall be automatically Cancelled immediately upon the purchase or acquisition thereof in accordance with the terms of this Agreement (including Section 10.6 hereof);
(B)    at the time the Borrower is making purchases of Loans it shall enter into an Assignment and Assumption Agreement;
(C)    immediately upon the effectiveness of each Auction Purchase or other acquisition of Loans, a Cancellation (it being understood that such Cancellation shall not constitute a voluntary repayment of Loans for purposes of this Agreement) shall be automatically irrevocably effected with respect to all of the Loans and related Obligations subject to such Auction Purchase, with the effect that such Loans and related Obligations shall for all purposes of this Agreement and the other Loan Documents no longer be outstanding, and the Borrower and the Guarantors shall no longer have any Obligations relating thereto, it being understood that such forgiveness and cancellation shall result in the Borrower and the Guarantors being irrevocably and unconditionally released from all claims and liabilities relating to such Obligations which have been so cancelled and forgiven, and the Collateral shall cease to secure any such Obligations which have been so cancelled and forgiven; and
(D)    at the time of such Purchase Notice and Auction Purchase or other acquisition of Loans, no Default or Event of Default shall have occurred and be continuing and the Borrower or any of its Affiliates shall not be required to make any representation that it is not in possession of material non-public information with respect to the Borrower or its subsidiaries or their respective securities.
Notwithstanding anything to the contrary herein, this Section 10.6(b)(iii) shall supersede any provisions in Section 2.12 to the contrary.
(iv)    Subject to acceptance and recording thereof pursuant to Section 10.6(b)(vii) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections

2.13, 2.14, 2.15 and 10.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations if such transaction complies with the requirements of Section 10.6(c).
(v)    The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of (and any stated interest on) the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(vi)    Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire and applicable forms (unless the Assignee shall already be a Lender hereunder), together with (x) any processing and recordation fee and (y) any written consent to such assignment required by Section 10.6(b), the Administrative Agent shall promptly accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(c)    Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (other than a natural person, a Defaulting Lender, the Borrower or any Subsidiary of the Borrower) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires, subject to Section 10.1(b), the consent of each Lender directly affected thereby pursuant to clauses (A) and (C) of Section 10.1(a) and (2) directly affects such Participant. Subject to Section 10.6(d), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 (subject to the requirements and limitations of those sections and Sections 2.16 and 2.17, and it being understood that the documentation required under Section 2.14(e) shall be delivered solely to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.6(b). Each Lender that sells a participation shall, acting for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the commitment of, and the principal amounts (and stated interest) of, each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) except to the extent that such disclosure is necessary in connection with a Tax audit or other proceeding to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive and binding absent manifest error, and the Borrower and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
(d)    A Participant shall not be entitled to receive any greater payment under Section 2.13 or 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to a greater payment results from a Change in Tax Law that occurs after the Participant acquired the applicable participation.
(e)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.
(f)    The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in Section 10.6(d) above.
(g)    Each Lender, upon succeeding to an interest in Commitments or Loans, as the case may be, represents and warrants as of the effective date of the applicable Assignment and Assumption that it is an Eligible Assignee.
10.7    Adjustments; Set‑off.
(a)    Except to the extent that this Agreement expressly provides for or permits payments to be allocated or made to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefited Lender”) shall receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set‑off, pursuant to events or proceedings of the nature referred to in Section 8.1(f) or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.
(b)    In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, with the prior consent of the Administrative Agent, without prior notice to the Borrower or any other Loan Party, any such notice being expressly waived by the Borrower and each other Loan Party to the extent permitted by applicable law, upon the occurrence and during the continuance of any Event of Default, to set off and appropriate and apply against the Obligations any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower or any such other Loan Party, as the case may be. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.
10.8    Counterparts; Electronic Execution. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement or any document or instrument delivered in connection herewith by facsimile transmission or electronic PDF shall be effective as delivery of a manually executed counterpart of this Agreement or such other document or instrument, as applicable. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent. The words “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including Assignment and Assumptions, amendments, Committed Loan Notices and waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to the procedures approved by it.
10.9    Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
10.10    Integration. This Agreement, the Engagement Letter, the other Loan Documents and any separate letter agreements with respect to fees payable to the Arrangers and the Administrative Agent represent the entire agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.
10.11    Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT

REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.
10.12    Submission To Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:
(a)    submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York sitting in the Borough of Manhattan, in the City of New York, and appellate courts from any thereof, to the extent such courts would have subject matter jurisdiction with respect thereto, and agrees that notwithstanding the foregoing (x) a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law and (y) legal actions or proceedings brought by the Secured Parties in connection with the exercise of rights and remedies with respect to Collateral may be brought in other jurisdictions where such Collateral is located or such rights or remedies may be exercised;
(b)    consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court and waives any right to claim that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
(c)    agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to each party hereto, as the case may be at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;
(d)    agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law; and
(e)    waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof, any special, exemplary, punitive or consequential damages against any Indemnitee.
10.13    Acknowledgements. The Borrower and each of the Guarantors hereby acknowledges that:
(a)    it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;
(b)    neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower or any Guarantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the Borrower and each Guarantor, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)    no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower or the Guarantors and the Lenders.
10.14    Confidentiality. Each of the Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party, the Administrative Agent or any Lender pursuant to or in connection with this Agreement that is not designated by the provider thereof as public information or non-confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, the Arrangers, any other Lender or any Affiliate thereof, (b) subject to an agreement to comply with provisions no less restrictive than this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, trustees, agents, attorneys, accountants and other professional advisors that have been advised of the provisions of this Section and have been instructed to keep such information confidential, (d) upon the request or demand of any Governmental Authority or any self-regulatory authority having or asserting jurisdiction over such Person (including any Governmental Authority regulating any Lender or its Affiliates), (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding; provided that unless specifically prohibited by applicable law, reasonable efforts shall be made to notify the Borrower of any such request prior to disclosure, (g) that has been publicly disclosed other than as a result of a breach of this Section, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender; provided, such Person has been advised of the provisions of this Section and instructed to keep such information confidential (i) in connection with the exercise of any remedy hereunder or under any other Loan Document, (j) is independently developed or (k) received from a third party not known by the Agent or applicable Lender to be subject to a confidentiality obligation to the Borrower. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the extensions of credit hereunder. Notwithstanding anything herein to the contrary, any party to this Agreement (and any employee, representative, or other agent of any party to this Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. However, any such information relating to the tax treatment or tax structure is required to be kept confidential to the extent necessary to comply with any applicable federal or state securities laws.
10.15    Waivers Of Jury Trial. EACH OF THE BORROWER, THE GUARANTORS, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.
10.16    USA Patriot Act Notification. The following notification is provided to the Borrower and each Guarantor pursuant to Section 326 of the Patriot Act:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT.
To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each Person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product.
What this means for the Borrower or any Guarantor: When the Borrower or any Guarantor opens an account, if such Borrower or Guarantor is an individual, the Administrative Agent and the Lenders will ask for such Borrower’s name, residential address, tax identification number, date of birth, and other information that will allow the Administrative Agent and the Lenders to identify such Borrower, and, if such Borrower or Guarantor is not an individual, the Administrative Agent and the Lenders will ask for such Borrower’s name, tax identification number, business address, and other information that will allow the Administrative Agent and the Lenders to identify such Borrower. The Administrative Agent and the Lenders may also ask, if the Borrower or any Guarantor is an individual, to see such Borrower’s driver’s license or other identifying documents, and, if the Borrower or such Guarantor is not an individual, to see such Borrower’s legal organizational documents or other identifying documents.
10.17    Maximum Amount.
(a)    It is the intention of the Borrower and the Lenders to conform strictly to the usury and similar laws relating to interest from time to time in force, and all agreements between the Loan Parties and their respective Subsidiaries and the Lenders, whether now existing or hereafter arising and whether oral or written, are hereby expressly limited so that in no contingency or event whatsoever, whether by acceleration of maturity hereof or otherwise, shall the amount paid or agreed to be paid in the aggregate to the Lenders as interest (whether or not designated as interest, and including any amount otherwise designated but deemed to constitute interest by a court of competent jurisdiction) hereunder or under the other Loan Documents or in any other agreement given to secure the Indebtedness evidenced hereby or other Obligations of the Borrower, or in any other document evidencing, securing or pertaining to the Indebtedness evidenced hereby, exceed the maximum amount permissible under applicable usury or such other laws (the “Maximum Amount”). If under any circumstances whatsoever fulfillment of any provision hereof, or any of the other Loan Documents, at the time performance of such provision shall be due, shall involve exceeding the Maximum Amount, then, ipso facto, the obligation to be fulfilled shall be reduced to the Maximum Amount. For the purposes of calculating the actual amount of interest paid and/or payable hereunder in respect of laws pertaining to usury or such other laws, all sums paid or agreed to be paid to the holder hereof for the use, forbearance or detention of the Indebtedness of the Borrower evidenced hereby, outstanding from time to time shall, to the extent permitted by Requirement of Law, be amortized, pro‑rated, allocated and spread from the date of disbursement of the proceeds of the Notes until payment in full of all of such Indebtedness, so that the actual rate of interest on account of such Indebtedness is uniform through the term hereof. The terms and provisions of this Section 10.17(a) shall control and supersede every other provision of all agreements between the Borrower or any endorser of the Notes and the Lenders.
(b)    If under any circumstances any Lender shall ever receive an amount which would exceed the Maximum Amount, such amount shall be deemed a payment in reduction of the principal amount of the Loans and shall be treated as a voluntary prepayment under Section 2.10 and shall be so applied in accordance with Section 2.12 or if such excessive interest exceeds the unpaid balance of the Loans and any other Indebtedness of the Borrower in favor of such Lender, the excess shall be deemed to have been a payment made by mistake and shall be refunded to the Borrower.
10.18    Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, unless expressly provided for herein or in any other Loan Document, without the prior written consent of the Administrative Agent. The provisions of this Section 10.18 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.
10.19    No Fiduciary Duty. Each of the Administrative Agent, the Arrangers, each Co-Documentation Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their Affiliates. Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Loan Party, its stockholders or its Affiliates, on the other, except as otherwise explicitly provided herein. The Loan Parties acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Loan Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its stockholders or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Loan Party, its stockholders or its Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Loan Party, its management, stockholders, creditors or any other Person, except as otherwise explicitly provided herein. Each Loan Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Loan Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Loan Party, in connection with such transaction or the process leading thereto.
10.20    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Solely to the extent any Lender that is an EEA Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

BORROWER:	MUELLER WATER PRODUCTS, INC. By: Name: Title:
GUARANTORS:
ANVIL INTERNATIONAL LLC
ECHOLOGICS, LLC
HENRY PRATT COMPANY, LLC
HYDRO GATE, LLC
J.B. SMITH MFG CO., LLC
JAMES JONES COMPANY, LLC
MILLIKEN VALVE, LLC
MUELLER CO. INTERNATIONAL HOLDINGS, LLC
MUELLER CO. LLC
MUELLER GROUP, LLC
MUELLER INTERNATIONAL, LLC
MUELLER PROPERTY HOLDINGS, LLC
MUELLER SERVICE CALIFORNIA, INC.
MUELLER SERVICE CO., LLC
MUELLER SYSTEMS LLC
OSP, LLC
U.S. PIPE VALVE & HYDRANT, LLC

By:
   Name:
   Title:

BANK OF AMERICA, N. A.,

as Administrative Agent and a Lender
By:

    Name:

    Title: